As filed with the Securities and Exchange Commission on October 16, 2014
Registration No. 333-198876

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CHC Group Ltd.
(Exact name of Registrant as specified in its charter)

Cayman Islands	4522	98-0587405
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

CHC Group Ltd. 190 Elgin Avenue George Town Grand Cayman, KY1-9005 Cayman Islands (604) 276-7500	CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9070
(Address, including zip code, and telephone number, of registrants’ principal executive offices)	(Name, address, including zip code and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Louis Lehot Michael Tenta Cooley LLP 3175 Hanover Street Palo Alto, California 94304-1130 (650) 843-5949 (650) 843-5636
William E. Curbow
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
(212) 455-3160

Christopher R. May
Simpson Thacher & Bartlett LLP
2 Houston Center – Suite 1475
909 Fannin Street
Houston, TX 77010
(713) 821-5666
Kevin A. Rinker Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 521-7569
Michael J. O’Neill
SVP, Chief Legal Officer

Russ Hill
VP, Deputy General Counsel, Corporate Secretary and Chief Compliance Officer

c/o Heli-One Canada, Inc.
4740 Agar Drive
Richmond, BC V7B 1A3, Canada
(604) 276-7500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Convertible preferred shares, $0.0001 par value per share	100,000	$1,000	$100,000,000(3)	$12,880
Ordinary shares, $0.0001 par value per share	(4)	(4)	(4)	(4)
Non-transferable convertible preferred share subscription rights	—	—	N/A	(5)
Non-transferable non-voting ordinary shares, $0.0001 par value per share	(4)	(4)	(4)	(4)
Total			$100,000,000	$12,880(6)

(1)	This Registration Statement relates to (a) the non-transferable subscription rights to purchase convertible preferred shares of the Registrant, which subscription rights are to be issued to holders of the Registrant’s ordinary shares, (b) the shares of convertible preferred shares deliverable upon the exercise of non-transferable subscription rights to be issued in connection with the rights offering described in this Registration Statement, and (c) the ordinary shares issuable upon the conversion of such convertible preferred shares. This Registration Statement also covers any additional convertible preferred shares, ordinary shares and non-voting ordinary shares of the Registrant that may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be issued.

(4)
There are also registered 47,084,000 ordinary shares or non-transferable non-voting ordinary shares on a combined basis, which the Registrant estimates as the maximum number of ordinary shares and non-transferable non-voting ordinary shares on a combined basis into which the convertible preferred shares may be converted. Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.

(5)
The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(6)	The Registrant previously paid $12,880 in connection with the initial filing of this Registration Statement.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement of which this prospectus is a part and which is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated October 16, 2014
PROSPECTUS
CHC Group Ltd.
Up to 100,000 Convertible Preferred Shares
Issuable upon the Exercise of Non-Transferable Subscription Rights at $1,000 Per Share
We are distributing, at no charge, to holders of our ordinary shares, par value $0.0001 per share, as of October 24, 2014, who we refer to as our “Legacy Shareholders,” non-transferable subscription rights to purchase up to 100,000 shares of our newly created convertible preferred shares, which we refer to as the “preferred shares,” at a price of $1,000 per share in this rights offering. You will receive one right for each one of our ordinary shares held by you of record as of October 24, 2014. We refer to this date as the “Record Date.” Each right will entitle you to purchase 0.001229 preferred shares at a subscription price of $1,000 per share, provided, that in no event will fractional preferred shares be issued in this rights offering. We refer to this as the “basic subscription right.” If you timely and fully exercise your basic subscription right and 6922767 Holding (Cayman) Inc. (who we refer to as “CHC Cayman”), an entity controlled by affiliates of First Reserve Management, L.P. (“First Reserve”), does not exercise its basic subscription right (as it has notified us that it does not intend to do), you will have an over-subscription privilege to subscribe for up to an additional 0.0016422 preferred shares at a subscription price of $1,000 per share. We refer to this as the “over-subscription privilege.” This rights offering will expire at 5:00 p.m., New York City time,         , 2014, which we refer to as the “Expiration Date.” Any right not exercised at or before the Expiration Date will expire without any payment. We currently do not intend to extend the Expiration Date. All exercises of rights are irrevocable.
On August 21, 2014, we entered into an investment agreement with funds managed by Clayton, Dubilier & Rice (who we refer to as “CD&R” or the “Investor”) which contemplates CD&R making an investment of up to $600.0 million in us by means of a purchase of preferred shares in a private placement at a purchase price of $1,000 per share, or the “Private Placement.” The preferred shares to be purchased under the investment agreement consist of (i) upon the first closing, a number of preferred shares, which, if converted to ordinary shares immediately, would constitute 19.9% of our total ordinary shares issued and outstanding immediately prior to the issuance of the preferred shares, less preferred shares issuable in lieu of preferred dividends in cash on the first two preferred dividend payment dates, (ii) upon the second closing, 500,000 preferred shares, less the preferred shares sold upon the first closing, and (iii) upon the third closing, 100,000 preferred shares, less the preferred shares sold in this rights offering. CD&R will hold shares representing approximately 45.0% of our ordinary shares on an as-converted basis immediately after the second closing and shares representing up to approximately 49.6% of our ordinary shares on an as-converted basis immediately after the third closing if there is no participation by our existing holders in this rights offering (in both cases, without taking into account any preferred shares issued or to be issued in respect of amounts accrued as preferred dividends).

We are conducting this rights offering pursuant to the terms of the investment agreement. Subject to the terms of the investment agreement, CD&R is required to purchase in the Private Placement, preferred shares in an amount equal to the shares not purchased pursuant to this rights offering. This rights offering is being made directly by us. We are not using an underwriter or selling agent. We have engaged Computershare Trust Company, N.A., or Computershare, to serve as our subscription agent for this rights offering, and Georgeson Inc., or Georgeson, is acting as information agent. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.
Ordinary shares underlying our preferred shares are quoted on the New York Stock Exchange, or NYSE, under the symbol “HELI.” On October 15, 2014, the closing price of our ordinary shares was $5.37 per share. The rights are not transferable and will not be quoted on the NYSE or any other stock exchange or trading market. There is no minimum subscription amount for each individual holder of our ordinary shares required for such shareholder to participate in this rights offering. Consummation of this rights offering is conditioned upon receiving at least $50.0 million of aggregate demand from Legacy Shareholders.
We cannot give you any assurance that a market for the preferred shares will develop or, if a market does develop, whether it will be sustainable throughout the period when the preferred shares are transferable or at what price the preferred shares will trade. In addition, the preferred shares issued in this rights offering will not be transferable for 8.5 years after the first closing of the private placement with CD&R.

Investing in our preferred shares and ordinary shares involves risks. See “Risk Factors” beginning on page 33.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Subscription Price	$1,000	$100,000,000
Proceeds, before estimated expenses, to us	$1,000	$100,000,000

(1)	Assumes the exercise of rights to purchase all 100,000 preferred shares in this rights offering.

It is anticipated that delivery of the preferred shares purchased in this rights offering will be made on or about     , 2014.

The date of this prospectus is     , 2014.

233 Aircraft.
6 Continents.
1 Purpose.
SEE A NEW
HORIZON
CHC Helicopter
Enabling people to go further,
do more and come home safely.

Cover Photo:Anthony Pecchi

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the U.S. Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide additional information or information different from those contained in this prospectus or in any free writing prospectuses filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations, and prospects may have changed since that date.
For investors outside the United States: We have not done anything that would permit this rights offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our preferred shares and the distribution of this prospectus outside of the United States.

MARKET, INDUSTRY AND OTHER DATA
The market data and other statistical information (such as the size of certain markets and our position and the position of our competitors within these markets, oil and gas production and market information) used throughout this prospectus and in the documents incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.
TRADEMARKS
CHC Helicopter and the CHC Helicopter logo are trademarks of CHC Helicopters (Barbados) Ltd., a wholly owned subsidiary of CHC Group Ltd. All other trademarks and service marks appearing in this prospectus are the property of their respective holders. All rights reserved. The absence of a trademark or service mark or logo from this prospectus does not constitute a waiver of trademark or other intellectual property rights of CHC Group Ltd., its subsidiaries, affiliates, licensors or any other persons.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information deemed “furnished” rather than filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 as filed with the SEC on July 10, 2014;

•	our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 as filed with the SEC on September 15, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2014 as filed with the SEC on September 10, 2014;

•	our Definitive Proxy Statement related to our 2014 annual general meeting of shareholders, as filed with the SEC on July 30, 2014;

•	our Definitive Proxy Statement related to our extraordinary general meeting of shareholders, as filed with the SEC on October 10, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on July 3, 2014, August 27, 2014, October 7, 2014 and October 14, 2014.
We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Lynn Antipas Tyson, VP, Investor Relations, 4740 Agar Drive, Richmond, BC V7B 1A3, Canada, by telephone at (914) 485-1150 or by email at lynn.tyson@chc.ca. Our SEC filings, including the registration statement of which this prospectus forms a part and the documents incorporated by reference that are listed above, are also available from the SEC’s website at http://www.sec.gov or on our website at http://www.chc.ca. Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

PROSPECTUS SUMMARY
This summary highlights some of the information contained in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all of the information you will need in making your investment decision. You should read this entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision. You should also carefully consider the information set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.
Unless the context otherwise requires, references in this prospectus to “Company,” “CHC,” “we,” “us” and “our” refer to CHC Group Ltd., a Cayman Islands exempted company, and its subsidiaries. CHC is the parent company of the CHC Helicopter business. Our fiscal year ends on April 30, and we refer to fiscal years based on the end of such period (the fiscal year ended April 30, 2014 is referred to as “fiscal 2014”). Certain operational terms used in this prospectus are defined under the heading “Glossary.”
CHC HELICOPTER
Overview
We are the world’s largest commercial operator of helicopters based on revenue of $1.8 billion in fiscal 2014. We are also the world’s largest commercial operator of heavy and medium helicopters based on our fleet of 233 heavy and medium helicopters as of July 31, 2014. With bases on six continents, we are one of only two global commercial helicopter service providers to the offshore oil and gas industry. Our mission is to provide the highest level of service in the industry, which we believe will enable our customers to go further, do more and come home safely. With over 60 years of experience providing helicopter services, we believe our brand and reputation have become associated with safe and reliable transportation and mission-critical logistics solutions. Our fleet of heavy and medium helicopters, global capabilities and reputation for safety position us to capitalize on anticipated increases in ultra-deepwater and deepwater drilling and production spending by our major, national and independent oil and gas company customers.
Our helicopters are primarily used to facilitate large, long-distance crew changes on offshore production facilities and drilling rigs. We also provide search and rescue services, or SAR, and emergency medical services, or EMS, to government agencies. We maintain a presence in most major offshore oil and gas markets through a network of approximately 70 bases with operations in approximately 30 countries. We cover this expansive and diverse geography with a technologically advanced fleet of 233 helicopters and the expertise to serve customers in ultra-deepwater and deepwater locations. To secure and maintain operating certificates in the many jurisdictions in which we provide helicopter services, we must meet stringent and diverse regulatory standards across multiple jurisdictions, and have an established track record in obtaining and maintaining certificates as well as working with regulators and local partners.
We generate the majority of our oil and gas customer Helicopter Services revenue from contracts tied to our customers’ offshore production operations, which have long-term transportation requirements. A substantial portion of our remaining oil and gas customer Helicopter Services revenue comes from transporting personnel to and from offshore drilling rigs, and we believe this capability allows us to take advantage of expansion in the global ultra-deepwater rig fleet. Approximately 73% to 78% of the flying revenue in our Helicopter Services segment was attributable to fixed monthly charges for the fiscal years ended April 30, 2012, 2013 and 2014.
We also provide maintenance, repair and overhaul, or MRO, services through our Heli-One business to both our own Helicopter Services segment and to third-party customers. Our MRO capabilities enable us to perform heavy structural repairs, and maintain, overhaul and test helicopters and helicopter components globally across various helicopter types. We believe our in-house MRO operations through our Heli-One business enable us to manage our supply chain and maintain our fleet more efficiently, thereby increasing the availability of our helicopters and reducing our overall cost of maintenance. In addition, we are the largest provider of these services (excluding original equipment manufacturers, or OEMs), which allows us to provide our Heli-One customers with comprehensive MRO services across multiple helicopter types and families. Our MRO services include complete maintenance outsourcing solutions, parts sales and distribution, engineering services, design services and logistics support.

We report under two operating segments and have a Corporate segment comprised primarily of general and administration costs. Subsequent to April 30, 2014, we changed our internal reporting structure to heighten accountability for and efficiency of maintenance costs and asset utilization.  As a result, certain direct maintenance and supply chain costs previously allocated to and reported in the Heli-One segment are now allocated to and reported in the Helicopter Services segment. Under the previous reporting, Heli-One provided maintenance services to the Helicopter Services segment under the terms of a Power by Hour, or PBH, contract. Costs incurred by Heli-One to provide services under the PBH contract were reported in the Heli-One segment, whether they related to maintenance costs performed internally by Heli-One or to services contracted from external third parties. Under the new reporting, all third-party maintenance costs are reflected in the Helicopter Services segment. Maintenance services provided by Heli-One to Helicopter Services are separately reflected for each repair or overhaul of engines and components completed as opposed to a PBH contract basis. Information on segment assets is not reviewed by our chief operating decision maker in making operating decisions and assessing performance.
The following charts show our revenue generated by segment, our HE Rate, our Adjusted EBITDAR excluding special items, our Adjusted EBITDAR margin excluding special items, operating income and operating margin for the fiscal years ended April 30, 2012, 2013 and 2014:

Revenues and HE Rate (1)

Revenue
($ M)
HE Rate
($ M)
$2,000
$1,600
$1,200
$800
$400
$0
$15.0
$12.0
$9.0
$6.0
$3.0
$0.0
$1,693
$1,744
$1,765
$167
$140
$147
$1,526
$1,604
$1,618
$8.03
$8.73
$8.82
2012
2013
2014
Helicopter Services
MRO
HE Rate

Adjusted EBITDAR excluding special items, Adjusted EDITDAR Margin excluding special items, Operating Income and Operating Margin (2)(3)

($ M)
Margin
$500
$400
$300
$200
$100
$0
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
$420
$484
$471
27%
31%
29%
$98
$94
$40
5.8%
5.4%
2.3%
2012
2013
2014
Operating Income
Adjusted EBITDAR excluding special items
Adjusted EBITDAR Margin excluding special items
Operating margin

(1)
HE Rate is the third-party operating revenue from our Helicopter Services segment excluding reimbursable revenue divided by a weighted average factor corresponding to the number of heavy and medium helicopters in our fleet. Our heavy and medium helicopters, including owned and leased, are weighted at 100% and 50%, respectively, to arrive at a single HE count, excluding helicopters expected to be retired from our fleet.

(2)
Adjusted EBITDAR margin excluding special items is calculated as Adjusted EBITDAR excluding special items divided by total revenue less reimbursable revenue. Cost reimbursements from customers are recorded as reimbursable revenue with the related reimbursement expense in direct costs.

(3)	Operating margin is calculated as operating income divided by total revenue.
Adjusted EBITDAR, Adjusted EBITDAR excluding special items, Adjusted EBITDAR margin, Adjusted EBITDAR margin excluding special items, Adjusted net loss and HE Rate are non-GAAP financial measures. We have chosen to include Adjusted EBITDAR, and Adjusted EBITDAR excluding special items, as we consider these measures to be significant indicators of our financial performance and we use these measures to assist us in allocating available capital resources. Adjusted EBITDAR is defined as earnings before interest, taxes, depreciation, amortization, helicopter lease and associated costs, asset impairments, gain (loss) on disposal of assets, foreign exchange gain (loss) and other financing income (charges) or total revenue plus earnings from equity accounted investees, less direct costs excluding helicopter lease and associated costs, and general and administration costs. Adjusted EBITDAR excluding special items excludes stock-based compensation triggered by our initial public offering and expenses related to the initial public offering, including costs related to restructuring our compensation plan. For additional information about our segment revenue and Adjusted EBITDAR, including a reconciliation of these measures to our consolidated financial statements, see Note 25 of the annual audited consolidated financial statements for the fiscal years ended April 30, 2012, 2013 and 2014 included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 incorporated by reference into this prospectus.
We have chosen to include Adjusted net loss as it provides us with an understanding of the results from the primary activities of our business by excluding items such as stock-based compensation triggered by the initial public offering and expenses related to the initial public offering, including costs related to restructuring our compensation plans, asset dispositions, asset impairments, loss on debt extinguishment, the revaluation of our derivatives and foreign exchange gain (loss), which is primarily driven by the translation of U.S. dollar balances in entities with a non-U.S. dollar functional currency. This measure excludes the net earnings or loss attributable to non-controlling interests. We believe that this measure is a useful supplemental measure as net loss includes these items, and the inclusion of these items is not meaningful indicators of our ongoing performance. For additional information about our Adjusted net loss, including reconciliation to our consolidated financial statements included under “Summary of Results of Operations” in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 incorporated by reference into this prospectus. We have chosen to include the HE Rate, which is the third-party operating revenue from the Helicopter Services segment excluding reimbursable revenue divided by a weighted average factor corresponding to the number of heavy and medium helicopters in our fleet. Our heavy and medium helicopters, including owned and leased, are weighted at 100% and 50%, respectively, to arrive at a single HE count, excluding helicopters expected to be retired from the fleet. We believe this measure is useful as it provides a standardized measure of our operating revenue per helicopter taking into account the different revenue productivity and related costs of operating our fleet mix of heavy and medium helicopters.
Our Market Opportunity
We believe trends in the offshore oil and gas industry will positively affect the market and demand for our helicopter services. As the major, national and independent oil and gas companies seek to replace reserves and grow production, we believe they will continue to explore for, develop and produce oil and gas from deeper waters and at locations that are further offshore, which requires more complex transportation and logistics services. Oil and gas companies are also adopting increasingly complex offshore oilfield services and solutions that require more personnel to operate. Additionally, regulatory bodies are increasing their own oversight functions, and crews are being rotated on and off at periodic intervals. We believe these factors will drive an increase in the number of personnel needing to be transported to and from offshore facilities. Helicopter service is the most efficient and often the only viable or permitted form of transportation in many of these jurisdictions due to the distance from shore of the platforms and environmental conditions offshore, particularly in the North Sea, where a sea-faring vessel may take a substantially longer time to cover the same distance and in significantly less comfortable conditions, with greater logistical risks of transporting workers from vessel to platform.
We believe that the adoption of more complex services on ultra-deepwater and deepwater installations, increased regulatory oversight of these installations and more frequent rotation of increasingly larger crews at regular intervals will further drive customer demand for heavy and medium helicopters, which comprise all of our fleet. Based on our experience, heavy and medium helicopters are favored by customers with ultra-deepwater and deepwater transportation needs due to their greater range, passenger capacity, comfort, enhanced passenger safety systems and ability to fly under a variety of conditions. In recent years, in our experience, the demand for new commercial medium and heavy helicopters has outpaced their supply, a trend we believe will continue. As a result, we expect the market dynamics for our helicopter services to remain strong. Furthermore, we believe that our size and scale afford us greater operational and commercial flexibility when purchasing new helicopters and helicopter parts, allowing us to continue to grow our business in response to market opportunities.
Based on our experience operating in the industry, the market for MRO services is highly fragmented. We believe we are the only independent non-OEM provider of MRO services with a global footprint. Moreover, we believe our status as the largest commercial operator that purchases heavy and medium helicopters has positioned us to obtain licenses from all of the major manufacturers to conduct a full range of MRO services across a wide array of models of helicopters used in our industry. We believe that our geographic reach, combined with the related licenses, offers us a significant opportunity to grow our Heli-One business with our third-party customers. As demand for helicopter services grows in conjunction with growth in ultra-deepwater and deepwater drilling and production, we expect that a corresponding increase in flying hours should lead to greater demand for MRO services.

Our Operations
We conduct operations in approximately 30 countries through a network of approximately 70 bases on six continents, including a global operations center located in Irving, Texas. We believe our global operations center is the first of its kind in our industry, allowing us to centrally coordinate flight schedules, pilot rostering, training, fleet management and maintenance from a single location. Representatives from helicopter manufacturers work on-site at our global operations center alongside our own employees to resolve maintenance issues and return helicopters to service. Our global operations center leverages new information technology systems to promulgate best-in-class practices and procedures throughout our company.
We assist our customers with logistics solutions to manage rotation of their crews, as many of our offshore oil and gas customers are required by law and collective labor agreements to change crews every seven to 14 days. For the fiscal year ended April 30, 2014, we operated approximately 86,000 flights worldwide, carrying in excess of one million passengers. As offshore operators have moved further from shore and become more remote, crews have grown larger and taken on functions that previously relied on shore based support. To accommodate the change out of larger crews, a helicopter would have to make multiple trips or several helicopters would have to be used. Computerized logistics systems in our global operations center help us provide seamless coordination between our regional bases and our customers, matching customer needs with helicopters, engineer and pilot availability which enables efficient crew changes, while maintaining compliance with relevant regulations. We continue to enhance our logistical systems and are implementing a roll-out of our long-term crew planning and scheduling program, our Airline Information Management System to further improve customer service levels. This system improves crew scheduling, the integration of crew rosters, allows integrated training planning and enhances key performance indicator reporting to improve crew and helicopter productivity. In addition, we have advanced systems in place to monitor and maintain equipment. In the event a helicopter requires unforeseen repairs or replacement of parts, we have the ability to provide immediate support to ground personnel to make a repair as well as a dedicated team available to identify the most efficient manner to source any replacement parts. We believe that our global operations center, combined with our expertise in crew logistics and equipment availability as well as our robust compliance programs, allow us to offer superior and differentiated service to our customers.
Our MRO operations are conducted through our Heli-One business, which provides quality and cost control for maintenance, repair, and overhaul of our own fleet as well as comprehensive outsourced MRO services to third-party customers. We maintain four principal Heli-One centers for our global MRO operations, including Delta, British Columbia (Canada), Fort Collins, Colorado (USA), Rzeszow (Poland) and Stavanger (Norway). We maintain a strategic inventory of spare parts, providing us the ability to respond quickly and efficiently to unplanned maintenance events. We believe our focus on speed and efficiency allows us to provide better service at lower cost. Approximately 28%, 34% and 38% of our third-party Heli-One revenue in the 2012, 2013 and 2014 fiscal years, respectively, was derived from PBH contracts, where the customer pays a ratable monthly charge, typically based on the number of hours flown, for all scheduled and un-scheduled maintenance.
Safety and Regulatory Compliance
We strive to exceed the stringent safety and performance audit standards set by aviation regulatory bodies and our customers. We have established an in-house flight safety group that is responsible for our compliance with safety standards within our organization, standardizing base operating procedures, compliance with government regulations and customer requirements, and educating and training our flight crews. Over the five year period ended July 31, 2014, according to our safety records, we had a rolling average of 0.38 accidents per 100,000 flight hours, a much lower than average rate reported for civilian twin engine helicopters and an even smaller fraction of the rate reported for offshore helicopter operations generally, per industry reports. We also host a highly regarded annual international safety summit, attended by our customers, manufacturers, competitors and regulators, which is a manifestation of our commitment to safe operations.
A key to maintaining our strong safety record is having a highly qualified and experienced workforce. Our pilots average in excess of 3,000 flight hours of experience, and many of them carry endorsements to operate more than one type of helicopter. Our mechanics are highly experienced and receive ongoing training from helicopter manufacturers.
In addition to safety regulations, most of the countries in which we conduct flying operations have laws, with typically complex requirements, that require commercial operators to hold either or both an operating license and an air operator certificate, or AOC. We believe our track record of safety and experience working with regulators will enhance our ability to obtain needed licenses/certificates as we continue to grow.

Our Fleet
Helicopters are generally classified as light (3 to 7 passengers), medium (8 to 15 passengers) and heavy (16 to 26 passengers). We believe heavy and medium helicopters are favored by our customers and are best suited for crew change transportation services on oil and gas production facilities and drilling rigs due to their greater range, higher passenger capacity, enhanced passenger safety systems and ability to fly under a broader variety of conditions than light helicopters. In addition, heavy and medium helicopters have twin engines and typically two pilots, making them safer for longer flights. As a result, larger helicopters generally command higher pricing and earn higher margins compared to smaller helicopters.
We operate the largest fleet of heavy and medium commercial helicopters serving the offshore oil and gas industry, with 233 helicopters as of July 31, 2014. Our fleet is comprised purely of heavy and medium helicopters, which we believe optimally positions us to respond to opportunities in the high growth ultra-deepwater and deepwater market. Over the last nine years, we have modernized and expanded our fleet significantly, and we continue to invest to meet customer demand for newer heavy and medium helicopters. We have strong longstanding operating relationships with the four major OEMs, Airbus Helicopters, Sikorsky, AgustaWestland and Bell, and have helicopters manufactured by each of them in our fleet. This diversity ensures that we are not overly reliant on any one model or manufacturer, while still giving our fleet critical mass across various helicopter types, resulting in fleet management, maintenance and training efficiencies.
The model life cycle for helicopters spans multiple decades. Individual components, which represent a large majority of a helicopter’s value, are frequently replaced to meet regulatory requirements or safety standards. In addition, there is an active secondary market for helicopters supported by independent appraisers and valuation experts.
As of April 30, 2014, our fleet was valued at approximately $3.0 billion based on the average of 2014 third-party appraisals of fair market value by Ascend, a Flightglobal Advisory Service, part of Reed Business Information Ltd., and HeliValue$, Inc., consisting of approximately $2.1 billion of value attributable to heavy helicopters and approximately $898 million of value attributable to medium helicopters. As of April 30, 2014, the average age of our fleet was 11 years. The Airbus EC225, Sikorsky S92A, AgustaWestland AW139 and Sikorsky S76C++, which have been the core part of our capital investment program in recent years, represent approximately 79% of our total fleet value as of April 30, 2014.
As of July 31, 2014, our fleet was comprised of the following helicopters:

Helicopter Type	Total	Cruise Speed (kts)	Approximate Range (nmi)	Passenger Capacity	Maximum Weight (lbs)
Helicopter Type
Heavy:
Sikorsky S92A	42	145	400	19	26,500
Airbus Helicopters EC225	37	145	400	19	24,250
Airbus Helicopters (AS332 L, L1, and L2)	37	130-140	250-350	17-19	18,000-20,500
Total Heavy	116
Medium:
AgustaWestland AW139	39	145	280	12-15	15,000
Sikorsky S76C++	23	145	220	12	11,700
Sikorsky S76C+	20	145	175	12	11,700
Sikorsky S76A++	15	135	110-130	12	10,800-11,700
Bell 412	8	125	135	13	11,900
Airbus Helicopters AS365 Series	7	120-145	80	11	9,500
Airbus Helicopters EC135/145/155	5	N/A(1)	N/A(1)	N/A(1)	N/A(1)
Total Medium	117
Total Helicopters	233

(1)	EMS only
As of July 31, 2014, we have committed to purchase 25 new helicopters and the total required additional expenditure for these helicopters is approximately $615.2 million. These helicopters are expected to be delivered in fiscal 2015 ($270.5 million), 2016 ($229.0 million) and 2017 ($115.7 million) and will be deployed in our Helicopter Services segment. We intend to enter into leases for these helicopters or purchase them outright upon delivery from the manufacturer. Additionally, we have committed to purchase $53.2 million of helicopter parts by October 31, 2015 and $100.0 million of heavy helicopters from Airbus Helicopters by December 31, 2016.
The following table shows the expected delivery dates of the helicopter purchase commitments referred above:

Number of helicopters purchase commitments (i)
2015	12
2016	9
2017	4
25
(i)    Does not include helicopters related to our commitment to purchase $100.0 million of heavy helicopters from Airbus Helicopters or our intention to lease helicopters from an independent lessor with two planned deliveries in fiscal 2015.
The following map illustrates the geographic distribution of our helicopters as of July 31, 2014 and countries in which we operated over the prior 12 months:

Eastern North Sea
36
36
Western North Sea
50
20
30
Americas Ex-Brazil
4
1
3
Nigeria
4
4
Africa Euro Asia
20
4
16
Australia
43
17
26
South East Asia
16
1
15
Brazil
37
20
17
Worldwide Fleet
233
117
116
Denotes countries with operations
Corporate and Heli-One Only
Heavy Helicopters
Medium Helicopters

Note: Fleet count as of July 31, 2014. Worldwide fleet includes 23 helicopters held for retirement, dry lease or post-delivery modification.
Customers and Contracts
Our current oil and gas customer base is comprised of major, national and independent oil and gas companies. These customers generally enter into multi-year contracts for our services. The majority of our customer contracts provide for revenues based on fixed-monthly charges and hourly flight rates. In addition, our contracts generally require the customer to either provide or to be charged for fuel, which significantly limits our operational exposure to volatility in fuel costs.
Our contracts with offshore oil and gas customers are typically for periods of four to five years, and normally carry extension options of one to five years. Our contracts with government agencies for SAR and EMS services are typically for periods of eight to ten years, and we believe government agencies will increasingly look to outsource this function. Based on our experience, we believe that contracts are awarded based on a number of factors, including technical capability, operational effectiveness, price, strength of relationships, availability of fleet types and other technical mission requirements, quality of customer service and the safety record of the helicopter service provider. We believe that maintaining a strong safety record is imperative for our customers, and that our safety record and safety culture at all levels of our organization are key to maintaining and growing our business.
Longer-term contracts are ordinarily awarded through competitive bidding processes. An incumbent operator commonly has a competitive advantage when pursuing future business with that customer because of its relationship with the customer, knowledge of operating site characteristics, pre-existing investment in support infrastructure and demonstrated ability to meet defined service-level requirements. Also, customers often prefer to avoid start-up costs associated with switching to another operator. In the fiscal year ended April 30, 2014, we have retained approximately 94% of offshore oil and gas customer contracts that were up for renewal or extension.
Our key customers include many leading oil and gas companies around the world. The following table sets out our top ten oil and gas customers based on revenue for our fiscal year ended April 30, 2014 and geographic regions served. Our top two customers for the year ended April 30, 2014 were Statoil and Petrobras, accounting for 14% and 13% of our revenues respectively. No other single customer accounted for more than 10% of our revenues during this period.

Geographic regions served by CHC
Company	Credit rating (Moody’s / S&P)	North Sea	Brazil	Australia	SE Asia	Africa-Euro Asia
	A2 / A	●	●			●
	Aa1 / AA	●			●
	A1 / A	●		●	●
	A3 / A			●		●
	Baa1/BBB-		●			●
	Aa1 / AA	●		●	●	●
	Aa2 / AA-	●				●
	Aa1 / AA-	●		●	●	●
	Baa1/BBB+			●
	A3/A-	●

For our fiscal year ended April 30, 2014, the customers in the table above constituted approximately 67% of our total revenues.
The largest customer of our Heli-One segment is our Helicopter Services segment. Our Heli-One contracts with third parties include military, coast guard, parapublic and other governmental organizations, and other helicopter operators. Revenues can be earned for services provided individually or, in many cases, as part of multi-year, complete maintenance outsourcing agreements.
Competitive Strengths
We believe that we possess the following competitive strengths, which will enable us to continue to grow our business globally:

•
The world’s largest new generation fleet of heavy and medium helicopters. We are the world’s largest commercial operator of helicopters based on revenue of $1.8 billion in fiscal 2014. We are also the world’s largest commercial operator of heavy and medium helicopters based on our fleet of 233 heavy and medium helicopters as of July 31, 2014. Our premium fleet has enabled us to establish a prominent position as a helicopter services provider to the fast-growing ultra-deepwater and deepwater markets. Our fleet includes some of the newest and most advanced civilian helicopters, including the Airbus Helicopters EC225, Sikorsky S92A, AgustaWestland AW139 and Sikorsky S76C++, which together represent approximately 79% of our total fleet value as at April 30, 2014 and which we believe helps us attract and retain highly experienced pilots and maintenance engineers. We have modernized and expanded our fleet significantly over the last nine years, and we continue to invest to meet customer demand. As of July 31, 2014, we have plans to acquire 25 new heavy and medium helicopters from multiple OEMs, and $100.0 million of heavy helicopters from Airbus Helicopters, with delivery dates between fiscal 2015 and 2017. The size of our fleet and diversity across multiple helicopter types enables us to meet the varied operational requirements of our customers.

•
Largest global footprint servicing the offshore oil and gas market. We believe we are the most globally diverse participant in our industry, with operations in approximately 30 countries. Our broad geographic coverage and experience entering new markets enables us to respond quickly and efficiently to new business opportunities, by leveraging our knowledge of, and experience with, international safety standards, local market regulations and customs. Additionally, our multi-national footprint and scale allow us to secure contracts and global framework agreements where our largest customers are seeking helicopter operators that can provide one standard of service in many locations around the world.

•
Strong long-term relationships with leading oil and gas producers. We believe we have strong relationships with our top ten customers, which include Statoil, Petrobras, BP, Shell, ConocoPhillips, Total, ENI and other oil and gas producers, many of which we have continuously served for over a decade. We establish relationships with our customers at both the regional and global level, which positions us to grow our business as our customers grow. We believe this enables us to better understand our customers’ growth objectives and positions us to participate in contract tenders. Our strong customer relationships and track record of performance have allowed us to achieve a 94% retention rate on contract renewals and extensions and a 77% win rate on all contract tenders by count over the 12 month period through April 30, 2014.

•
Safety record and reputation. We have implemented a single safety management system worldwide and continue to meet or exceed the stringent safety and performance audits conducted by our customers. Over the five year period ended July 31, 2014, according to our safety records, we had a rolling average of 0.38 accidents per 100,000 flight hours, a much lower than average rate reported for civilian twin engine helicopters and an even smaller fraction of the rate reported for offshore helicopter operations generally, per industry reports. Our pilots average in excess of 3,000 hours of flight experience, and many of them carry endorsements to operate more than one type of helicopter. Our mechanics are highly experienced and receive ongoing training from helicopter manufacturers. We also host a highly regarded annual CHC Safety & Quality Summit, with international attendance from our customers, manufacturers, competitors and regulators, which is a manifestation of our commitment to safe operations.

•
Our innovative transformation initiatives are driving standardization, efficiencies and cost savings. For the past four years, we have implemented a comprehensive review of our operations and organizational structure through our transformation initiatives, with the goal of consolidating, strengthening and standardizing our capabilities, tools, processes and systems globally, while lowering overhead costs. We recently designed and launched our global operations center and implemented new IT systems across our operations to drive highly integrated processes, including fleet management, flight scheduling, maintenance and supply chain, which we believe allow us to offer superior and differentiated services to our customers and our personnel in the field.

•
Only global commercial helicopter operator with in-house MRO operations through Heli-One. Our Heli-One division is the market leader in helicopter MRO services by a non-OEM. Our Heli-One segment enhances the quality control and cost competitiveness of our maintenance processes, and improves the flight availability of our fleet. We have the capability to service and support multiple models from all the major OEMs including Airbus Helicopters, Sikorsky, AgustaWestland and Bell, which allows us to offer a comprehensive outsourced maintenance solution to other helicopter operators, and to diversify our revenue stream.

•
Experienced management team. Our chief executive officer and senior executives have extensive experience at CHC managing our helicopter services business and Heli-One business and with managing major, international public corporations focused on technology, IT services and operational excellence. We believe our management’s breadth of experience, equity ownership and incentive plans align their objectives with those of our shareholders.

Our Business Strategy
Our goal is to enhance our leadership position and create value for our shareholders by consistently and efficiently providing safe, reliable value-added services to our customers while maximizing our return on assets, earnings and cash flow. To achieve this goal, we intend to focus on the following key strategies:

•
Achieve the highest levels of safety and performance. Our overall strategy is deeply rooted in a foundation of safety. We will continue to build on our highly safety-conscious culture where the safety of our passengers and employees is embedded in everything we do. We will invest in technology, processes, training and talent to continuously improve our capabilities to enable us to achieve the highest level of safety performance and standards.

•
Continue to apply a disciplined, returns-based approach to evaluating growth opportunities. We have implemented a rigorous, financial returns-based approach throughout our organization that is fundamental to how we evaluate growth opportunities. Our centralized decision-making framework is critical to ensuring that our clearly defined return thresholds are applied in all key investment-making decisions, such as setting contract terms, pursuing expansion into new regions and acquiring new helicopters. This disciplined and coordinated methodology of pursuing the highest risk-adjusted growth opportunities will continue to drive our expansion strategy and enable us to make rational capital investment decisions and maximize our returns as we continue to grow.

•
Continue to invest in our fleet of heavy and medium helicopters to meet customer demand and maximize our long-term financial returns. We will continue to upgrade our fleet and improve our fleet size and mix to reflect the latest technologies and larger helicopters demanded by our customers, while selectively divesting older helicopters. We will continue to manage our fleet to provide optimum service to the growing ultra-deepwater and deepwater markets, where larger helicopters are preferred by our customers for their reliability, comfort and efficiency. The demand for helicopter services combined with continued constraints on new helicopter supply will allow us to focus our investments in our fleet on opportunities with the highest strategic and financial value. We believe our global fleet management strategy allows us to deploy our assets to our most attractive opportunities worldwide.

•
Expand our operations in high growth markets. We have existing operations in what we believe are some of the highest growth markets for helicopter services, such as Brazil and Nigeria. We intend to continue to grow in these regions as we believe the demand for our services continues to grow. We will also continuously evaluate entry into new markets with high projected growth rates which are often characterized by isolated locations and greater operating distances from shore. We have a track record of successfully entering new markets, which requires experienced pilots and expertise in assessing risks, obtaining permits, partnering with local businesses, working with regulators and establishing new flight bases. We believe our customers recognize the importance of our track record as well as our standardized and globally-integrated operational support, maintenance and IT systems, and our ability to realize operational efficiencies across numerous and often remote jurisdictions. We believe that owning the world’s largest fleet of heavy and medium helicopters positions us to continue to grow our business in high growth ultra-deepwater and deepwater markets.

•
Leverage the differentiated attributes of our Heli-One segment to expand the depth and global reach of our Heli-One platform. We believe we are the largest non-OEM MRO vendor servicing the industry today and we believe that our Heli-One segment provides us with a competitive and differentiating advantage. The breadth of services we provide and our operational scale has enabled us to establish unique supply chain management expertise that we will leverage to provide superior service levels to our customers. We will capitalize upon our access to key OEM licenses to bolster our strategic inventories and to improve the level of integration with our own internal operations, as well as to expand our third-party revenues. We will seek to grow our third-party Heli-One business, as we believe it offers an opportunity to generate attractive returns on limited incremental capital investment. Given the fragmented nature of the global MRO market, we will also pursue targeted strategic acquisitions to enhance our position in key regions or markets and to capture new, unique service offerings for our customers.

•
Utilize knowledge and enterprise management systems to hone our customer service. We seek to build a customer-centric culture responsive to our customers’ unique requirements. As part of our operational transformation efforts and investment in IT systems, we have expanded our capabilities to measure and report key performance metrics that are most critical to our customers. Our commercial and customer support teams maintain a regular dialogue across multiple disciplines within our customers’ organizations to share these performance metrics as well as to discuss our customers’ future plans. This enables us to better understand our customers’ needs and how well we are addressing them. We believe that developing and maintaining such a deep understanding of our customers’ requirements enables us to provide superior customer-centric services and ideally positions us to grow with our customers as they expand their operations.

•
Continue to implement innovative transformation initiatives to pursue industry leading operating efficiency and superior returns. We believe innovation is core to our culture. We believe we are the first in the industry to establish a global, in-house MRO capability through Heli-One and a global operations center, and to implement innovative IT platforms to standardize global processes. We have established leadership in innovative transformation as a firmwide mindset with the goal of continuously improving operating efficiency, identifying cost savings and enhancing returns.

Recent Developments
Following an incident in October 2012 that led to the widespread suspension of all over-water Airbus Helicopters EC225 helicopters, extensive investigation by the manufacturer, independent analysis and Authority-approved modifications to the helicopters were completed and we commenced in July 2013 the phased re-introduction of our EC225 fleet to full service. Full regular service on the Airbus Helicopters EC225 fleet was completed during the fourth-quarter of the 2013 calendar year in conjunction with robust interim safety measures.
On June 11, 2014, the UK Air Accident Investigation Branch, or UK AAIB, issued its final report into this and a related May 2012 incident by another operator. A full copy of the final report is available at http://www.aaib.gov.uk/publications/formal_reports/2_2014_g_redw_g_chcn.cfm. Neither the foregoing website nor the information contained on the website nor the report accessible through such website shall be deemed incorporated into, and neither shall be a part of, this prospectus or the registration statement of which it forms a part. The root cause of the incident was attributed to the bevel gear vertical shaft design. In April 2014, Airbus Helicopters announced that a redesigned vertical gear shaft had been approved by the European Aviation Safety Agency, or EASA. The retrofitting of the redesigned gear shaft has begun, with the expectation that this retrofit program will be completed within twelve months.
On August 23, 2013, one of our Airbus Helicopters AS332L2 heavy helicopters was involved in an accident near Sumburgh in the Shetland Isles, United Kingdom. Authorities subsequently confirmed four fatalities and multiple injuries among the 16 passengers and two crew members on board. The cause of the accident is not yet known and full investigations are being carried out in conjunction with the UK AAIB, and Police Scotland.
Despite engineering and operating differences between the AS332L2, AS332L, AS332L1 and EC225 helicopters, for a limited period, we voluntarily canceled all our flights worldwide on those helicopter types (except for those involved in life-saving missions), out of respect for our work force and those of our customers, and to evaluate any implications associated with the accident.
Within a week of the accident, after consultation with our principal regulators, the manufacturer, customers, union representatives and industry groups, and based on findings that there was no evidence to support a continuation of our temporary voluntary suspension and, on recommendations to return to active service all variants of these helicopter types, we resumed commercial passenger flights with all of these helicopter types to and from offshore oil and gas installations worldwide, excluding those in the UK with AS332L2 helicopters. We resumed AS332L2 commercial flights in the UK in mid-September 2013. All of these helicopter types have now been returned to commercial operations worldwide.
On October 18, 2013, the UK AAIB issued a special bulletin about its investigation on the causes of the AS332L2 accident. A full copy of the special bulletin is available at http://www.aaib.gov.uk/publications/special_bulletins/s1_2014___as332_l2_super_puma__g_wnsb.cfm. Neither the foregoing website nor the information contained on the website nor the report accessible through such website shall be deemed incorporated into, and neither shall be a part of, this prospectus or the registration statement of which it forms a part. In the special bulletin, the UK AAIB confirmed that, to date, the wreckage examination and analysis of recorded data as well as information from interviews of people involved in the accident have not found any evidence of a technical fault that could have been causal to the accident. The investigations by the UK AAIB and Police Scotland are ongoing. On January 23, 2014, the UK AAIB issued a further special bulletin (S1/2014) on the accident which contained enhanced pre-flight safety briefing recommendations relating to the use of the passenger re-breather; these recommendations were implemented in all regions where this equipment was in use. It is too early to determine the extent of the impact of the accident on our results of operations or financial condition based on information currently available.
On February 20, 2014, the UK Civil Aviation Authority (CAA) published its safety review of offshore oil and gas public transport helicopter operations (CAP 1145). A full copy of the review is available at http://www.caa.co.uk/application.aspx?catid=33&pagetype=65&appid=11&mode=detail&id=6088. Neither the foregoing website nor the information contained on the website nor the report accessible through such website shall be deemed incorporated into, and neither shall be a part of, this prospectus or the registration statement of which it forms a part. The report's prescribed actions and recommendations were the result of a comprehensive review of offshore helicopter operations, undertaken in conjunction with the Norwegian Civil Aviation Authority and the EASA. The UK CAA identified several actions intended to minimize the risk of further accidents and to improve the survivability in the event of an accident; those actions/recommendations included prohibiting helicopter flights in certain sea conditions, except in response to an emergency, relative to the sea conditions for which the helicopter has been certificated, and only allowing passengers to be seated next to push-out window exits unless all passengers are equipped with enhanced emergency breathing systems, or EBS, or the helicopter is fitted with side floats. The review also identified several other areas of activity to further enhance the levels of safety in the offshore helicopter industry. In May 2014, the UK CAA announced certain changes to the timing of the implementation of the measures within this report, which included the delay of seating restrictions until September 1, 2014 to allow for the phased introduction of EBS; this introduction has now been completed as planned.
On July 3, 2014, one of our helicopters conducted a medivac flight of a reportedly ill oil worker from the Troll A platform in the North Sea. During the flight, the patient freed himself from his safety belts and exited the helicopter through an emergency window at 600 meters above the sea. His remains were subsequently recovered from the sea. We are fully cooperating with the police and aviation authorities in their investigation.
Financing Transactions
On August 21, 2014, we announced the entry into definitive agreements with funds managed by CD&R for aggregate investment of up to $600.0 million in us through the Private Placement issuance of our preferred shares.
The Private Placement will involve three closings: (a) upon the first closing, CD&R will purchase a number of preferred shares, which, if converted to ordinary shares immediately, would constitute 19.9% of the total ordinary shares issued and outstanding immediately prior to the issuance of the preferred shares, less preferred shares issuable in lieu of preferred dividends in cash on the first two preferred dividend payment dates, (b) upon the second closing, CD&R will purchase 500,000 preferred shares less the preferred shares purchased upon the first closing, and (c) upon the third closing, CD&R will purchase 100,000 preferred shares, less the preferred shares sold in this rights offering. If no preferred shares are purchased in this rights offering, CD&R’s total investment will amount to an aggregate of $600.0 million. Consummation of the transactions contemplated by such agreements is subject to the satisfaction of closing conditions, including (i) with respect to the second and third closings, the approval of the issuance of the preferred shares by the holders of a majority of the issued and outstanding ordinary shares voted in person or by proxy at an extraordinary general meeting of shareholders, (ii) expiration or termination of required waiting periods of applicable competition laws, (iii) obtaining certain required third-party consents, (iv) execution of certain shareholder agreements with CD&R and CHC Cayman, (v) authorizing for listing ordinary shares issuable upon conversion of the preferred shares on the NYSE, (vi) resignation of one of the directors designated by CHC Cayman and taking of all necessary actions by our board of directors for the election of two directors designated by CD&R at or prior to the first closing and taking of all board actions necessary for the election of two additional directors designated by CD&R at or prior to the second closing, and (vii) absence of a Company Material Adverse Effect (as defined in the investment agreement). No assurance can be given that we will complete the pending financing transactions on the currently contemplated timetable or at all, or that we will be able to derive the benefits contemplated.
The preferred shares offered to CD&R in the Private Placement will not be or have not been registered under the United States Securities Act of 1933, as amended, or the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. We will complete the sale of our preferred shares in this rights offering in accordance with applicable law and the terms stated in the registration statement thereby.
Summary Risk Factors
An investment in our preferred shares involves a number of risks, including changes in economic and oil and gas industry conditions, competition and other material factors, that could materially affect our business, financial condition and results of operations, and cause the trading price of our ordinary shares to decline. Some of the significant challenges and risks include the following:

•	the preferred shares issued in the rights offering will not be transferable until 8.5 years after the first closing of the Private Placement with CD&R;

•	the market price of our ordinary shares underlying the preferred shares is less than the initial conversion price of the preferred shares;

•	we have a history of net losses;

•
our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in our business or our industry and place us at a competitive disadvantage;

•	many of the markets in which we operate are highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins;

•	we rely on a limited number of large offshore helicopter support contracts with a limited number of customers, and if any of these are terminated early or not renewed, our revenues could decline;

•	operating helicopters involves a degree of inherent risk and we are exposed to the risk of losses from safety incidents;

•
if we are unable to mitigate potential losses through a robust safety management and insurance coverage program, our financial condition would be jeopardized in the event of a safety or other hazardous incident;

•
failure to maintain standards of acceptable safety performance could have an adverse impact on our ability to attract and retain customers and could adversely impact our reputation, operations and financial performance;

•	our operations are subject to extensive regulations, which could increase our costs and adversely affect us;

•
we derive significant revenue from non-wholly owned variable interest entities. If we are unable to maintain good relations with the other owners of such non-wholly owned entities, our business, financial condition or results of operations could be adversely affected;

•	our operations may suffer due to political and economic uncertainty; and

•	we are controlled by a shareholder group which might have interests that conflict with ours or the interests of our other shareholders.
After the completion of this rights offering and the first closing of the Private Placement, funds affiliated with CD&R and First Reserve will own a majority of the voting power of ordinary shares eligible to vote in the election of our directors. CD&R and First Reserve will be considered a “group” under Rule 13d-5 of the Exchange Act because they will have entered into a voting agreement whereby they each agree to vote the shares each beneficially owns in favor of the director nominees designated by the other. As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of NYSE. For more information, see “Principal Shareholders.”
Founded in 1978, Clayton, Dubilier & Rice is a private equity firm with an investment strategy predicated on producing financial returns through building stronger, more profitable businesses. CD&R manages approximately $21 billion on behalf of its investors and since inception has acquired 62 businesses with an aggregate transaction value of more than $90 billion. For more information, please visit www.cdr-inc.com. The CD&R website address is provided as an inactive textual reference only. The information provided on the CD&R website is not part of this prospectus, and therefore is not incorporated herein by reference.
Founded in 1983, First Reserve is an investment firm with over $23 billion of capital raised since inception. First Reserve makes both private equity and infrastructure investments throughout the energy value chain. For 30 years, it has invested solely in the global energy industry, utilizing its broad base of specialized energy industry knowledge as a competitive advantage. First Reserve invests strategically across a wide range of industry sectors, developing a portfolio that is diversified across the energy value chain, backing talented management teams and creating value by building companies.

Our Organizational Structure
The following chart shows a summary of our organizational structure, as adjusted for this rights offering and the Private Placement.

Funds affiliated with First Reserve
6922767 Holding (Cayman) Inc. (Cayman Islands)
Management and other employees
Public shareholders
Funds affiliated with Clayton, Dubilier & Rice Fund IX L.P.
CHC Group Ltd. (Cayman Islands)
Issuer of preferred shares offered by this prospectus
Guarantor of the senior notes(1)
Guarantor of the senior secured revolving credit facility(2)
6922767 Holding S.à.r.l. (Luxembourg)
Guarantor of the senior notes(1)
Guarantor of the senior secured revolving credit facility(2)
CHC Helicopter Holding S.à.r.l. (Luxembourg)
Guarantor of the senior notes(1)
Guarantor of the senior secured revolving credit facility (2)
CHC Helicopter S.A. (Luxembourg)
Issuer of the senior notes(1)
Borrower under the existing senior secured revolving credit facility(2)
Non-Guarantor Subsidiaries
Guarantor Subsidiaries
Guarantor of the senior notes(1)
Guarantor of the senior secured revolving credit facility(2)

(1)
On October 4, 2010, our subsidiary CHC Helicopter S.A. issued $1.1 billion aggregate principal amount of 9.250% Senior Secured Notes due 2020, or the senior secured notes, at an issue price of 98.399%. On October 5, 2012, CHC Helicopter S.A. issued an additional $200.0 million aggregate principal amount of senior secured notes at an issue price of 101%. On May 13, 2013, CHC Helicopter S.A. issued $300.0 million aggregate principal amount of 9.375% Senior Notes due 2021, or the senior unsecured notes, and, together with the senior secured notes, the senior notes, at par. On February 7, 2014, CHC Helicopter S.A. redeemed $130.0 million of the senior secured notes at a price of 103% of the principal amount and during May 2014, CHC Helicopter S.A purchased $65.0 million of the senior secured notes on the open market at premiums ranging from 8.00% to 9.13%.

(2)
On January 23, 2014, we entered into a new revolving credit facility for $375.0 million held by a syndicate of financial institutions for a term of five years and bearing interest at the Alternate Base Rate, LIBOR, Canadian Prime Rate, CDOR or EURIBOR, plus an applicable margin that ranges from 3.50% to 4.50%, subject to a leverage-based step-down of 0.75%. As of July 31, 2014, we had no borrowings outstanding under our existing senior secured revolving credit facility and $51.3 million of letters of credit were issued and outstanding thereunder. See “Description of Indebtedness.”

Corporate Information
CHC Group Ltd., formerly known as FR Horizon Holding (Cayman) Inc., was incorporated in the Cayman Islands on July 3, 2008 and changed its name by way of special shareholder resolution dated September 12, 2013 to CHC Group Ltd. CHC Group Ltd.’s registered office is located at c/o Intertrust Corporate Services (Cayman) Ltd., 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.
We have entered into agreements with Heli-One Canada Inc. and Heli-One American Support, LLC to provide certain management services, subject to authority limits as determined by our board of directors and set out in such agreements. The corporate headquarters of Heli-One Canada Inc.’s offices is located at 4740 Agar Drive, Richmond, British Columbia, V7B 1A3 Canada and its telephone number is (604) 276-7500.
Our website is located at http://www.chc.ca. Information contained on, or that can be accessed through, our website shall not be deemed incorporated into and is not a part of this prospectus or the registration statement of which it forms a part.

The Rights Offering

Securities offered by us
We are distributing at no charge to holders of our ordinary shares one non-transferable right for each one of our ordinary shares held of record as of 5:00 p.m., New York City time, on the Record Date of October 24, 2014.

Subscription price
$1,000 per preferred share. The subscription price is the same as the price paid by the Investor in the Private Placement. See “Questions and Answers Relating to this Rights Offering—How was the subscription price determined?”

Right	Each right consists of a basic subscription right and an over-subscription privilege.
Basic subscription right
The basic subscription right gives you the right to purchase 0.001229 preferred shares at the subscription price. You may exercise your basic subscription right for some or all of your rights, or you may choose not to exercise any of your basic subscription right, provided, that in no event will fractional preferred shares be issued in this rights offering. Accordingly, you will need to exercise 814 rights in order to purchase one whole preferred share.

Certain terms of the preferred shares are as follows:
Rank: The preferred shares will, with respect to rights on liquidation, rank senior to the ordinary shares and will be entitled to a cumulative dividend. The preferred shares will be subordinated in right of payment to all of our indebtedness.
Dividends: The preferred shares will be entitled to receive a dividend or distribution with the result that they will participate equally and ratably with the ordinary shares in all dividends or distributions paid on ordinary shares. In addition, holders of the preferred shares are entitled to cumulative dividends accruing daily on a quarterly compounding basis at a rate of 8.50% per annum. Upon a default, the dividend rate will increase to 11.50% per annum and we will be restricted from paying dividends on or redeeming securities junior to the preferred shares. In respect of preferred dividends accruing up to the second anniversary of the second closing, we will issue preferred shares to holders of preferred shares, and amounts of preferred dividends accruing after such anniversary will be paid either in cash or we will issue preferred shares in lieu of cash to holders of preferred shares at our option. The preferred dividends shall be payable in cash or we will issue preferred shares in lieu of cash to the holders of preferred shares quarterly in arrears as authorized by our board of directors.
Conversion: The holder of the preferred shares may at any time convert such shares into that number of ordinary shares equal to the quotient of (i) $1,000 per preferred share plus accrued and unpaid dividends (the “liquidation value”) divided by (ii) the then-effective conversion price as defined therein, which will initially be $7.50 and increase by 0.25% every quarter after the second closing until the eighth anniversary of the second closing. In addition, the preferred shares will be subject to mandatory conversion when (w) following the second anniversary of the second closing, the daily volume-weighted average sale price of an ordinary share, or VWAP, equals or exceeds 175% of the conversion price for 30 consecutive trading days, (x) following a reorganization event, the daily volume-weighted average sale price of the shares of the to-be surviving company equals or exceeds 175% of the adjusted conversion price for 30 consecutive trading days, (y) following the eighth anniversary of the second closing, the average VWAP for the 10 preceding trading days equals or exceeds the conversion price, and (z) the liquidation value of all issued and outstanding preferred shares is less than $50.0 million. We may, at our option, convert the preferred shares into ordinary shares (a) following the eighth anniversary of the second closing based on a conversion price equal to the lesser of the then-effective conversion price and the average VWAP for the 10 preceding trading days or (b) following the fifteenth anniversary of the second closing based on a conversion price equal to the lesser of (I) the then-effective conversion price and (II) the greater of the average VWAP for the 10 preceding trading days and 50% of the then-effective conversion price; provided, that we may not force such conversion at a time when we are, or were during the preceding 10-trading day period, in possession of material non-public information that, if publicly disclosed, would be reasonably expected to have a material and adverse effect on the closing price of the ordinary shares. Notwithstanding the foregoing, the aggregate voting ordinary shares issued upon conversion of preferred shares held by any holder and its affiliates may not exceed 49.9% of the total voting ordinary shares issued and outstanding immediately after such conversion and, for each voting ordinary share not issued due to this limitation, the holder will receive a non-voting ordinary share.

Voting rights: Except as described below, holders of the preferred shares will have the right to vote on all matters that the holders of ordinary shares vote on, voting together with the holders of ordinary shares as one class, on an as-converted basis. Each preferred share will be entitled to one vote for each ordinary share into which such preferred share could be converted, provided, however, that the preferred shares of any one holder and its affiliates (together with any votes of such holder and its affiliates in respect of any previously issued ordinary shares upon conversion of preferred shares) will not represent more than 49.9% of the total number of votes. The affirmative vote of the holders of a majority of the issued and outstanding preferred shares, voting as a separate class, will be required for us to take various corporate actions.
Rights upon liquidation: Upon a liquidation event, the holders of the preferred shares will receive, prior to the holders of our ordinary shares, the greater of (i) the liquidation value and (ii) the amount that a holder of preferred shares would have received if the preferred shares were converted into ordinary shares immediately prior to the liquidation.
Change of control: Upon a change of control, holders of our preferred shares may require us to redeem all or a portion of their preferred shares at a price equal to the liquidation value then in effect.
For a more complete description of the rights, preferences and privileges of the preferred shares, see “Description of Preferred Shares.”

Over-subscription privilege
If you timely and fully exercise your basic subscription right with respect to all the rights you hold and CHC Cayman does not exercise its basic subscription right (as it has notified us that it does not intend to do), you will have an over-subscription privilege to subscribe for up to an additional 0.0016422 preferred shares at the subscription price. Accordingly, assuming that you exercise your full basic subscription right, you will need to hold 609 ordinary shares as of the Record Date in order to purchase one whole preferred share through the exercise of your over-subscription privilege. For additional details regarding the over-subscription privilege, see “Questions and Answers Relating to this Rights Offering—What is the over-subscription privilege?”

Conditions to completion of this rights offering
The conditions to completion of this rights offering are:
•    that there is at least $50.0 million of aggregate demand from Legacy Shareholders;
•    that this rights offering is consummated not later than 90 days following the first closing of CD&R's Private Placement;
•    that ordinary shares issuable upon conversion of the preferred shares have been authorized for listing on the NYSE;
•    that we have taken certain steps to address whether we, or our subsidiaries, would be characterized as a “passive foreign investment company,” or a PFIC, or have provided information regarding the income and assets of our Company and our subsidiaries that enables CD&R to reasonably conclude that no such entity would be characterized as a PFIC;
•    that the second closing of CD&R’s Private Placement has occurred;
•    that the approval of the issuance of the preferred shares to CD&R by the holders of a majority of our issued and outstanding ordinary shares that are voted in person or by proxy at the extraordinary meeting of shareholders held to approve the issuance of the preferred shares to CD&R in the Private Placement as contemplated by the investment agreement has been obtained;
•    that certain required waiting periods of applicable competition laws have expired or terminated;
•    that certain required third-party consents have been obtained;
•    that certain shareholder agreements with CD&R and CHC Cayman have been executed;
•    that one of the directors designated by CHC Cayman has resigned and two directors designated by CD&R have been elected at or prior to the first closing and an additional two directors designated by CD&R have been elected at or prior to the second closing;
•    that no Company Material Adverse Effect (as defined in the investment agreement) has occurred; and
•    that no other event occurred or could reasonably be likely to occur that would cause the Board, in the exercise of its business judgment and fiduciary duties, to cancel, delay or amend the rights offering or any terms thereof.
We reserve the right to cancel or terminate this rights offering at any time before completion of this rights offering for any reason. In addition, we may waive one or more of the conditions to closing, if we are contractually permitted to do so under our agreements with CD&R.

Record Date	October 24, 2014.
Expiration Date	The rights will expire at 5:00 p.m., New York City time, on , 2014. We do not intend to extend the Expiration Date of this rights offering.
Preferred shares to be issued and outstanding immediately after this rights offering
As of the Record Date, we had no preferred shares issued and outstanding. After the second closing of the Private Placement, we will have 500,000 preferred shares issued and outstanding (without taking into account any preferred shares issued in respect of amounts accrued as preferred dividends). Assuming the sale of all 100,000 preferred shares in this rights offering, we would have 600,000 preferred shares issued and outstanding upon the completion of this rights offering (without taking into account any preferred shares issued in respect of amounts accrued as preferred dividends).

Use of proceeds
We expect the total proceeds to us from the rights offering and the Private Placement, after deducting estimated offering expenses, would be approximately $572.4 million. We intend to use the net proceeds from this rights offering to reduce debt and fixed charges, adjust the mix of owned versus leased aircraft and for other general corporate purposes. Please see “Use of Proceeds.”

Procedure for exercising rights
To exercise your rights, you must take the following steps: If you are a registered holder of ordinary shares, you may deliver payment and a properly completed and duly executed rights certificate and all other required subscription documents to the subscription agent at or before 5:00 p.m., New York City time, on                       , 2014.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, your broker, dealer, custodian bank or other nominee must exercise your rights on your behalf and deliver all documents and payments to the subscription agent at or before 5:00 p.m., New York City time, on        , 2014.

No revocation
All exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase preferred shares at a subscription price of $1,000 per share.

No board Recommendation
Our board of directors is not making any recommendation regarding any exercise of your rights. You should make your decision based on your own assessment of our business and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our preferred shares and ordinary shares.

Subscription agent	Computershare.
Information agent	Georgeson.
No transfer or sale of rights or preferred shares
The rights are non-transferable, and the preferred shares issued in this rights offering will not be transferable for 8.5 years after the first closing of the Private Placement with CD&R. We cannot give you any assurance that a market for the preferred shares will develop or, if a market does develop, whether it will be sustainable throughout the period when the preferred shares will trade.

Summary Historical Consolidated Financial Data
The following table shows our summary historical consolidated financial data, for the periods and as of the dates indicated. The summary statement of operations and cash flow data for the years ended April 30, 2012, 2013 and 2014 and the balance sheet data as of April 30, 2013 and 2014 are derived from our audited consolidated financial statements and related notes for the respective periods included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 incorporated by reference in this prospectus. The balance sheet data as of April 30, 2012 are derived from our audited consolidated financial statements, not included in this prospectus.
The summary statement of operations for the three months ended July 31, 2013 and 2014 and balance sheet data as of July 31, 2014 are derived from our unaudited interim consolidated financial statements and related notes for the respective periods included in our Quarterly Report on Form 10-Q for the period ended July 31, 2014 incorporated by reference in this prospectus. The balance sheet data as of July 31, 2013 are derived from our unaudited interim consolidated financial statements as at and for the three month period ended July 31, 2013 not included in this prospectus. In the opinion of management, our unaudited interim consolidated financial data reflects all adjustments (consisting of normal and recurring adjustments) considered necessary to fairly present our financial position for the periods presented. The results of operations for the three month periods are not necessarily indicative of the results that may be expected for the full year.
The summary financial data presented below is qualified in its entirety by reference to, and should be read in conjunction with the section entitled “Risk Factors” included elsewhere in this prospectus and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014, and our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus.

	As at and for the year ended April 30,			As at and for the three months ended July 31,
	2012	2013	2014	2013	2014
	(in thousands of U.S. dollars)
Operating data:
Revenue:
Operating revenue	$1,525,795	$1,578,309	$1,600,310	$373,059	$421,074
Reimbursable revenue	166,744	165,538	164,669	41,872	39,574
Total revenue	1,692,539	1,743,847	1,764,979	414,931	460,648
Direct costs (i)	(1,205,740)	(1,190,101)	(1,232,144)	(287,827)	(331,267)
Earnings from equity accounted investees	2,844	4,718	7,240	2,391	2,677
General and administration costs	(70,108)	(74,113)	(95,087)	(18,116)	(21,662)
Adjusted EBITDAR (ii)	419,535	484,351	444,988	111,379	110,396
Helicopter lease and associated costs (i)	(176,685)	(201,736)	(227,893)	(55,279)	(63,280)
Depreciation	(112,967)	(131,926)	(144,573)	(32,057)	(33,725)
Restructuring costs	(22,511)	(10,976)	—	—	—
Asset impairments (iii)	(17,651)	(29,981)	(25,933)	(7,324)	(275)
Gain (loss) on disposal of assets	8,169	(15,483)	(6,631)	(1,122)	(5,259)
Operating income	97,890	94,249	39,958	15,597	7,857
Interest on long-term debt	(116,578)	(127,199)	(153,222)	(38,708)	(34,872)
Foreign exchange gain (loss)	1,819	(11,383)	(6,028)	(13,087)	4,908
Other financing income (charges)	(15,019)	(18,729)	(23,253)	5,823	(4,325)
Loss from continuing operations before income tax	(31,888)	(63,062)	(142,545)	(30,375)	(26,432)
Income tax expense	(48,225)	(54,452)	(28,374)	(5,308)	(7,887)
Loss from continuing operations	(80,113)	(117,514)	(170,919)	(35,683)	(34,319)
Earnings (loss) from discontinued operations, net of tax	(16,107)	1,025	—	—	—
Net loss	$(96,220)	$(116,489)	$(170,919)	$(35,683)	$(34,319)

	As at and for the year ended April 30,			As at and for the three months ended July 31,
	2012	2013	2014	2013	2014
	(in thousands of U.S. dollars)
Net earnings (loss) attributable to:
Controlling interest	$(108,642)	$(119,436)	$(172,548)	$(38,331)	$(42,100)
Non-controlling interests	12,422	2,947	1,629	2,648	7,781
Net loss	$(96,220)	$(116,489)	$(170,919)	$(35,683)	$(34,319)

Balance sheet data:
Cash and cash equivalents	$55,639	$123,801	$302,522	$114,655	$119,928
Total assets	2,717,143	2,893,768	3,104,327	2,931,049	2,933,500
Total long-term debt and capital lease obligations (vi)	1,287,080	1,477,225	1,550,262	1,656,580	1,484,258
Total liabilities	2,054,558	2,388,349	2,475,413	2,488,890	2,379,307
Capital stock	5	5	8	5	8
Shareholders’ equity	660,910	513,681	651,492	448,365	569,409

Non-GAAP Financial Measures:
Adjusted EBITDAR (ii)	$419,535	$484,351	$444,988	$111,379	$110,396
Adjusted EBITDAR excluding special items (ii)	419,535	484,351	470,940	111,379	112,097
Adjusted EBITDAR margin (ii)	27%	31%	28%	30%	26%
Adjusted EBITDAR margin, excluding special items (ii)	27%	31%	29%	30%	27%
Adjusted net loss (iv)	$(95,599)	$(62,184)	$(96,689)	$(31,562)	$(36,672)
HE Rate (v)	$8,034	$8,730	$8,822	$2,052	$2,364

(i)
Direct costs excludes helicopter lease and associated costs as these costs are combined in the consolidated statement of operations, which is included in the audited annual consolidated financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and in our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus.

(ii)
Adjusted EBITDAR, Adjusted EBITDAR excluding special items, Adjusted EBITDAR margin and Adjusted EBITDAR margin excluding special items are non-GAAP financial measures. We have chosen to include Adjusted EBITDAR, and Adjusted EBITDAR excluding special items, as we consider these measures to be significant indicators of our financial performance and we use these measures to assist us in allocating available capital resources. Adjusted EBITDAR is defined as earnings before interest, taxes, depreciation, amortization, helicopter lease and associated costs, asset impairments, gain (loss) on disposal of assets, foreign exchange gain (loss) and other financing income (charges) or total revenue plus earnings from equity accounted investees, less direct costs, excluding helicopter lease and associated costs, and general and administration costs. Adjusted EBITDAR excluding special items excludes corporate transaction costs, which includes costs related to senior executive turnover, potential financing and other transactions, stock-based compensation triggered by our initial public offering and expenses related to the initial public offering, including costs related to restructuring our compensation plan. See our “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Metrics” on our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus, for a further discussion of this non-GAAP measure. Additional information about our Adjusted EBITDAR, including a reconciliation of this measure to our consolidated financial statements is also provided in Note 25 of the annual audited consolidated financial statements for the fiscal years ended April 30, 2012, 2013 and 2014 included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014, and in Note 19 of our unaudited interim consolidated financial statements for the three months ended July 31, 2013 and 2014, each included in our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus. See below for our reconciliation of Adjusted EBITDAR excluding special items, Adjusted EBITDAR margin and Adjusted EBITDAR margin excluding special items, which we have included because we consider these measures to be significant indicators of our financial performance, and management uses these measures to assist us in allocating available capital resources.

	For the years ended April 30,			For the three months ended July 31,
	2012	2013	2014	2013	2014
Adjusted EBITDAR	$419,535	$484,351	$444,988	$111,379	$110,396
Adjusted EBITDAR excluding special items	419,535	484,351	470,940	111,379	112,097
Total revenues less reimbursable revenue	1,525,795	1,578,309	1,600,310	373,059	421,074
Adjusted EBITDAR margin	27%	31%	28%	30%	26%
Adjusted EBITDAR margin, excluding special items	27%	31%	29%	30%	27%
Adjusted EBITDAR excluding special items excludes corporate transaction costs, which includes costs related to senior executive turnover, potential financing and other transactions, stock-based compensation triggered by the initial public offering and expenses related to the initial public offering, including costs related to restructuring our compensation plan. This is reconciled to Adjusted EBITDAR as follows:

	For the years ended April 30,			For the three months ended July 31,
	2012	2013	2014	2013	2014
Adjusted EBITDAR excluding special items	$419,535	$484,351	$470,940	$111,379	$112,097
Corporate transaction costs	—	—	—	—	(1,701)
Stock-based compensation	—	—	(23,389)	—	—
Expenses related to the initial public offering	—	—	(2,563)	—	—
Adjusted EBITDAR	$419,535	$484,351	$444,988	$111,379	$110,396

(iii)	Asset impairments includes impairment of assets held for sale, impairment of assets held for use, impairment of receivables and residual value guarantees and impairment of intangible assets, if any.

(iv)
Adjusted net loss is a non-GAAP measure that has not been prepared in accordance with GAAP. See our “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Metrics” on our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus, for a further discussion of this non-GAAP measure. A description of the adjustments to and reconciliations of this non-GAAP financial measure to the most comparable GAAP financial measure is as follows:

	For the years ended April 30,			For the three months ended July 31,
	2012	2013	2014	2013	2014
Adjusted net loss	$(95,599)	$(62,184)	$(96,689)	$(31,562)	$(36,672)
Corporate transaction costs	—	—	—	—	(1,701)
Asset impairments	(17,651)	(29,981)	(25,933)	(7,324)	(275)
Stock-based compensation	—	—	(23,389)	—	—
Expenses related to the initial public offering	—	—	(2,563)	—	—
Gain (loss) on disposal of assets	8,169	(15,483)	(6,631)	(1,122)	(5,259)
Foreign exchange gain (loss)	1,819	(11,383)	(6,028)	(13,087)	4,908
Debt extinguishment	—	—	(7,668)	—	(7,444)
Unrealized gain (loss) on derivatives	(5,380)	(405)	(3,647)	14,764	4,343
Net loss attributable to controlling interest	$(108,642)	$(119,436)	$(172,548)	$(38,331)	$(42,100)

(v)
HE Rate is the third-party operating revenue from the Helicopter Services segment excluding reimbursable revenue divided by a weighted average factor corresponding to the number of heavy and medium helicopters in our fleet. Our heavy and medium helicopters, including owned and leased, are weighted as 100% and 50%, respectively, to arrive at a single HE count, excluding helicopters expected to be retired from our fleet. See below for our calculation of this non-GAAP measure and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Metrics” on our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus, for a further discussion of this non-GAAP measure.

	For the years ended April 30,			For the three months ended July 31,
	2012	2013	2014	2013	2014
Helicopter Services total external revenue	$1,526,060	$1,603,403	$1,617,708	$387,302	$423,711
Less: Reimbursable revenues	(166,744)	(165,538)	(164,669)	(41,872)	(39,574)
Helicopter Services operating revenue	$1,359,316	$1,437,865	$1,453,039	$345,430	$384,137
Average HE Count	169.2	164.7	164.7	168.3	162.5
HE Rate	$8,034	$8,730	$8,822	$2,052	$2,364

(vi)
Total long-term debt and capital lease obligations is presented net of the discount and includes the premium on our senior notes and excludes a facility secured by accounts receivables. As of July 31, 2014, the facility secured by accounts receivables had a balance of $51.7 million. See Note 3(a)(ii) to our audited annual consolidated financial statements for the years ended April 30, 2012, 2013 and 2014 included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and Note 2(a)(ii) to our unaudited interim consolidated financial statements for the three months ended July 31, 2013 and 2014 in our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus.

QUESTIONS AND ANSWERS RELATING TO THIS RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about this rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering. This prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of this rights offering and provide additional information about us and our business, including potential risks related to this rights offering, the preferred shares, and our business.
What is the rights offering?
You will receive one right for every one of our ordinary shares held of record at the Record Date. Each right entitles you to a basic subscription right and an over-subscription privilege. See, respectively, “—What is the basic subscription right?” and “—What is the over-subscription privilege?” for more information. We are distributing the rights, at no charge, to our Legacy Shareholders. We will issue up to a total of 100,000 preferred shares in this rights offering.
Why are we conducting this rights offering?
We are conducting this rights offering because we are permitted to do so under the terms of the investment agreement. The purpose of this rights offering is to raise equity capital and give our Legacy Shareholders the opportunity to purchase our preferred shares at the same price per share the Investor paid for our preferred shares. We will use the proceeds received from this rights offering to reduce debt and fixed charges, adjust the mix of owned versus leased aircraft and for other general corporate purposes. Please see “Use of Proceeds.”
Am I required to exercise the rights I receive in this rights offering?
No. You may exercise any number of your rights, or you may choose not to exercise any of your rights. However, if you choose not to exercise your basic subscription right or you exercise less than your full basic subscription right and other shareholders fully exercise their basic subscription right or exercise a greater proportion of their basic subscription right than you exercise, the percentage of our ordinary shares, on an as-converted basis, owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in our company will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to purchase additional shares pursuant to the over-subscription privilege and your ownership percentage of our ordinary shares, on an as-converted basis, may be further diluted.
What is the basic subscription right?
The basic subscription right gives Legacy Shareholders the opportunity to purchase 0.001229 preferred shares for every right held at a subscription price of $1,000 per preferred share. The Legacy Shareholders will receive one right for each one of our ordinary shares owned on the Record Date. Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. For example, if you owned 50,000 ordinary shares as of 5:00 p.m., New York City time, on the Record Date, your basic subscription rights would entitle you to purchase 61 preferred shares for $1,000 per share.
You may exercise some or all of your basic subscription rights, or you may choose not to exercise any basic subscription rights at all. You may not sell, transfer, or assign your basic subscription rights. The rights give you the opportunity to purchase our preferred shares, which are a new issue of securities and do not have an established trading market. We cannot give you any assurance that a market for the preferred shares will develop or, if a market does develop, whether it will be sustainable throughout the period when the preferred shares are transferable or at what prices the preferred shares will trade. In addition, the preferred shares issued in this rights offering will not be transferable for 8.5 years after the first closing of the Private Placement with CD&R. Therefore, we cannot assure you that you will be able to sell any of your preferred shares or as to the value you may receive in a sale.
If you hold our ordinary shares in your name, the number of preferred shares you may purchase pursuant to your rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company, or “DTC,” you will not receive a rights certificate. Instead,

DTC will credit one right to your nominee record holder for each share of our ordinary shares that you beneficially owned as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.
May I subscribe for more than I am entitled to under the basic subscription right?
If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that CHC Cayman does not purchase by exercising its basic subscription rights. We have been notified by CHC Cayman, our largest shareholder, that it does not intend to subscribe for any preferred shares, and as a result, we expect that substantial shares above the basic subscription right will be available. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege (discussed below).
What is the over-subscription privilege?
If you timely and fully exercise your basic subscription rights and CHC Cayman does not exercise its basic subscription right (as it has notified us that it does not intend to do), you may subscribe for up to an additional 0.0016422 preferred shares, which we refer to as the “over-subscription privilege,” at the same subscription price per share that applies to the basic subscription rights. Accordingly, assuming that you exercise your full basic subscription right, you will need to hold 609 ordinary shares as of the Record Date in order to purchase one whole preferred share through the exercise of your over-subscription privilege. If you owned 50,000 ordinary shares as of 5:00 p.m., New York City time, on the Record Date, your over-subscription privilege would entitle you to purchase an additional 82 preferred shares for $1,000 per share. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.
The over-subscription privilege may be exercised only for whole shares. In the event, however, that fractional shares of preferred shares result from the exercise of the over-subscription privilege, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total subscription price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
In order for the exercise of your entire over-subscription privilege to be valid, you should deliver to the subscription agent payment in an amount equal to the aggregate subscription price of the entire number of shares that you have requested to purchase pursuant to your over-subscription privilege, along with payment for the exercise of your basic subscription rights and all rights certificates, or forms provided by your nominee if your shares are held in the name of a nominee, and other subscription documents, prior to the expiration of this rights offering. To the extent the aggregate subscription price of the actual number of shares you request to purchase pursuant to the over-subscription privilege is less than the amount you actually paid, the excess subscription payment will be returned to you as soon as practicable, without interest or penalty, following the expiration of this rights offering.
To the extent the rights offering shares are not purchased by the Legacy Shareholders, the Investor will purchase that number of shares in a private placement pursuant to the backstop commitment in the investment agreement. See “—How does the backstop commitment work?”
Are there any limits on the number of shares I may purchase in this rights offering?
Yes. Legacy Shareholders have the right to purchase 0.001229 preferred shares for each right and are entitled to one right for every one of our ordinary shares owned, provided, that in no event will fractional preferred shares be issued in this rights offering. If you hold a right and fully exercise your basic subscription rights, you may also subscribe for an additional whole number of preferred shares at a ratio of 0.0016422 shares per ordinary share you hold by exercising your over-subscription privilege.

Will fractional shares be issued in this rights offering?
No. Legacy Shareholders may exercise the basic subscription right and the over-subscription privilege only for whole shares. In the event, however, that fractional preferred shares result from the exercise of the over-subscription privilege, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
How soon must I act to exercise my subscription rights?
If you received a rights certificate and elect to exercise any or all of your rights, the subscription agent must receive your properly completed and duly executed rights certificate, all other required subscription documents and full subscription payment, including final clearance of any uncertified check, before this rights offering expires at 5:00 p.m., New York City time, on the Expiration Date, which is    , 2014. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration of this rights offering by which time you must provide the nominee with your instructions to exercise your rights. Although our board of directors may, in its discretion, extend the Expiration Date, we currently do not intend to do so.
Although we will make reasonable attempts to provide this prospectus to our shareholders to whom rights are distributed, this rights offering and all rights will expire on the Expiration Date, whether or not we have been able to locate all such shareholders.
May I transfer my rights?
No. You may not sell, transfer or assign your rights to anyone. Rights will not be quoted on the NYSE or any other stock exchange or trading market. A rights certificate, or forms provided by your nominee if your shares are held in the name of a nominee, may be completed only by the shareholder who receives the certificate or such forms.
Can the board of directors cancel or extend this rights offering?
Yes. Subject to the terms of the investment agreement, our board of directors may decide to cancel this rights offering before the closing of this rights offering. If our board of directors cancels this rights offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. If we cancel this rights offering, we will not be obligated to issue our preferred shares to holders who have exercised their rights prior to termination. We also have the right to extend this rights offering for additional periods, although we do not currently intend to do so.
Are there any conditions to consummation of this rights offering?
Yes, the conditions to completion of this rights offering are:

•	that there is at least $50.0 million of aggregate demand from Legacy Shareholders;

•	that ordinary shares issuable upon conversion of the preferred shares have been authorized for listing on the NYSE;

•
that we have taken certain steps to address whether we, or our subsidiaries, would be characterized as a PFIC, or have provided information regarding the income and assets of our Company and our subsidiaries that enables CD&R to reasonably conclude that no such entity would be characterized as a PFIC;

•	that the second closing of CD&R’s Private Placement has occurred;

•
that the approval of the issuance of the preferred shares to CD&R by the holders of a majority of our issued and outstanding ordinary shares that are voted in person or by proxy at the extraordinary meeting of shareholders held to approve the issuance of the preferred shares to CD&R in the Private Placement as contemplated by the investment agreement has been obtained;

•	that certain required waiting periods under applicable competition laws have expired or terminated;

•	that certain required third-party consents have been obtained;

•	that certain shareholder agreements with CD&R and CHC Cayman have been executed;

•
that one of the directors designated by CHC Cayman has resigned and two directors designated by CD&R have been elected at or prior to the first closing and an additional two directors designated by CD&R have been elected at or prior to the second closing;

•	that no Company Material Adverse Effect (as defined in the investment agreement) has occurred; and

•
that no other event occurred or could reasonably be likely to occur that would cause the Board, in the exercise of its business judgment and fiduciary duties, to cancel, delay or amend the rights offering or any terms thereof.

We reserve the right to cancel or terminate this rights offering at any time before completion of this rights offering for any reason. In addition, we may waive one or more of the conditions to closing, if we are contractually permitted to do so under our agreements with CD&R.
How was the subscription price determined?
The subscription price was established during our negotiations with CD&R and is equal to the price per preferred share paid by CD&R.
May I participate in this rights offering if I sell my ordinary shares after the Record Date?
The Record Date for this rights offering is October 24, 2014. If you owned ordinary shares as of 5:00 p.m., New York City time, on the Record Date, you may participate in this rights offering and will receive rights. If you sell or have sold all of the ordinary shares that you held at 5:00 p.m., New York City time, on the Record Date subsequent to that time, you will remain eligible to participate in this rights offering and will receive rights based upon the ordinary shares that you held as of 5:00 p.m., New York City time, on the Record Date.
Has the board of directors made a recommendation to shareholders regarding this rights offering?
No. Our board of directors is not making a recommendation regarding any exercise of your rights. Rights holders who exercise rights will incur investment risk on new money invested. The stock market and, in particular, our stock price, has experienced significant volatility in recent years. As a result, the market price for our ordinary shares underlying the preferred shares may be volatile. In addition, the trading volume in our ordinary shares underlying the preferred shares may fluctuate more than usual and cause significant price variations to occur. The trading price of our ordinary shares underlying the preferred shares will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our securities, and other factors. Volatility in the market price of our ordinary shares underlying the preferred shares may prevent you from being able to sell ordinary shares when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of this rights offering and the information contained in, or incorporated by reference into, this prospectus or any free writing prospectus. You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page 33 of this prospectus and in the documents incorporated by reference into this prospectus before investing in our preferred shares.
Will the directors and executive officers participate in this rights offering?
To the extent they hold ordinary shares as of the Record Date, our directors and executive officers are entitled to participate in this rights offering on the same terms and conditions applicable to all rights holders. We believe such directors and executive officers may participate in this rights offering at varying levels, but they are not required to do so.

Will First Reserve participate in this rights offering?
CHC Cayman, an entity controlled by First Reserve, as a holder of our ordinary shares as of the Record Date, is entitled to participate in this rights offering on the same terms and conditions applicable to all rights holders. However, CHC Cayman has indicated that it does not intend to participate in this rights offering and, as a result, ownership of ordinary shares of CHC Cayman or its affiliates on the Record Date has been excluded from the calculation of percentage ownership for purposes of determining your entitlement to acquire preferred shares through exercise of your over-subscription privilege.

How do I exercise my rights if I own shares in my name?
If you hold ordinary shares in your name and you wish to participate in this rights offering, you must deliver a properly completed and duly executed rights certificate and all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 p.m., New York City time, on the Expiration Date.
If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.
Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your rights certificate, all other required subscription documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., New York City time, on the Expiration Date. See “—To whom should I send my forms and payment?” below.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible based on the amount of the payment received pursuant to your basic subscription right and over-subscription privilege and the elimination of fractional shares.
What should I do if I want to participate in this rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?
If you hold your ordinary shares through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own and the associated rights. Your nominee must exercise the rights on your behalf as the beneficial owner for the preferred shares you wish to purchase pursuant to this rights offering.
We will ask your nominee to notify you of this rights offering. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Please follow the instructions of your nominee, which you should receive along with other materials concerning this rights offering.
Your nominee may establish a deadline for the return of subscription materials to the nominee before the Expiration Date of this rights offering.
What form of payment is required to purchase preferred shares?
As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by one of the following two methods:

•	Check or bank draft drawn on a U.S. bank payable to “ Computershare as Subscription Agent” or

•
Wire transfer of immediately available funds directly to the account maintained by Computershare, as Subscription Agent, for purposes of accepting subscriptions in this rights offering to the below with a clear reference to the identity of the subscriber who is paying the subscription price by wire transfer:

Bank of America
100 West 33rd St.
New York, New York 10001
ABA #: 026009593
DDA: 4426655284
Registered Name: CSI AAF Rights Offering K
Ref: CHC Group Ltd
Swift Code BOFAUS3N
Payments will be deemed to have been received upon: (i) clearance of any uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.
When will I receive my preferred shares?
If you purchase preferred shares through this rights offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of this rights offering. If you are a registered holder of ordinary shares, we will mail to you a direct registration account statement detailing the number of preferred shares that you have purchased in this rights offering. If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of preferred shares in this rights offering. Stock certificates will not be issued for preferred shares purchased in this rights offering.
After I exercise my subscription rights, can I change my mind?
No. All exercises of rights are irrevocable (unless we cancel this rights offering or are required by law to permit revocation), even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase our preferred shares in this rights offering.
Are there backstop purchasers?
Yes. The Investor has committed in the investment agreement to backstop this rights offering.
How does the backstop commitment work?
Subject to the terms of the investment agreement, the Investor has agreed to purchase from us in the Private Placement, at $1,000 per share, a number of shares equal to the number of preferred shared offered pursuant to this rights offering that are not issued pursuant to the exercise of rights.
Why is there a backstop purchaser?
We obtained the backstop commitment to maximize the possibility that 100,000 preferred shares are either sold in this rights offering or purchased subsequent to this rights offering at the same purchase price at which the rights were exercisable. Through this arrangement, we have a greater degree of certainty that we will raise gross proceeds of $100 million through this rights offering and the backstop commitment.

What are the terms of the preferred shares?
Certain terms of the preferred shares are as follows:
Rank: The preferred shares will, with respect to rights on liquidation, rank senior to the ordinary shares and will be entitled to a cumulative dividend. The preferred shares will be subordinated in right of payment to all of our indebtedness.
Dividends: The preferred shares will receive a dividend or distribution with the result that they will participate equally and ratably with the ordinary shares in all dividends or distributions paid on ordinary shares. In addition, holders of the preferred shares are entitled to cumulative dividends accruing daily on a quarterly compounding basis at a rate of 8.50% per annum. Upon a default, the dividend rate will increase to 11.50% per annum and we will be restricted from paying dividends on or redeeming securities junior to the preferred shares. In respect of amounts of preferred dividends accruing up to the second anniversary of the second closing, we will issue preferred shares to holders of preferred shares, and amounts of preferred dividends accruing after such anniversary will be paid either in cash or we will issue preferred shares in lieu of cash to holders of preferred shares at our option. The preferred dividends shall be payable in cash or we will issue preferred shares in lieu of cash to the holders of preferred shares quarterly in arrears as authorized by our board of directors.
Conversion: The holder of the preferred shares may at any time convert such shares into that number of ordinary shares equal to the quotient of (i) liquidation value divided by (ii) the then-effective conversion price as defined therein, which will initially be $7.50 and increase by 0.25% every quarter after the second closing until the eighth anniversary of the second closing.
In addition the preferred shares will be subject to mandatory conversion when (w) following the second anniversary of the second closing, the VWAP, equals or exceeds 175% of the conversion price for 30 consecutive trading days, (x) following a reorganization event, the daily volume-weighted average sale price of the shares of the to-be surviving company equals or exceeds 175% of the adjusted conversion price for 30 consecutive trading days, (y) following the eighth anniversary of the second closing, the average VWAP for the 10 preceding trading days equals or exceeds the conversion price, and (z) the liquidation value of all issued and outstanding preferred shares is less than $50.0 million. We may, at our option, convert the preferred shares into ordinary shares (a) following the eighth anniversary of the second closing based on a conversion price equal to the lesser of the then-effective conversion price and the average VWAP for the 10 preceding trading days or (b) following the fifteenth anniversary of the second closing based on a conversion price equal to the lesser of (I) the then-effective conversion price and (II) the greater of the average VWAP for the 10 preceding trading days and 50% of the then-effective conversion price; provided, that we may not force such conversion at a time when we are, or were during the preceding 10-trading day period, in possession of material non-public information that, if publicly disclosed, would be reasonably expected to have a material and adverse effect on the closing price of the ordinary shares. Notwithstanding the foregoing, the aggregate voting ordinary shares issued upon conversion of preferred shares held by any holder and its affiliates may not exceed 49.9% of the total voting ordinary shares issued and outstanding immediately after such conversion and, for each voting ordinary share not issued due to this limitation, the holder will receive a non-voting ordinary share.
Voting rights: Except as described below, holders of the preferred shares will have the right to vote on all matters that the holders of ordinary shares vote on, voting together with the holders of ordinary shares as one class, on an as-converted basis. Each preferred share will be entitled to one vote for each ordinary share into which such share of preferred shares could be converted, provided, however, that the preferred shares of any one holder and its affiliates (together with any votes of such holder and its affiliates in respect of any previously issued ordinary shares upon conversion of preferred shares) will not represent more than 49.9% of the total number of votes. The affirmative vote of the holders of a majority of the outstanding preferred shares, voting as a separate class, will be required for us to take various corporate actions.
Rights upon liquidation: The holders of the preferred shares will be entitled to receive liquidating distributions out of our assets available for distribution to shareholders in the event of any voluntary or involuntary liquidation, dissolution or winding up. Liquidating distributions will be payable to the holders of preferred shares before any distribution of assets is made to holders of ordinary shares or any other class of stock ranking junior to the preferred shares upon liquidation.
Change of control: Upon a change of control, holders of our preferred shares may require us to redeem all or a portion of their preferred shares at a price equal to the liquidation value then in effect.

For a more complete description of the rights, preferences and privileges of the preferred shares, see “Description of Preferred Shares.”
What effects will this rights offering have on our outstanding ordinary shares?
As a result of this rights offering and backstop (if applicable), subject to the terms of the investment agreement and conditions of the backstop, the ownership interests and voting interests of the Legacy Shareholders that do not fully exercise their basic subscription rights will be diluted.
How much will the Company receive from this rights offering and how will such proceeds be used?
We estimate that the net proceeds to us from this rights offering (assuming the full exercise of rights) and the Private Placement, after deducting estimated offering expenses, will be approximately $572.4 million. We intend to use the net proceeds from this rights offering to reduce debt and fixed charges, adjust the mix of owned versus leased aircraft and for other general corporate purposes. Please see “Use of Proceeds.”
Are there risks in exercising my rights?
Yes. The exercise of your rights involves risks. Exercising your rights involves the purchase of preferred shares and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 33 of this prospectus and in the documents incorporated by reference into this prospectus.
If my exercise of rights is not valid or if this rights offering is not completed, will my subscription payment be refunded to me?
Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If your exercise of rights is deemed not to be valid or this rights offering is not completed, all subscription payments received by the subscription agent will be returned as soon as practicable following the expiration of this rights offering, without interest or penalty. If you own shares through a nominee, it may take longer for you to receive your subscription payments because the subscription agent will return payments through the record holder of your shares.
What fees or charges apply if I purchase shares in this rights offering?
We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.
What are the U.S. federal income tax consequences of exercising my rights?
For U.S. federal income tax purposes, a holder should not recognize income or loss in connection with the receipt or exercise of rights in this rights offering. You should consult your tax advisor as to your particular tax consequences resulting from this rights offering. For a detailed discussion, see “Taxation.”
To whom should I send my forms and payment?
If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should deliver all required subscription documents and subscription payments pursuant to the instructions provided by your nominee. If you are the record holder, then you should send your rights certificate, all other required subscription documents and subscription payments by mail, hand delivery or overnight courier (or, for the subscription payments, by wire transfer) to the appropriate address listed below:
If delivering by mail:
Computershare Trust Company, N.A.
P.O. Box 43011
Providence, RI 02940-3011

If delivering by overnight courier:
Computershare Trust Company, N.A.
250 Royall St., Suite V
Canton, MA 02021
You and, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your rights certificate, as applicable, as well as all other required subscription documents and subscription payments. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payments before the expiration of this rights offering. If you hold your ordinary shares through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Expiration Date of this rights offering.
Whom should I contact if I have other questions?
If you have any questions regarding this rights offering, completion of the rights certificate or any other subscription documents or submitting payment in this rights offering, please contact Georgeson, the information agent for this rights offering. Banks, brokers and all shareholders should call (888) 607-6511 or email CHCGroup@georgeson.com. You may also contact Lynn Antipas Tyson, VP, Investor Relations, by telephone at (914) 485-1150 or by email at lynn.tyson@chc.ca.

RISK FACTORS
Investing in our preferred shares involves a number of risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes incorporated by reference in this prospectus, before deciding whether to invest in our preferred shares or our ordinary shares. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the considerations described below and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Net Losses and Our Indebtedness
We have a history of net losses.
We have incurred net losses since our acquisition on September 16, 2008 of the entity formerly known as CHC Helicopter Corporation, including approximately $96.2 million, $116.5 million, $170.9 million and $34.3 million in the last three fiscal years ended April 30, 2012, 2013 and 2014 and the three months ended July 31, 2014, respectively. Our net losses from the period September 16, 2008 through July 31, 2014 have resulted from a number of factors, including non-cash impairments of goodwill and other assets totaling $922.2 million and interest and lease charges related to substantial leverage incurred to acquire additional helicopters and grow our business. We may continue to incur net losses in the future and our net losses may increase in the future, including as a result of our planned helicopter acquisitions, and we cannot assure you that we will achieve or sustain profitability, or that we will continue to generate sufficient cash flow and liquidity through access to the capital markets to meet our debt and interest obligations as and when they become due.
Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in our business or our industry and place us at a competitive disadvantage.
We are highly leveraged. As of July 31, 2014, our total indebtedness was $1,493.7 million. Our level of indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•
limit our ability to fund future capital expenditures and working capital, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.
If we fail to comply with the covenants or other terms of any agreements governing our indebtedness, our creditors may have the right to accelerate the maturity of that debt and, in the case of our secured debt, foreclose upon the collateral securing that debt. Realization of any of these factors could adversely affect our financial condition.
In addition, if we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, might not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under our outstanding senior notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations or prospects.
Failure to comply with covenants contained in certain of our lease agreements could limit our ability to maintain our leased helicopter fleet and could adversely affect our business.
The terms of our helicopter lease agreements contain covenants that impose operating and financial limitations on us. Such lease agreements limit, among other things, our ability to utilize helicopters in certain jurisdictions and/or sublease helicopters, and may contain restrictions upon a change of control. A breach of lease covenants could result in an obligation to repay amounts outstanding under the lease. If such an event occurs, we may not be able to pay all amounts due under the leases or refinance such leases on terms satisfactory to us or at all, which could have a material adverse effect on our business, financial condition and results of operations. We have in prior periods entered into discussions with specific lessors for covenant resets, amendments and waivers when we have been anticipated to fail covenant obligations, and in other instances received financial support from our shareholders to avoid covenant breaches. While we do not currently anticipate any breaches, no assurance can be made that we will not in the future, or that we will be successful in negotiating covenant resets, amendments or waivers, as necessary, or that financial support will be available.
Risks Related to Our Business and Industry
Many of the markets in which we operate are highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins.
Many of the markets in which we operate are highly competitive, which could result in a loss of market share or a decrease in revenue or profit margins. Contracting for helicopter services is usually done through a competitive bidding process among those having the necessary equipment and resources. Factors that affect competition in our industry include price, reliability, safety, professional reputation, helicopter availability, equipment and quality of service. We compete against a number of helicopter operators including the other major global commercial helicopter operator, and other local and regional operators. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. In addition, many oil and gas companies and government agencies to which we provide services have the financial ability to perform their own helicopter flying operations in-house should they elect to do so.
The main MRO competitors to our Heli-One business are the OEMs of helicopters and helicopter components. As such, our main competitors in this industry are also our main parts suppliers and MRO license providers. A conflict with the OEMs could result in our inability to obtain parts and licenses in a timely manner in required quantities and at competitive prices. In addition, the OEMs hold greater inventory of helicopter components, have more extensive operational experience and significantly greater capital resources. These, in turn, could have a material adverse effect on our business, financial condition or results of operations.
We rely on a limited number of large offshore helicopter support contracts with a limited number of customers. If any of these are terminated early or not renewed, our revenues could decline.
We rely on a limited number of large offshore helicopter support contracts with a limited number of customers. For the fiscal year ended April 30, 2014, revenue from Statoil ASA totaling $245.6 million and Petrobras totaling $238.1 million were approximately 14% and 13% of our total revenues respectively. For the fiscal year ended April 30, 2014, our top ten customers accounted for approximately 67% of our total revenues. Many of our contracts contain clauses that allow for early termination by the customer for convenience if exercised, could have a material adverse effect on our business, financial condition or results of operations.
Operating helicopters involves a degree of inherent risk and we are exposed to the risk of losses from safety incidents.
Hazards, such as adverse weather conditions, darkness, collisions and fire are inherent in the provision of helicopter services and can result in personal injury and loss of life, accidents, reduced number of flight hours, severe damage to and destruction of property and equipment and suspension of operations or grounding of helicopters. For example, on October

22, 2012, one of our EC225 helicopters made a controlled water landing in the North Sea with no injuries to crew or passengers. Given that this was the second such event, the first having occurred to another operator in May 2012, all flights of almost all commercial operators worldwide using the same type of helicopter were subsequently suspended for the duration of a lengthy investigation and subsequent corrective action from the manufacturer. In addition, on August 23, 2013, one of our AS332L2 helicopters was involved in a tragic accident in the North Sea, resulting in four fatalities among the 16 passengers and two crew members on board. The cause of the accident is not yet known and full investigations are ongoing. We voluntarily restricted the use of this model of helicopter worldwide for a limited period. As of April 30, 2014, our global fleet of AS332L2 helicopters had returned to commercial operations. In addition to any loss of property or liability associated with helicopter crashes, our revenue, profitability and margins would decline to the extent any of our helicopters were voluntarily or mandatorily grounded. While we seek to mitigate the financial impact of such risks and preserve our rights through commercial and other arrangements with all those involved, when available, these mitigation efforts may not be successful or available for all incidents. Our performance, profitability and margins may fluctuate from period to period as a result of such incidents and our mitigation efforts.
If we are unable to mitigate potential losses through a robust safety management and insurance coverage program, our financial condition would be jeopardized in the event of a safety or other hazardous incident.
We attempt to protect ourselves against potential losses through our safety management system and insurance coverage. However, portions of our insurance coverage are subject to deductibles and maximum coverage amounts, and we do not carry insurance against all types of losses. We cannot ensure that our existing coverage will be sufficient to protect against all losses, that we will be able to maintain our existing coverage in the future or that the premiums will not increase substantially, including potentially, in connection with the AS332L2 accident that occurred in August 2013. See “Prospectus Summary—Recent Developments.” Our safety management system may not be effective. In addition, terrorist activity, risk of war, accidents or other events could increase our insurance premiums. Our inability to renew our aviation insurance coverage or the loss, expropriation or confiscation of, or severe damage to, a large number of our helicopters could adversely affect our operations and possibly our financial condition and results of operations. Furthermore, we are not insured for loss of profit, loss of use of our helicopters, business interruption or loss of flight hours. The loss of, or limited availability of, our liability insurance coverage, inadequate coverage from our liability insurance or substantial increases in future premiums could have a material adverse effect on our business, financial condition and results of operations.
Failure to maintain standards of acceptable safety performance could have an adverse impact on our ability to attract and retain customers and could adversely impact our reputation, operations and financial performance.
Our customers consider safety and reliability as the two primary attributes when selecting a provider of helicopter transportation services. If we fail to maintain standards of safety and reliability that are satisfactory to our customers, our ability to retain current customers and attract new customers may be adversely affected. Moreover, helicopter crashes or similar disasters of another helicopter operator could impact customer confidence and lead to a reduction in customer contracts or result in the grounding of our helicopters, particularly if such helicopter crash or disaster were due to a safety fault in a type of helicopter used in our fleet. In addition, the loss of any helicopter as a result of an accident could cause significant adverse publicity and the interruption of air services to our customers, which could adversely impact our reputation, operations and financial results. Our helicopters have been involved in accidents in the past, some of which have included loss of life and property damage.
Negative publicity may adversely impact us.
Media coverage and public statements that insinuate improper actions by us, regardless of their factual accuracy or truthfulness, may result in negative publicity, litigation or governmental investigations by regulators.
Addressing negative publicity and any resulting litigation or investigations may distract management, increase costs and divert resources. Negative publicity may have an adverse impact on our reputation and the morale of our employees, which could adversely affect our business, financial condition or results of operations.

Our fixed operating expenses and long-term contracts with customers could adversely affect our business under certain circumstances.
Our profitability is directly related to demand for our helicopter services. Because of the significant expenses related to helicopter financing, crew wages and benefits, lease costs, insurance and maintenance programs, a substantial portion of our operating expenses are fixed and must be paid even when certain helicopters are not actively servicing customers and thereby generating income. A decrease in our revenues could therefore result in a disproportionate decrease in our earnings, as a substantial portion of our operating expenses would remain unchanged. Similarly, the discontinuation of any rebates, discounts or preferential financing terms offered to us by helicopter manufacturers would have the effect of increasing our fixed expenses, and without a corresponding increase in our revenues, would negatively impact our results of operations. We expect our maintenance costs to increase to a level comparative to normal activity as the EC225 has returned to commercial operations. Nonetheless, no assurance can be given that our costs will be comparable on a period to period basis, particularly when incidents may impact our helicopters.
Our long-term helicopter services and Heli-One contracts contain pre-determined price escalation terms and conditions. Although supplier costs and other cost increases are passed through to our customers through rate increases where possible, these escalations may not be sufficient to enable us to recoup increased costs in full. In addition, because many of our contracts are long-term in nature, cost increases may not be adjusted in our contract rates until the contracts are up for renewal. In particular, in our Heli-One business, approximately 28%, 34% and 38% of our third-party Heli-One revenue in the 2012, 2013 and 2014 fiscal years, respectively, was derived from PBH contracts, where the customer pays a ratable monthly charge, typically based on the number of hours flown, for all scheduled and un-scheduled maintenance. It can be difficult to correctly estimate the cost of providing maintenance on a PBH basis. There can be no assurance that we will be able to estimate costs accurately or recover increased costs by passing these costs on to our customers. In the event that we are unable to do so, the profitability of our customer contracts and our business, financial condition and results of operations could be materially and adversely affected.
If we are forced to suspend operations of any of our helicopter models, our business, financial condition and results of operations during any period in which flight operations are suspended could be affected.
We depend on a small number of helicopter manufacturers.
We contract with only four manufacturers of heavy and medium helicopters: Airbus Helicopters (formerly Eurocopter), Sikorsky, AgustaWestland and Bell. These manufacturers have limited availability of helicopters, particularly heavy helicopters, and we have limited alternative sources of new helicopters. If we are unable to acquire new helicopters, continue operating helicopters already in our fleet, or purchase helicopters in the secondary markets, our business would be harmed.
Lead times for delivery of new heavy and medium helicopters are long (currently at least one year and historically as long as two years) and increasing for certain models, and annual production of new heavy and medium helicopters is limited. If any of these helicopter manufacturers faced production delays due to, for example, natural disasters, labor strikes, unavailability of skilled labor or safety issues, we may experience a significant delay in the delivery of previously ordered helicopters. During these periods, we may not be able to obtain additional helicopters with acceptable pricing, delivery dates or other terms. Delivery delays or our inability to obtain acceptable helicopter orders would adversely affect our revenue and profitability and could jeopardize our ability to meet the demands of our customers and execute our growth strategy. Although we have been able to acquire sufficient helicopters to date, a lack of available helicopters or the failure of our suppliers to deliver helicopters we have ordered on a timely basis could limit our ability to take advantage of growth opportunities or jeopardize our ability to meet the demands of our customers. Additionally, lack of availability of new helicopters could result in an increase in prices for certain types of used helicopters.
If any of the helicopter manufacturers we contract with, or the government bodies that regulate them, identify safety issues with helicopter models we currently operate or that we intend to acquire, we may be unable to operate a portion of our fleet or could experience a delay in acquiring new helicopters, both of which would negatively affect our business. For example, in October 2012, one of our EC225 helicopters made a controlled water landing in the North Sea with no injuries to crew or passengers. All flights of all operators using the same type of helicopter were subsequently suspended for the duration of a lengthy investigation and corrective action from the manufacturer. In August 2013, one of our AS332L2 helicopters was involved in an accident in the North Sea, resulting in four fatalities, see “Risks Related to Our Business and

Industry—Operating helicopters involves a degree of inherent risk and we are exposed to the risk of losses from safety incidents” included in this prospectus. The cause of the August 2013 accident is not yet known. Regulatory investigations and political debate are currently in process or planned in the United Kingdom. The AS332L2 and the EC225 are produced by the same manufacturer, and we operate other helicopter types by this manufacturer (as of July 31, 2014, 86 helicopters in total, which total represents approximately 37% of our entire fleet). If it is ever determined that a safety issue exists across one or more model types by the same manufacturer, we may be required to suspend flight operations of a significant and material portion of our fleet.
We depend on a limited number of third-party suppliers for helicopter parts and subcontract services.
We rely on a few key vendors for the supply of parts and subcontract services required to maintain our helicopters. Due to high demand, these vendors could experience backlogs in their manufacturing schedules and some parts may be in limited supply from time to time, which could have an adverse impact upon our ability to maintain and repair our helicopters.
We currently obtain a substantial portion of our helicopter spare parts and components from helicopter manufacturers and maintain supply arrangements with other key suppliers. To the extent that these suppliers also supply parts for helicopters used by the military or other government organizations, parts delivery for our helicopters may be delayed during periods in which there are high levels of military or government operations. Our inability to perform timely maintenance and repairs can result in our helicopters being underutilized which could have an adverse impact on our business, financial condition and results of operations. Furthermore, our operations in remote locations, where delivery of these components and parts could take a significant period of time, could experience delays in our ability to maintain and repair our helicopters. While every effort is made to mitigate the impact of any such delays, this may pose a risk to our results of operations. We do not have an alternative source of supply for parts and components supplied by the main helicopter manufacturers. Failure or significant delay by these vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on our business, including the withholding of payments by customers in certain cases. Due to our dependence on helicopter manufacturers for helicopter parts and components, we may also be subject to adverse impacts from unusually high price increases that are greater than overall inflationary trends. We might not be able to increase our contract rates. An unusually high increase in the price of parts or components that cannot be fully passed on to our customers could have a material adverse effect on our business, financial condition or results of operations.
Our business requires substantial capital expenditures, lease and working capital financing. Any deterioration of current industry or business conditions or the capital markets generally could adversely impact our business, financial condition and results of operations. If the proceeds expected from the Private Placement and this rights offering are not sufficient to satisfy our capital and liquidity needs, we may need even more capital and we might be unable to obtain needed capital or financing on satisfactory terms or at all.
Our business requires substantial capital expenditures including significant ongoing investment to purchase or lease new helicopters, refinance existing leases and maintain our existing fleet. To the extent that we do not generate sufficient cash from our operations, we may need to raise additional funds through operating lease financing, debt or other financing to execute our growth strategy and make the capital expenditures required to operate our business successfully. In the event of adverse conditions in our industry, our business or the capital markets generally, we could face difficulties in securing the amounts required, on commercially favorable terms or in a timely manner. In addition, any such additional capital raised may be significantly dilutive to our existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our ordinary shares.
The proceeds expected from the Private Placement and this rights offering will be used to strengthen our equity capital base. If these proceeds are not sufficient, or if economic conditions continue to be difficult or worsen or fail to improve in a timely manner, we may need to raise significant additional capital. If we were to need to raise additional capital, there can be no assurance that we would be able to do so in the amounts required and in a timely manner, or at all. In addition, any such additional capital raised may be significantly dilutive to our existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our ordinary shares.
Concerns about a systemic impact of a potential long-term and wide-spread economic recession, increased energy costs, the availability and cost of credit, diminished business and consumer confidence and increased unemployment rates contribute to increased market volatility and diminish expectations for western and emerging economies, including the jurisdictions in which we operate. In particular, the cost of raising money in the credit markets could increase substantially as many lenders and institutional investors, concerned about the stability of the financial markets generally and about the solvency of counterparties, could increase interest rates, enact tighter lending standards and reduce and, in some cases, cease to provide funding, to borrowers. In addition, financial market instability could leave our creditors unable to meet their obligations to us.
Our ability to access capital and bank markets or the availability of lease or other financings may be restricted at a time when we would like to, or need to access capital. Such inability could have an impact on our growth plans or on our flexibility to react to changing economic and business conditions. In addition, our credit facilities and helicopter leases will have maintenance covenants which may need to be renegotiated from time to time, and the financial market instability could have an impact on the lenders’ or lessors’ willingness to renegotiate these covenants on reasonable terms.
We rely on the secondary used helicopter market to dispose of our older helicopters and parts due to our ongoing fleet modernization efforts.
We are dependent upon the secondary used helicopters and parts market to dispose of older models of helicopters as part of our ongoing fleet modernization efforts and any spare helicopter capacity associated with the termination or non-renewal of existing contracts. If we are unable to dispose of our older helicopters and parts due to a lack of demand in the secondary market, our helicopters and parts carrying costs may increase above requirements for our current operations, or we may accept lower selling prices, resulting in losses on disposition. A failure to dispose of helicopters and parts in the secondary market could impair our ability to operate our fleet efficiently and service existing contracts or win new mandates and could have a material adverse effect on our business, financial condition or results of operations.
Our operations are subject to extensive regulations which could increase our costs and adversely affect us.
The helicopter industry is regulated by various laws and regulations in the jurisdictions in which we operate. The scope of such regulation includes infrastructure and operational issues relating to helicopters, maintenance, spare parts and route flying rights as well as safety and security requirements. We cannot fully anticipate all changes that might be made to the laws and regulations to which we are subject nor the possible impact of such changes. These changes could subject us to additional costs and restrictions.
We are subject to governmental regulation that limits foreign ownership of aircraft companies. Based on regulations in various jurisdictions in which we operate, our authorizations, licenses and certificates may be suspended or revoked and we may lose our ability to operate within these regions if certain levels of local ownership are not maintained.
Our ability to conduct our business is dependent on our ability to maintain authorizations, licenses and certificates, which in many jurisdictions require us to subcontract with third-parties to obtain required helicopter operating leases. We are routinely audited to ensure compliance with all flight operation and helicopter maintenance requirements. There can be no assurance that we will pass all such audits. Our failure to pass such audits or any breach of regulations applicable to us could result in fines, adverse publicity or suspension of our helicopters, all of which could have a material adverse effect on our business, financial condition and results of operations, especially if a regulatory breach were to lead to a helicopter crash or accident. Changes in laws or regulations could have a material adverse impact on our cost of operations or revenues from operations.
If we are unable to maintain required government-issued licenses for our operations or if our ownership in our foreign partners exceeds permitted levels, we will be unable to conduct helicopter operations in the applicable jurisdiction, as outlined below.
Europe
Approximately 46% of our revenue for the fiscal year ended April 30, 2014 originated from helicopter flying services provided by subsidiaries of EEA Helicopter Operations B.V., or the EHOB, a Dutch Company 49.9% owned by us. These subsidiaries operate primarily in the United Kingdom, the Netherlands and Ireland (member states of the European Union, or the EU, and Norway (member state of the EEA). To operate helicopters in the EU and EEA, an operator must be licensed by the applicable national Civil Aviation Authority. Under applicable European law, an operator must be “effectively controlled”

and “majority owned” by nationals of member states of the EU or the EEA to maintain its license. We believe that the majority shareholder in EHOB is an EU national and therefore these subsidiaries are currently “majority owned” and “effectively controlled” within the meaning of European Union and European Economic Area licensing requirements. Any change in the national status of the majority shareholder in EHOB could affect the licenses of these subsidiaries.
Canada
Our helicopter operations in Canada are conducted through CHC Helicopters Canada Inc., a company in which we hold a minority interest. Our flying operations are regulated by Transport Canada and are conducted under that company’s AOC. Our ability to conduct our helicopter operating business in Canada is dependent on our ability to maintain our relationship with CHC Helicopters Canada Inc. Our helicopter operations in certain other countries are conducted pursuant to an AOC issued by the Minister of Transport (Canada) under the provisions of the Aeronautics Act (Canada) for approximately 20 helicopters which our wholly owned subsidiary holds pursuant to an exemption until 2015. If we are unable to extend the ministerial exemption pursuant to which this certificate is issued, we will need to obtain licenses and certificates issued by the countries in which we conduct such operations or reach an agreement with CHC Helicopters Canada Inc. and/or customers in such countries to transfer the operations there to CHC Helicopters Canada Inc. We cannot give any assurance that we will be able to extend the ministerial exemption, obtain local licenses and certificates or transfer such operations to CHC Helicopters Canada Inc., either at all or on acceptable terms.
Australia
Civil aviation in Australia is governed by the Civil Aviation Act 1988 (Cwlth) of Australia, and regulations made thereunder. To operate a helicopter in Australia, it must be registered with the Australian Civil Aviation Safety Authority (“CASA”) and a Certificate of Airworthiness must be obtained, be valid and be in effect. The operation of a helicopter for a commercial purpose into, out of, or within Australian territory can only be undertaken as authorized by an AOC. Our ability to offer our helicopter transportation services in Australia is dependent on maintaining this certificate.
Brazil
Approximately 15% of our revenue for the fiscal year ended April 30, 2014 originated from helicopter flying services provided by a subsidiary of Brazilian Helicopter Holdings S.A., or BHH, a Brazilian Company 60% owned by us. This subsidiary operates in Brazil. To operate helicopters in Brazil, an operator must be licensed by the applicable national Civil Aviation Authority. Under applicable Brazilian law, in order to maintain its license, an operator must be “controlled” by nationals of Brazil and its officers must be Brazilian as well. By “control”, Brazilian aviation legislation refers to holding of at least 80% of operator’s voting shares. We believe that the majority holder of voting shares in BHH is a Brazilian national and therefore this subsidiary is currently “controlled” within the meaning of Brazil licensing requirements. Any change in the national status of the majority shareholder in BHH and/or in the nationality of the officers of this subsidiary could affect the licenses of BHH.
Our helicopter operations in Brazil are conducted through BHS – Brazilian Helicopter Services Táxi Aéreo S.A., the above-mentioned subsidiary of BHH. Our flying operations are regulated by the National Agency for Civil Aviation and are conducted under that company’s AOC. Our ability to conduct our helicopter operating business in Brazil is dependent on our ability to maintain such AOC. If we are unable to keep such AOC, we will be prevented from performing flying operations in Brazil.
Other Countries and Regulations
Our operations in other jurisdictions are regulated to various degrees by the governments of such jurisdictions and must be conducted in compliance with those regulations and, where applicable, in accordance with our air service licenses and AOC. These regulations may require us to obtain a license to operate in that country, may favor local companies or require operating permits that can only be obtained by locally registered companies and may impose other nationality requirements. In such cases, we partner with local persons, but there is no assurance regarding which foreign governmental regulations may be applicable in the future to our helicopter operations and whether we would be able to comply with them.

The revocation of any of the licenses discussed above or the termination of any of the relationships with local parties discussed above could have a material adverse effect on our business, financial condition and results of operations.
Our MRO business, Heli-One, could suffer if licenses issued by the OEMs and/or governmental authorities are not renewed or we cannot obtain additional licenses.
Our MRO business, Heli-One, receives a significant portion of its third-party revenue from activities that require licenses from the OEMs and governmental authorities. The Heli-One business may require additional licenses to grow. We cannot provide any assurance that we will be able to obtain or maintain such licenses from the OEMs and/or governmental authorities on acceptable terms or at all. Furthermore, our MRO business could decline if existing licenses are revoked or cannot be renewed upon the expiration of existing terms.
We derive significant revenue from non-wholly owned variable interest entities. If we are unable to maintain good relations with the other owners of such non-wholly owned entities, our business, financial condition or results of operations could be adversely affected.
Local aviation regulations require us to operate through non-wholly owned entities with local shareholders. We conduct many of our international operations through entities in which we have a minority investment or through strategic alliances with foreign partners. We derive significant amounts of revenue from these entities. For the fiscal year ended April 30, 2014 we derived $1,088.0 million of revenue, representing 61.6% of our total revenue from variable interest entities owned in part by local shareholders. We depend to some extent upon good relations with our local shareholders to ensure profitable operations. These shareholders may have interests that are not always aligned with ours. These shareholders are not required to provide any funding that these entities may require. Furthermore, certain shareholders’ agreements with local shareholders contain call arrangements which allow the local shareholder to elect to purchase our shares and/or require us to bear all of the losses of these entities. The calls are exercisable in certain circumstances, including liquidation and events of default. In the event shareholder disputes arise or we lose our interest in these entities and/or find other local partners, this could negatively impact our revenues and profit sharing from these entities, and could have a material adverse effect on our business, financial condition or results of operations.
Our operations may suffer due to political and economic uncertainty.
Risks associated with some of our operations include political, social and economic instability, war, terrorism and civil disturbances or other events that may limit or disrupt markets, expropriation without fair compensation, requirements to award contracts, concessions or licenses to nationals, international exchange restrictions and currency fluctuations, changing political conditions, monetary policies and pandemic health issues of foreign governments. Any of these events could materially adversely affect our ability to provide services to our customers. Certain of our helicopter leases and loan agreements impose limitations on our ability, including requiring the prior approval of the lessor or the lender, to locate particular helicopters in certain countries. We cannot provide assurance that these limitations will not affect our ability to allocate resources in the future to meet our operational needs.
Our business in countries with a history of corruption and transactions with foreign governments increases the compliance risks associated with our international activities.
Our international operations could expose us to trade and economic sanctions or other restrictions imposed by the United States or other governments or organizations. The U.S. Department of Justice, or the DOJ, and other federal agencies and authorities have a broad range of civil and criminal penalties at their disposal to impose against corporations and individuals for violations of trading sanctions laws, the Foreign Corrupt Practices Act, or the FCPA, and other federal statutes. Under trading sanctions laws, the government may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries, and modifications to compliance programs, which may increase compliance costs, and could subject us to fines, penalties and other sanctions. If any of the risks described above were to materialize, they could adversely impact our financial condition or results of operations.
These laws also prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. We have operations, deal with government entities and have contracts in countries known to experience corruption. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or associates that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. Our existing safeguards and procedures might prove to be less than fully effective, and our employees, consultants, sales agents or associates might engage in conduct for which we could be held responsible. Violations of the FCPA could result in severe criminal or civil sanctions, and we could be subject to other liabilities that could negatively affect our business, financial condition or results of operations.
In addition, from time to time, we and our subsidiaries are subject to investigation by various government agencies in the jurisdictions in which we operate. In 2006, we voluntarily disclosed to the U.S. Office of Foreign Asset Control, or the OFAC, that one or more of our subsidiaries, formerly operating as Schreiner Airways might have violated applicable U.S. laws and regulations by re-exporting to Iran, Sudan, and Libya certain helicopters, related parts, map data, operation and maintenance manuals, and helicopter parts for third-party customers. OFAC’s investigation is ongoing and we continue to fully cooperate. Should the U.S. government determine that these activities violated applicable laws and regulations, we or our subsidiaries could be subject to civil or criminal penalties, including fines and/or suspension of the privilege to engage in trading activities involving goods, software and technology subject to U.S. jurisdiction. At July 31, 2014, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition or results of operations.
We are subject to extensive environmental, health and safety laws, rules, regulations and ordinances that could have an adverse impact on our business.
We are subject to extensive laws, rules, regulations and ordinances in the various jurisdictions in which we operate relating to pollution and protection of the environment and to human health and safety, including those relating to discharge of noise, emissions to the air, releases or discharges to soil or water, the use, storage and disposal of petroleum and other regulated materials and the remediation of contaminated sites.
Our operations, including helicopter maintenance and helicopter fueling, involve the use, handling, storage and disposal of materials that may be classified as hazardous to human health and safety and to the environment. Laws protecting the environment have become more stringent in recent years and may, in certain circumstances, impose liability for the investigation and cleanup of releases of regulated materials and related environmental damage without regard to negligence or fault. These laws also might expose us to liability for the conduct of, or conditions caused by, others such as historic spills of regulated materials at our facilities, for acts that were in compliance with all applicable laws at the time such acts were performed, and for contamination at third-party sites where substances were sent for off-site treatment or disposal. Additionally, any failure by us to comply with applicable environmental, health and safety or planning laws and regulations could result in governmental authorities or other third parties taking action against our business that could adversely impact our operations and financial condition, including the:

•	issuance of administrative, civil and criminal penalties;

•	denial or revocation of permits or other authorizations;

•	imposition of limitations on our operations; and

•	performance of site investigatory, remedial or other corrective actions.
In addition, changes in laws or regulations protecting the environment may result in changes in the regulation of the offshore oil and gas industry, which in turn could adversely affect us. We cannot predict the likelihood of change to any of these laws or in their enforcement or the impact that any such change, or any discovery of previously unknown conditions, could have on our costs and financial position.
We are subject to many different forms of taxation in various jurisdictions throughout the world, which could lead to disagreements with tax authorities regarding the application of tax laws.
We are subject to many different forms of taxation including, but not limited to, income tax, withholding tax, commodity tax and payroll-related taxes. Tax law and administration is extremely complex and often requires us to make subjective determinations. The tax authorities in the various jurisdictions where we conduct business might not agree with the determinations that are made by us with respect to the application of tax law. Such disagreements could result in lengthy legal disputes and, ultimately, in the payment of substantial funds to the government authorities of foreign and local jurisdictions where we carry on business or provide goods or services, which could have a material adverse effect on our business, financial condition or results of operations.
Our estimate of tax related assets, liabilities, recoveries and expenses incorporates significant assumptions. These assumptions include, but are not limited to, the tax laws in various jurisdictions, the effect of tax treaties between jurisdictions, taxable income projections, and the benefits of various restructuring plans. To the extent that such assumptions differ from actual results, we may have to record additional income tax expenses and liabilities.
We are exposed to foreign currency risks.
Our consolidated financial statements are presented in U.S. dollars. However, a significant portion of our revenue and operating expenses are denominated in currencies consisting primarily of Pound Sterling, Canadian Dollars, Norwegian Kroner, Australian Dollars and the Euro. The functional currencies of many of our subsidiaries are non-U.S. currencies. There can be no assurances that our foreign currency risk management strategies will be effective and that foreign currency fluctuations will not adversely affect our results of operations and financial condition.
Our failure to hedge exposure to fluctuations in foreign currency exchange rates effectively could unfavorably affect our financial performance.
We currently utilize derivative instruments to hedge our exposure to fluctuations in certain foreign currency exchange rates. These instruments may involve elements of market risk in excess of the amounts recognized in our consolidated financial statements. Further, our financial results from operations of our subsidiaries which incur revenue and operating expenses in currencies other than U.S. dollars may be negatively affected if we fail to execute or if we improperly hedge our exposure to currency fluctuations.
We are exposed to credit risks.
We are exposed to credit risk on our financial investments which depends on the ability of our counterparties to fulfill their obligations to us. We manage credit risk by entering into arrangements with established counterparties and through the establishment of credit policies and limits, which are applied in the selection of counterparties.
Credit risk on financial instruments arises from the potential for counterparties to default on their contractual obligations and is limited to those contracts on which we would incur a loss in replacing the instrument. We limit our credit risk by dealing only with counterparties that possess investment grade credit ratings and monitor our concentration risk with counterparties on an ongoing basis. The carrying amount of financial assets represents the maximum credit exposure for financial assets.
Credit risk arises on our trade receivables from the unexpected loss in cash and earnings when a customer cannot meet its obligation to us or when the value of security provided declines. To mitigate trade credit risk, we have developed credit policies that include the review, approval and monitoring of new customers, annual credit evaluations and credit limits. There can be no assurance that our risk mitigation strategies will be effective and that credit risk will not adversely affect our financial condition and results of operations.
Our customers may seek to shift risk to us.
We give to and receive from our customers indemnities relating to damages caused or sustained by us in connection with our operations. Our customers’ changing views on risk allocation could cause us to accept greater risk to win new business or could result in us losing business if we are not prepared to take such risks. To the extent that we accept such additional risk, and seek to insure against it, our insurance premiums could rise.

Our operations are largely dependent upon the level of activity in the oil and gas industry.
To varying degrees, activity levels in the oil and gas industry are affected by long-term trends in oil and gas prices. Historically, the prices for oil and gas have been volatile and subject to wide fluctuations in response to changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control, such as:

•	actions of the Organization of Petroleum Exporting Countries and other oil producing countries to control prices or change production levels;

•	general economic and political conditions, both worldwide and in the regions in which we operate;

•	governmental regulation and policy;

•	the price and availability of alternative fuels;

•	advances in exploration, development and production technology; and

•	the effects of hostilities or instability in oil-producing countries or the regions in which they are located.
We cannot predict future oil and gas price movements. Any prolonged reduction in oil and gas prices could depress the level of helicopter activity in support of exploration and, to a lesser extent, production activity and, therefore have a material adverse effect on our business, financial condition and results of operations. For the fiscal year ended April 30, 2014, revenue generated by helicopter transportation services for the oil and gas industry was approximately 83% of our total revenues.
Additionally, an increase in onshore fracking, which generally does not require use of our helicopter services, could have an adverse effect on our operations. If onshore fracking were to meaningfully increase in the international markets in which we operate, and if it were to drive a meaningful increase in the supply of hydrocarbons available to the markets we serve, it could potentially adversely impact the level of activity in our offshore oil and gas markets and the demand for our helicopter services.
Our customers are primarily in the oil and gas industry and, as a result, changes in economic and industry conditions could expose us to additional credit risk.
The majority of our customers are engaged in oil and gas production, exploration and development. For the fiscal year ended April 30, 2014, revenue generated by helicopter transportation services from oil and gas customers represented approximately 83% of our total revenues. This concentration could impact the overall exposure to credit risk because changes in economic and industry conditions that adversely affect the oil and gas industry could affect the majority of our customers. We generally do not require letters of credit or other collateral to support our trade receivables. Accordingly, a sudden or protracted downturn in the economic condition of the oil and gas industry could adversely impact our ability to collect our receivables and thus impact our business, financial condition or results of operations.
We are highly dependent upon the level of activity in the North Sea, which is a mature exploration and production region.
For the fiscal year ended April 30, 2014, approximately 54% of our gross revenue was derived from services provided to customers operating in the North Sea. The North Sea is a mature exploration and production region that has undergone substantial seismic survey and exploration activity for many years. Because a large number of oil and gas properties in this region have already been drilled, additional prospects of sufficient size and quality could be more difficult to identify. Generally, the production from these drilled oil and gas properties is declining. In the future, production could decline to the point that such properties are no longer economical to operate, in which case, our services with respect to such properties will no longer be needed. Oil and gas companies might not identify sufficient additional drilling sites to replace those that become depleted or cease to be economically viable. If activity in oil and gas exploration, development and production in the North Sea materially declines, our business, financial condition and results of operations could be materially and adversely affected. We cannot predict the levels of activity in this or any other geographic area.

If oil and gas companies undertake cost reduction methods, there may be an adverse effect on our business.
Oil and gas companies engaged in the production, exploration and development sector continually seek to implement measures aimed at reducing costs, including the cost of helicopter support operations. For example, oil and gas companies in some circumstances have reduced manning levels on both old and new platforms, rigs and other installations by using new technology to permit unmanned operations, which could increase the length of offshore shifts and reduce the frequency of transportation of employees. The implementation of such measures could reduce the demand for helicopter transportation services and have a material adverse effect on our business, financial condition and results of operations.
Reductions in spending on helicopter services by government agencies could lead to modifications of SAR and EMS contract terms or delays in receiving payments, which could adversely impact our business, financial condition and results of operations.
We receive significant revenue from government agencies in Ireland, the United Kingdom and Australia. Any reductions in the budgets of government agencies for spending on helicopter services, implementations of cost savings measures by government agencies, imposed modifications of contract term or delays in collecting receivables owed to us by our government agency customers or loss of contracts could have an adverse effect on our business, financial condition and results of operations.
In addition, there are inherent risks in contracting with government agencies. Applicable laws and regulations in the countries in which we operate may enable our government agency customers to (i) terminate contracts for convenience, (ii) reduce, modify or cancel contracts or subcontracts if requirements or budgetary constraints change and/or (iii) terminate contracts or adjust their terms.
Failure to develop or implement new technologies and disruption to our systems could affect our results of operations.
Many of the helicopters we operate are characterized by changing technology, introductions and enhancements of models of helicopters and services and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our services could result in our revenues decreasing over time. If we are unable to upgrade our operations or fleet with the latest technological advances in a timely manner, or at all, our business, financial condition and results of operations could suffer. Any disruption to computers, communication systems or other technical equipment used by us and our fleet could significantly impair our ability to operate our business efficiently and could have a material adverse effect on our business, financial condition or results of operations.
We rely on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted and our business could be negatively affected.
We rely on information technology networks and systems to process, transmit and store electronic and financial information; to coordinate our business across our global operation bases; and to communicate within our company and with customers, suppliers, partners and other third-parties. These information technology systems, including the system at our global operations center in Irving, Texas may be susceptible to damage, disruptions or shutdowns, hardware or software failures, power outages, computer viruses, cyber attacks, telecommunication failures, user errors or catastrophic events. If our information technology systems suffer severe damage, disruption or shutdown, and our business continuity plans do not effectively resolve the issues in a timely manner, our operations could be disrupted and our business could be negatively affected. In addition, cyber attacks could lead to potential unauthorized access and disclosure of confidential information, and data loss and corruption. There is no assurance that we will not experience these service interruptions or cyber attacks in the future.
Assimilating any future material acquisitions into our company may strain our resources and have an adverse effect on our business.

The assimilation of any future material acquisitions we may make will require substantial time, effort, attention and dedication of management resources and may distract management from ordinary operations. The transition process could create a number of potential challenges and adverse consequences, including the possible unexpected loss of key employees, customers or suppliers, a possible loss of revenues or an increase in operating or other costs. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and the business associated with them, new geographic areas and new regulatory systems. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to effectively manage the combined operations and assets or realize any of the anticipated benefits of future material acquisitions.
The loss of key personnel could affect our growth and future success.
Loss of the services of key management personnel at our corporate and regional headquarters without being able to attract personnel of equal ability could have a material adverse effect upon us.
Our ability to attract and retain qualified pilots, mechanics, technicians and other highly-trained personnel is an important factor in determining our future success. The market for these experienced and highly trained personnel is competitive and may become more competitive. Accordingly, we cannot be assured that we will be successful in our efforts to attract and retain such personnel in the future. A limited supply of qualified applicants may contribute to wage increases that increase the related costs to us. Our failure to attract and retain qualified personnel could have a material adverse effect on our business, financial condition or results of operations.
Labor problems could adversely affect us.
Certain of our employees in the United Kingdom, Ireland, the Netherlands, Norway, Brazil, Canada and Australia (collectively, approximately 70% of our employees as of April 30, 2014) are represented under collective bargaining or union agreements. Any disputes over the terms of these agreements or our potential inability to negotiate acceptable contracts with the unions that represent our employees could result in strikes, work stoppages or other slowdowns by the affected workers. Periodically, certain groups of our employees who are not covered under a collective bargaining agreement consider entering into such an agreement.
If our unionized workers engage in a strike, work stoppage or other slowdown, other employees elect to become unionized, existing labor agreements are renegotiated, or future labor agreements contain terms that are unfavorable to us, we could experience a disruption of our operations or higher ongoing labor costs, which could adversely affect our business, financial condition or results of operations.
If the assets in our defined benefit pension plans are not sufficient to meet the plans’ obligations, we could be required to make substantial cash contributions and our liquidity could be adversely affected.
We sponsor funded and unfunded defined benefit pension plans for our employees principally in Canada, the United Kingdom, the Netherlands and Norway. As of April 30, 2014, there was a $76.6 million funding deficit related to our various defined benefit pension plans which require ongoing funding by us.
Our estimate of liabilities and expenses for pensions incorporates significant assumptions, including the interest rate used to discount future liabilities and expected long-term rates of return on plan assets. Our pension contributions and expenses, results of operations, liquidity or shareholders’ equity in a particular period could be materially adversely affected by market returns that are less than the plans’ expected long-term rates of return, a decline in the rate used to discount future liabilities and changes in the currency exchange rates. If the assets of our pension plans do not achieve expected investment returns for a fiscal year, such deficiency may result in increases in pension expense. Changing economic conditions, poor pension investment returns or other factors may require us to make substantial cash contributions to the pension plans in the future, preventing the use of such cash for other purposes and adversely affecting our liquidity.
Adverse results of legal proceedings could materially and adversely affect our business, financial condition or results of operations.
We are subject to and may in the future be subject to a variety of legal proceedings and claims that arise out of the ordinary conduct of our business.

Results of legal proceedings cannot be predicted with certainty. Irrespective of its merits, litigation may be both lengthy and disruptive to our operations and could cause significant expenditure and diversion of management attention. We may be faced with significant monetary damages or injunctive relief against us that could materially adversely affect a portion of our business operations or materially and adversely affect our business, financial condition or results of operations should we fail to prevail in certain matters.
On August 11, 2014, CASA gave notice that it was canceling the exemption for our Fatigue Risk Management System (“FRMS”).  Although this is not a challenge to our AOC, if the cancellation were allowed to go into effect, it would reduce the number of hours our pilots could be rostered for duty in Australia. We believe that CASA's action is unwarranted and does not comply with law.  On August 18, 2014, we filed a judicial action seeking to enjoin CASA from canceling our exemption. The court stayed CASA's action pending a preliminary hearing. The parties agreed on conditions to continue the stay before the preliminary hearing held on September 5, 2014. At the hearing the court stated that CASA's action would remain stayed until further order. The court then set a hearing on the merits for the week of November 10, 2014.
In the event we are or become treated as a PFIC, for U.S. federal income tax purposes, our U.S. shareholders could be subject to adverse U.S. federal income tax consequences.
In the event we are or become a PFIC, U.S. Holders (as defined below) of our shares could be subject to adverse U.S. federal income tax consequences. These consequences include the following: (i) if our shares are “marketable stock” for purposes of the PFIC rules and a U.S. Holder makes a mark-to-market election with respect to its shares, the U.S. Holder will be required to include annually in its U.S. federal taxable income an amount reflecting any year-end increase in the value of its shares, (ii) if a U.S. Holder does not make a mark-to-market election, it may incur significant additional U.S. federal income taxes on income resulting from certain distributions on, or any gain from the disposition of, our shares, as such income generally would be allocated over the U.S. Holder’s holding period for its shares and subject to tax at the highest rates of U.S. federal income in effect for such years, with an interest charge then imposed on the deferral of the resulting taxes with respect to such income, and (iii) dividends paid by us would not be eligible for reduced individual rates of U.S. federal income taxation in any year in which we are treated as a PFIC and in any year immediately following a year in which we are treated as a PFIC. In addition, U.S. Holders that own an interest in a PFIC are required to file additional U.S. federal tax information returns under guidance that has yet to be finalized. A U.S. Holder may not make a mark-to-market election with respect to any of our subsidiaries that are PFICs to mitigate the adverse tax consequences applicable under the PFIC rules attributable to any such subsidiary.
The classification of our gross operating income as income from services, which should not be considered passive income for purposes of the PFIC income test, or rents, which could be passive income for that purpose, is a facts and circumstances determination that takes into consideration many factors and the weight that should be given to each factor and is currently subject to significant uncertainty under the U.S. federal income tax law. We believe that our gross operating income should be classified principally as income from services and not from rents, and that, accordingly, we should not be a PFIC under the PFIC income test. Nevertheless, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, there can be no assurance that we are not currently a PFIC and that we will not be a PFIC in the future under the PFIC income test.
The term “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.
Risks Related to the Rights Offering
The subscription price determined for the rights offering is not necessarily an indication of the fair value of our preferred shares.

The price of the shares offered in the rights offering was set to equal the price paid by CD&R pursuant to the investment agreement. This price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our preferred shares offered in the rights offering. After the completion of the rights offering, you may not be able to sell your ordinary shares underlying the preferred shares at a price equal to or greater than the subscription price or at all.
The market price of our ordinary shares underlying the preferred shares is less than the initial conversion price of the preferred shares.
The market price of our ordinary shares underlying the preferred shares is less than the initial conversion price of the preferred shares. That means, the rights given to shareholders in the rights offering will initially be “underwater,” meaning that ordinary shares issuable upon conversion of the preferred shares available in the rights offering will cost more to buy than our ordinary shares available at prevailing market rates. In addition, the market price of our ordinary shares may decline during the offering period. We do not intend to change the subscription price of the rights in response to fluctuations in the market price of our ordinary shares underlying the preferred shares.
If you exercise your rights, you commit to purchasing the preferred shares at the designated subscription price and you may not revoke or change your exercise of your rights even if the market price of our ordinary shares underlying the preferred shares decreases or you learn information about us that you consider unfavorable.
Your exercise of rights to purchase our preferred shares is irrevocable, unless we are required by law to permit such revocation. If you exercise your rights, because the market price of our ordinary shares underlying the preferred shares is below the initial conversion price, you will have committed to buying our preferred shares at a price above the prevailing market price of the underlying ordinary shares and could have an immediate unrealized loss. Our ordinary shares are currently quoted on the NYSE for trading under the symbol “HELI,” and the last reported price of our ordinary shares on October 15, 2014 was $5.37 per share.
If you do not exercise your rights, your percentage ownership will be diluted.
Assuming the rights offering is fully subscribed, we would expect to issue up to 100,000 preferred shares in the rights offering. If you choose not to exercise your basic subscription rights prior to the expiration of the rights offering, or you exercise less than all of your rights, your percentage ownership in our ordinary shares will be diluted, on an as-converted basis, relative to shareholders who exercise their rights. In addition, the purchase by CD&R in the Private Placement will further dilute your percentage ownership.
If you do not act promptly and follow the subscription instructions, your exercise of rights will be rejected.
If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments, and that all payments clear, before the expiration of the rights offering at 5:00 p.m., New York City time, on the Expiration Date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or a payment does not clear prior to the Expiration Date, or you otherwise fail to follow the subscription procedures that apply to the exercise of your rights before the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.
Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the Expiration Date, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration, in which event the exercise of your subscription rights would be rejected as untimely. You may eliminate this risk by paying the subscription price by wire transfer of immediately available funds or certified or cashier’s check or bank draft drawn on a U.S. bank.
The rights offering may cause the market price of our ordinary shares to decrease.
Depending upon the trading price of our ordinary shares at the time of commencement of the rights offering, together with the number of preferred shares we will issue in connection with the rights offering (including those shares that could be issued to the Investor in the Private Placement pursuant to its backstop commitment), the rights offering may cause the price of our ordinary shares to decrease, and it may continue to decrease following expiration of the rights offering. If the holders of our ordinary shares issued upon conversion of the preferred shares purchased in the rights offering choose to sell some or all of those shares, the resulting sales could further depress the market price of our ordinary shares.
The future price of our ordinary shares underlying the preferred shares may be less than the initial or then-effective conversion price, and you may not be able to sell your ordinary shares at a price equal to or greater than the subscription price or at all.
If you exercise your rights to purchase preferred shares in the rights offering, you may not be able to sell them or the ordinary shares underlying the preferred shares later at or above the initial or then-effective conversion price. The actual market price of our ordinary shares could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control.
Because our board of directors and management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully or apply the proceeds effectively.
While we currently anticipate that we will use the net proceeds of the rights offering to reduce debt and fixed charges, adjust the mix of owned versus leased aircraft, to further reduce debt opportunistically and for other general corporate purposes, our board of directors and our management may allocate the proceeds as they deem appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our board of directors and our management with regard to the use of the proceeds of the rights offering, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. If we invest the proceeds pending application of the funds, it is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us. Our failure to apply these funds effectively could adversely affect our business by reducing our return on equity and inhibiting our abilities to expand or raise additional capital in the future.
The rights are not transferable and there is no market for the rights.
You may not sell, give away or otherwise transfer your rights. The rights are only transferable by operation of law. Because the rights are non-transferable, there is no market or other means (other than exercise) for you to directly realize any value associated with the rights.
The preferred shares issued in the rights offering will not be transferable until 8.5 years after the first closing of the Private Placement with CD&R.
Prior to the date that is 8.5 years after the first closing of the Private Placement with CD&R, you will not be permitted to sell, give away or otherwise transfer your preferred shares. Because the preferred shares are non-transferable during this period, there is no market or other means (other than conversion) for you to directly realize any value associated with the preferred shares. If you desire to transfer your preferred shares during this period, you will first be required to convert such preferred shares into ordinary shares.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest or penalty.
We may decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is canceled, all subscription payments received by the subscription agent from you will be returned to you, without interest or penalty, as soon as practicable.
Risks Related to the Private Placement with CD&R
CD&R would become a substantial holder of our ordinary shares on an as-converted basis.
Subject to the closings of the Private Placement, CD&R will become a substantial holder in us and depending on the take-up of this rights offering by the Legacy Shareholders, may have as much as 49.9% of the voting control over us, with a larger amount of our economic interest upon issuance of preferred shares in respect of amounts accrued as preferred dividends. CD&R will eventually have four representatives on our board. As a result, CD&R will have substantial influence over our corporate policy and business strategy. In pursuing its economic interests, CD&R may have interests that are different from the interests of our other shareholders.
Resales of our ordinary shares in the public market may cause the market price of our ordinary shares to fall.
Pursuant to the terms of the Private Placement, we will issue to CD&R preferred shares convertible into a large number of ordinary shares and CD&R will have certain registration rights with respect to the ordinary shares issuable upon conversion of the preferred shares and certain preferred shares held by it. The registration rights for CD&R will allow it to sell its shares without compliance with the volume and manner of sale limitations under Rule 144 promulgated under the Securities Act. The market value of our ordinary shares could decline as a result of sales by CD&R from time to time of a substantial amount of the ordinary shares and securities convertible into ordinary shares held by it.
Risks Related to Our Ownership Structure
We are controlled by a shareholder group, which might have interests that conflict with ours or the interests of our other shareholders.
Upon the first closing of the Private Placement and pursuant to a voting agreement between CD&R and First Reserve (the “Major Investors”), the Major Investors, as a group, will own a controlling block of our voting shares and will have the ability to appoint a majority of our directors. As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Upon the consummation of the Private Placement, each of CD&R and First Reserve could hold securities representing up to approximately 49.6% and 28.7%, respectively (if there is no participation by existing holders in our rights offering and without taking into account any preferred shares issued or to be issued in respect of amounts accrued as preferred dividends), of the voting power of all of our shareholders (subject to certain adjustments, if any) and will have the ability to appoint a majority of our directors. As a result, the Major Investors (and their assignees) will have the ability to determine matters requiring shareholder approval, including without limitation, the election and removal of directors, and business combinations, changes of control and sales of all or substantially all of our assets.
Circumstances may occur in which the interests of the Investors could be in conflict with our interests or the interests of our other shareholders. For example, First Reserve and CD&R are both in the business of making investments in companies and might from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or that are suppliers or customers of ours. Further, if First Reserve or CD&R pursues such acquisitions or makes further investments in our industry, those acquisitions and investment opportunities might not be available to us. So long as the Major Investors continue to directly or indirectly own a significant amount of our equity, even if such amount is less than 50%, the Major Investors, as a group, will continue to be able to influence our decisions. In addition, this concentration of ownership could have the effect of delaying, preventing or deterring a change of control of our company, could deprive shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale of our company and might ultimately affect the market price of our ordinary shares.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You do not have the same protections afforded to shareholders of companies that are subject to such requirements.
As a result of the Private Placement, funds affiliated with the Major Investors, as a group, will beneficially own a majority of the voting power of our ordinary shares eligible to vote in the election of our directors. As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our ordinary shares:

•	we have a board of directors that is comprised of a majority of “independent directors,” as defined under the rules of the NYSE;

•	we have a compensation committee that is comprised entirely of independent directors; and

•	we have a nominating and corporate governance committee that is comprised entirely of independent directors.
A majority of the directors on our board of directors are not independent. In addition, the compensation committee and the corporate governance committee of our board of directors do not consist entirely of independent directors or are subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE. Finally, we have a classified board with terms of three years.
Risks Associated with Our Share Capital
There may be sales of a substantial amount of our ordinary shares by our current shareholders, and these sales could cause the price of our ordinary shares to fall.
First Reserve owns, and, after the Private Placement, the Major Investors, as a group, will own, a majority indirect economic and voting interest in us. Sales of substantial amounts of our ordinary shares in the public market, including by us, First Reserve, or CD&R, or the perception that such sales will occur, could adversely affect the market price of our ordinary shares and make it difficult for us to raise funds through securities offerings in the future.
The market for our ordinary shares historically has experienced significant price and volume fluctuations.
The market for our ordinary shares historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our ordinary shares. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our ordinary shares to fluctuate substantially.
We have not paid dividends on our ordinary shares historically and may not pay any cash dividends on our ordinary shares for the foreseeable future.
We have not paid cash dividends historically, nor do we expect to pay cash dividends on our ordinary shares in the foreseeable future. Our preferred shares will be entitled to receive cumulative dividends and will also be entitled to participate equally and ratably in all dividends on our ordinary shares.

Pursuant to the terms of the preferred shares to be issued in the Private Placement and this rights offering, which will rank senior to our ordinary shares, we will be required to pay regular cash dividends or issue shares in respect of amounts accrued as dividends on the preferred shares, and we may be required under certain circumstances to repurchase the preferred shares; such obligations could adversely affect our liquidity and financial condition.
The preferred shares to be issued in the Private Placement and the rights offering have different dividend rights than our ordinary shares. Holders of preferred shares will be entitled to participate ratably in all dividends paid on ordinary shares and, in addition, receive cumulative dividends payable quarterly at a rate of 8.5% per annum. The preferred dividends will be payable in cash or satisfied by the issuance of preferred shares to the holders of preferred shares in lieu of cash quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such quarterly date following the issuance of the preferred shares. We will issue preferred shares in respect of amounts of preferred dividends accruing up to the second anniversary of the second closing, and amounts of preferred dividends accruing after such anniversary will be either paid in cash or we will issue preferred shares in lieu of cash to the holders of preferred shares at our option, subject to certain conditions. If we fail to make timely dividends or in certain other circumstances, the dividend rate will increase to 11.5% per annum until such time as all accrued but unpaid dividends have been paid in full. In addition, the holders of our preferred shares will have certain redemption rights, including upon certain change in control events involving us, which, if exercised, could require us to repurchase all of the outstanding preferred shares at the original purchase price of the preferred shares plus all accrued but unpaid dividends. Our obligations to pay regular dividends to the holders of preferred shares or any required repurchase of the outstanding preferred shares could impact our liquidity and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes. Our obligations to the holders of preferred shares could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition.
We may pursue additional capital in the future, which could dilute the holders of our outstanding ordinary shares and may adversely affect the market price of our ordinary shares.
Although we have just entered into the Private Placement to raise a significant amount of capital, in the current economic environment we believe it is prudent to consider alternatives for raising capital when opportunities to raise capital at attractive prices present themselves, in order to further strengthen our capital and better position ourselves to take advantage of opportunities that may arise in the future. Such alternatives may include issuance and sale of ordinary shares or preferred shares. Any such capital raising alternatives could dilute the holders of our outstanding ordinary shares and may adversely affect the market price of our ordinary shares.
The issuance of preferred shares in the Private Placement and the issuance of additional preferred shares in lieu of preferred dividends in cash will reduce the relative voting power of holders of our ordinary shares, will dilute the ownership of such holders, and may adversely affect the market price of our ordinary shares.
As of July 31, 2014, we had 81,342,413 ordinary shares outstanding and obligations to issue an additional 3,945,633 ordinary shares upon the exercise of outstanding options and other securities exercisable or convertible into our ordinary shares. Upon the third closing of the Private Placement, CD&R will hold shares representing approximately 49.6% of our ordinary shares on an as-converted basis (if there is no participation by existing holders in our rights offering and without taking into account any preferred shares issued or to be issued in respect of amounts accrued as preferred dividends). As a result, our pro forma net tangible book value per share as of July 31, 2014, after giving effect to the Private Placement, this rights offering, the payment of related transaction costs, repayment of certain of our outstanding indebtedness and the assumed immediate conversion of all such preferred shares into ordinary shares at the initial conversion price of $7.50 per share would increase from $(0.59) per share to $3.13 per share. This represents an immediate increase in net tangible book value of $3.72 per share to our existing ordinary shareholders and an immediate dilution of $4.37 per share to investors receiving ordinary shares in such conversion. CD&R and our other holders of preferred shares will also have priority over the holders of our ordinary shares with respect to the distribution of our assets in the event of our liquidation, dissolution or winding up, and will receive consideration per share potentially in excess of that received by holders of our ordinary shares in the event of a change of control.
In addition, conversion of the preferred shares to our ordinary shares will dilute the ownership interest of existing holders of our ordinary shares, and any sales in the public market of the ordinary shares issuable upon conversion of the preferred shares could adversely affect prevailing market prices of our ordinary shares. In connection with the Private

Placement, we will grant CD&R registration rights in respect of the ordinary shares issuable upon conversion of the preferred shares and preferred shares issued and outstanding more than 8.5 years after the first closing of the Private Placement. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our ordinary shares available for public trading. Sales by CD&R of a substantial number of our ordinary shares in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our ordinary shares.
The issuance of preferred shares will diminish the net income available to holders of our ordinary shares and increase loss per ordinary share.
If the conditions to the closing of the Private Placement are satisfied or waived, including any preferred shares sold pursuant to this rights offering, we will have issued $600.0 million of preferred shares upon the third closing of the Private Placement. See “Description of Capital Stock—Preferred Shares.” The dividends accrued on the preferred shares will reduce the net income available to ordinary shareholders and increase our loss per ordinary share.
The preferred shares to be issued in the Private Placement and the rights offering will have rights, preferences and privileges that are not held by, and are preferential to the rights of, holders of our ordinary shares. Such preferential rights could adversely affect our liquidity and financial condition, and may result in the interests of the holders of our preferred shares differing from those of the holders of our ordinary shares.
Holders of preferred shares will have the right to receive a liquidation preference entitling them to be paid out of our assets available for distribution to shareholders, before any payment may be made to holders of ordinary shares, an amount equal to the greater of (a) the liquidation value and (b) the amount that such holder would have been entitled to receive upon our liquidation, dissolution and winding up if all outstanding preferred shares had been converted into ordinary shares immediately prior to such liquidation, dissolution or winding up.
In addition, dividends on the preferred shares will accrue and will be cumulative, whether or not declared by our board of directors, at the rate of 8.5% per annum on the sum of the original issue price plus all unpaid accrued and accumulated dividends thereon. These preferred dividends will be payable in cash or we will issue preferred shares to the holders of preferred shares in lieu of cash quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such quarterly date following the issuance of the preferred shares. With respect to the preferred dividends accruing up to the second anniversary of the second closing we will issue preferred shares in lieu of paying a dividend in cash, and amounts of preferred dividends accruing after such anniversary will be either paid in cash or we will issue preferred shares in lieu of cash to the holders of preferred shares at our option, subject to certain conditions. If we fail to make timely dividends or in certain other circumstances, the dividend rate will increase to 11.5% per annum until such time as all accrued but unpaid dividends have been paid in full or preferred shares have been issued in lieu thereof. Moreover, if we declare or pay a cash dividend on our ordinary shares, we will be required to declare and pay a dividend on the outstanding preferred shares on a pro rata basis with the ordinary shares determined on an as-converted basis. The holders of our preferred shares will also be able to require the redemption of all or any of their preferred shares upon our change of control at a purchase price equal to the liquidation value of such preferred shares.
Holders of preferred shares will have the right to vote at all shareholders meetings together with, and as part of one class with, the ordinary shares (on an as-converted basis), provided, however, that the preferred shares of any one holder and its affiliates (together with any votes of such holder and its affiliates in respect of any previously issued ordinary shares upon conversion of preferred shares) will not represent more than 49.9% of the total number of votes. In addition, the prior written consent of the holders of a majority of the preferred shares will be required to, among other things, (i) create, or issue additional, equity or convertible securities other than voting or non-voting ordinary shares or (ii) enter into a debt agreement restricting the payment of dividends or a distribution by the issuance of preferred shares or the conversion of preferred shares into ordinary shares.
Our obligations to pay the preferred dividends and other dividends to the holders of our preferred shares on a pro-rata basis with the ordinary shares, and to repurchase any and all of the outstanding preferred shares under certain circumstances, could impact our liquidity and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes. Our obligations to the holders of preferred shares could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. The preferential rights could also result in divergent interests between the holders of our preferred shares and those of our ordinary shares.
We are a holding company and, accordingly, are dependent upon distributions from our subsidiaries to generate the funds necessary to meet our financial obligations and pay dividends.
We are a holding company and have no business operations of our own. We have no independent means of generating revenue. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to pay our expenses and to pay any cash dividends. There can be no assurance that our subsidiaries will generate sufficient cash flow to dividend or distribute funds to us or that applicable laws, their operating documents and contractual restrictions, including negative covenants in our or their debt instruments, will permit such dividends or distributions. Our debt instruments currently restrict the ability of our subsidiaries to pay dividends or make distributions to us.
The requirements of being a public company may strain our resources and distract our management.
As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We have incurred and expect to incur significant additional annual expenses related to these steps and, among other things, additional directors' and officers’ liability insurance, director fees, reporting requirements, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.
Our internal controls may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and ordinary share price.
Our internal control over financial reporting currently may not meet the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. If we are not able to complete our assessment of internal controls over financial reporting accordance with the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm might not be able to certify as to their adequacy.
Matters affecting our internal control might cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which could result in a breach of the covenants under our financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal control over financial reporting. This could materially adversely affect us and lead to a decline in the price of our ordinary shares.
If securities analysts or industry analysts downgrade our ordinary shares, publish negative research or reports or fail to publish reports about our business, our share price and trading volume could decline.
The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us, our business and our market. If one or more analysts adversely change their recommendation regarding our stock or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets which in turn could cause our share price or trading volume to decline.

Our actual operating results may differ significantly from our guidance and investor expectations, which would likely cause our share price to decline.
From time to time, we may release guidance in our earnings releases, earnings conference calls or otherwise, regarding our future performance that represent our management’s estimates as of the date of release. If given, this guidance, which will include forward-looking statements, will be based on projections prepared by our management. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. The principal reason that we expect to release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. With or without our guidance, analysts and other investors may publish expectations regarding our business, financial performance and results of operations. We do not accept any responsibility for any projections or reports published by any such third persons.
Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. If our actual performance does not meet or exceed our guidance or investor expectations, the trading price of our ordinary shares is likely to decline.
Provisions of our articles of association and Cayman Islands corporate law may discourage or prevent an acquisition of us which could adversely affect the value of our ordinary shares.
Provisions of our memorandum and articles of association, as amended (or our articles of association), and Cayman Islands law may have the effect of delaying or preventing a change of control or changes in our management. Our articles of association contain provisions that:

•
permit our board of directors to issue, without any further vote or action by our shareholders, preferred shares in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

•	provide for our board of directors to be a classified board.
The foregoing provisions may impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing shareholders.
Our organizational documents contain a variety of anti-takeover provisions that could delay, deter or prevent a change in control.
Various provisions of our organizational documents and Cayman Islands law may delay, deter or prevent a change in control of us that is not approved by our board of directors. These provisions include:

•	a classified board of directors;

•
a requirement that annual general meetings of shareholders be called by only a majority of the board of directors or by the Chairman of the board of directors or in the case of extraordinary general meetings, by a majority of the board of directors, by the Chairman of the board of directors or by shareholders holding not less than a majority of our shares then outstanding;

•	a requirement that shareholder proposals and nominations will be considered only at an extraordinary general meeting convened for such purpose; and

•	the authority of the board of directors to issue preferred shares with such terms as the board of directors may determine.

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.
We are a company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our articles of association, as amended and restated from time to time, by the Companies Law (as revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. In particular, some jurisdictions, such as the state of Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, there are certain types of corporate transactions which may be carried out under the laws of the Cayman Islands pursuant to which dissenting shareholders would not have automatic statutory rights comparable to appraisal rights that might otherwise ordinarily be available to dissenting shareholders of certain U.S. corporations. Historically, there have not been any reported instances of class actions having been successfully brought before the Cayman Islands courts. Such actions are ordinarily available in respect of U.S. corporations in U.S. courts. Finally, Cayman Islands companies might not have standing to initiate shareholder derivative actions before the federal courts of the United States. As a result, our public shareholders could face different considerations in protecting their interests in actions against our management, directors or controlling shareholder than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court.
As a shareholder, you might have difficulty obtaining or enforcing a judgment against us because we are incorporated under the laws of the Cayman Islands.
Because we are a Cayman Islands company, there is uncertainty as to whether the Grand Court of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands against us predicated upon the securities laws of the United States or any state thereof.
The Major Investors may compete with us, and our articles of association contain a provision that expressly permits our non-employee directors to compete with us.
First Reserve and/or CD&R may compete with us for investments in our business. There is no assurance that any conflicts of interest created by such competition will be resolved in our favor. Moreover, First Reserve and CD&R are both in the business of making investments in companies and might acquire or hold interests in businesses that compete directly or indirectly with us. Our articles of association provide that, to the maximum extent permitted from time to time by Cayman Islands law, we renounce any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our directors or their affiliates, other than to those directors who are employed by us or our subsidiaries, unless the business opportunity is expressly offered to such person in his or her capacity as a director of the Company, and none of First Reserve or its affiliates, or any director who is not employed by us or any of his or her affiliates, will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we or our affiliates engage or propose to engage or to refrain from otherwise competing with us or our affiliates. First Reserve and/or CD&R also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities might not be available to us.
Our articles of association also provide that any director, officer, committee member or agent of both the Company and a member of First Reserve and its affiliates, or First Reserve Group (or an Identified Person), First Reserve or any non-employee director taking, developing, offering or transferring to another person or entity, any potential transaction, business or investment opportunity that has been renounced by the Company shall not constitute an act or omission committed in bad faith or as the result of active or deliberate dishonesty, and any benefit received, directly or indirectly, by First Reserve, an Identified Person or any non-employee director as the result of any such potential transaction, business or investment opportunity shall not constitute receipt of an improper benefit, or an improper personal benefit, in money, property, services or otherwise.

Our articles of association provide that, to the maximum extent permitted from time to time by Cayman Islands law, each of our non-employee directors (including those designated by First Reserve and, after the first closing of the Private Placement, CD&R) may:

•
acquire, hold and dispose of ordinary shares for his or her own account or for the account of others, and exercise all of the rights of a shareholder to the same extent and in the same manner as if he or she were not our director; and

•
in his or her personal capacity or in his or her capacity as a director, officer, trustee, shareholder, partner, member, equity owner, manager, advisor or employee of any other person, have business interests and engage in business activities that are similar to ours, compete with us or involve a business opportunity that we could seize and develop.

Our articles of association also provide that, to the maximum extent permitted from time to time by Cayman Islands law, in the event that First Reserve or any non-employee director acquires knowledge of a potential transaction or other business opportunity, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and may take any such opportunity for itself, himself or herself or offer it to another person or entity unless the business opportunity is expressly offered to such person in his or her capacity as our director. These provisions may limit our ability to pursue business or investment opportunities that we might otherwise have had the opportunity to pursue, which could have an adverse effect on our financial condition, our results of operations, our cash flow, the per share trading price of our ordinary shares and our ability to satisfy our debt service obligations.
First Reserve, a member of our majority shareholder group that controls us, also controls an entity that leases helicopters to us.
Certain funds affiliated with First Reserve, a member of our majority shareholder group, hold approximately 100% of the equity interests in Hover SE Leasing, or Hover, which indirectly owns a minority interest in 31 helicopters. Through Hover, First Reserve leases such helicopters to us pursuant to long-term leases ranging in duration between eight and ten years. For the fiscal year ended April 30, 2014, the total operating lease expense in connection with such leases was $50.4 million.
Certain of our directors and officers may have interests in the Private Placement and/or the Rights Offering that are different from, or in addition to, the interests of our shareholders.
Certain of our directors are affiliated with First Reserve which, along with its affiliates, controls CHC Cayman. William E. Macaulay, Chairman of our board, is Chairman and Chief Executive Officer of First Reserve, John Mogford and Jeffrey K. Quake, both directors of our board, are Managing Directors of First Reserve, and Dod E. Wales, a director of our board, is a Director of First Reserve. In addition, each of William Amelio, our President and Chief Executive Officer, Joan S. Hooper, our Senior Vice President and Chief Financial Officer; Peter Bartolotta, our Chief Operating Officer and President, Helicopter Services, and Michael O’Neill, our Senior Vice President and Chief Legal Officer may be entitled to certain severance and other benefits in the event of his or her termination of employment within a certain period of time following the Private Placement and/or this rights offering if the Private Placement and/or this rights offering is deemed a change in control under their respective employment agreements and certain other conditions are met. For the foregoing reasons, these directors and executive officers may have interests in the Private Placement and/or this rights offering that are different from, or in addition to, the interests of our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus, including the sections titled “Prospectus Summary,” “Risk Factors” and “Use of Proceeds,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in the section of this prospectus captioned “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•	our ability to obtain the approval of the pending financing transactions by our shareholders;

•	the ability to obtain governmental approvals of the pending financing transactions or to satisfy other conditions to the transactions on the proposed terms and timeframe;

•	the possibility that the pending financing transactions do not close when expected or at all, or that we may be required to modify aspects of the transactions to achieve regulatory approval;

•	the ability to realize the expected reduction of debt and interest expense from the pending financing transactions in the amounts or in the timeframe anticipated;

•	our level of indebtedness and obligations under our operating leases;

•	competition in the markets we serve;

•	loss of any of our large, long-term support contracts;

•	inherent risks in operating helicopters;

•	failure to mitigate losses through a robust safety management and insurance coverage program or to maintain standards of acceptable safety performance;

•	risks associated with our fixed operating expenses and long-term contracts;

•	our reliance on a small number of helicopter manufacturers;

•	limited number of suppliers and availability of replacement helicopter parts and subcontracted services;

•	inability to fund our working capital requirements;

•	reliance on the secondary used helicopter market to dispose of older helicopters;

•	extensive regulation;

•	potential for conflict with the other owners of non-wholly owned variable interest entities;

•	political and economic uncertainty;

•	compliance risks associated with international activities;

•	application of tax laws in various jurisdictions;

•	foreign currency exposure and related hedging activities;

•	exposure to credit risks;

•	allocation of risk between our customers and us;

•	dependence on the oil and gas industry, and particular markets within that industry;

•	reduction or cancellation of services for government agencies;

•	inability to upgrade our technology;

•	reliance on information technology;

•	assimilation of acquisitions and the impact of any future material acquisitions;

•	loss of key personnel;

•	labor problems;

•	insufficient assets in our defined benefit pension plan;

•	adverse results of legal proceedings;

•	potential adverse U.S. federal income tax consequences;

•	our controlling shareholder's control over us, and its interests that may conflict with ours and may differ from those of our public shareholders;

•	future sales of our ordinary shares by current shareholders;

•	lack of a prior trading market for our ordinary shares;

•	our holding company structure; and

•	the costs of being a public company, including Sarbanes-Oxley Act compliance.
We caution you that the above list of cautionary statements is not exhaustive and should be considered with the risks described under “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We disclaim any intentions or obligations to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws.

USE OF PROCEEDS
The total proceeds to us from the rights offering will depend on the number of rights exercised. However, as described above, CD&R has agreed to purchase a certain number of preferred shares equal to the preferred shares not purchased pursuant to the rights offering. We estimate that the net proceeds from the rights offering, together with the Private Placement, after deducting estimated expenses of this rights offering payable by us, will be approximately $572.4 million.
We intend to use the net proceeds from this rights offering, together with the proceeds from the Private Placement, to reduce debt and fixed charges. A portion of the proceeds is expected to be used to redeem $105.0 million of senior unsecured notes and $130.0 million of senior secured notes, plus associated premiums. We intend to use the remaining proceeds to adjust the mix of owned versus leased aircraft, to further reduce debt opportunistically and for other general corporate purposes. The unsecured notes bear interest at a rate of 9.375% with semi-annual interest payments on June 1 and December 1 and mature on June 1, 2021. The senior secured notes bear interest at an annual rate of 9.25%, with semi-annual interest payments due on April 15 and October 15, and mature on October 15, 2020.
Our management has broad discretion in deciding how to allocate the net proceeds of this rights offering and the Private Placement. Until we allocate the entire use of the net proceeds, we may invest them temporarily in liquid short-term securities.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and marketable securities as of July 31, 2014:

•	on an actual basis; and

•
on an as adjusted basis giving effect to (i) the first closing and second closing of the Private Placement, (ii) this rights offering and (iii) the application of the proceeds therefrom as described in “Use of Proceeds.”

You should read this table in conjunction with the sections entitled “Use of Proceeds,” “Description of Preferred Shares,” “Description of Indebtedness” and “Description of Share Capital” included elsewhere in this prospectus and our consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus.

	As of July 31, 2014 (in thousands, except share and per share data)
	Actual	Adjustments from Private Placement (i)	Subtotal	Adjustments from rights offering (ii)	As Adjusted

Cash and cash equivalents	$119,928	$225,519	$345,447	$98,139	$443,586

Indebtedness:
Senior secured notes (iii)	$1,105,000	$(130,000)	$975,000	$—	$975,000
Senior unsecured notes (iv)	300,000	(105,000)	195,000	—	195,000
Other long-term obligations	88,730	—	88,730	—	88,730
Total indebtedness	1,493,730	(235,000)	1,258,730	—	1,258,730

Temporary equity:
Preferred Shares, $0.0001 par value per share; 500,000,000 shares authorized, no shares issued and outstanding, actual; 600,000 shares to be issued and outstanding, on an as adjusted basis (v)	—	474,263	474,263	98,139	572,402
Redeemable non-controlling interests	(15,216)	—	(15,216)	—	(15,216)

Shareholders’ equity:
Ordinary shares, $0.0001 par value per share; 1,500,000,000 shares to be authorized, 80,597,912 shares to be issued and outstanding, actual (vi);	8	—	8	—	8
Additional paid-in capital	2,042,602	—	2,042,602	—	2,042,602
Accumulated other comprehensive loss	(165,998)	—	(165,998)	—	(165,998)
Deficit (vii)	(1,307,203)	(19,249)	(1,326,452)	—	(1,326,452)
Total shareholders' equity	569,409	(19,249)	550,160	—	550,160
Total capitalization	$2,047,923	$220,014	$2,267,937	$98,139	$2,366,076

(i)
Represents the issuance and sale of 500,000 preferred shares at $1,000 per share net of estimated issue costs after giving effect to the first closing and second closing and bond repurchases described in (vii).

(ii)	Represents the issuance and sale of 100,000 preferred shares at $1,000 per share net of estimated issue costs.

(iii)	Represents the aggregate principal amount of the senior secured notes issued and outstanding.

(iv)	Represents the aggregate principal amount of the senior unsecured notes issued and outstanding.

(v)	The preferred shares are classified as temporary equity as they are redeemable for liquidation value on a change of control.

(vi)	Excluding unvested restricted shares of 744,501.

(vii)
Deficit is adjusted for the loss on extinguishment related to the redemption of $130.0 million at a redemption price of 103.0% of the principal of the senior secured notes and $105.0 million of the senior unsecured notes at a redemption price of 109.375% of the principal. The loss on extinguishment is comprised of the redemption premium, the unamortized deferred financing costs, and the original issuance discount and premium.

DILUTION
If you purchase our preferred shares and convert such preferred shares into ordinary shares, your interest will be diluted to the extent of the difference between the then-effective conversion price and the pro forma as adjusted net tangible book value per share of our ordinary shares immediately after the completion of this rights offering and the Private Placement.
Our historical net tangible book value of our ordinary shares as of July 31, 2014 was approximately $(48.2) million, or $(0.59) per share. The historical net tangible book value per share represents our total tangible assets less our total tangible liabilities, divided by the number of outstanding ordinary shares. Our pro forma net tangible book value as of July 31, 2014 shows the effect of the sale of an aggregate of 600,000 of our preferred shares in the Private Placement and in this rights offering, our receipt of the net proceeds from such sale and the use of proceeds to repay certain of our outstanding indebtedness, as described under “Use of Proceeds.” Our pro forma net tangible book value as adjusted as of July 31, 2014 further shows the effect of the immediate conversion of all such preferred shares into ordinary shares at the initial conversion price of $7.50 per share.
After giving effect to the sale of our preferred shares in the Private Placement and in this rights offering, our receipt of the net proceeds from such sale and the use of proceeds to repay certain of our outstanding indebtedness, our pro forma net tangible book value as of July 31, 2014 would have been approximately $505.0 million, or $6.21 per share. This represents an immediate increase in net tangible book value of $6.80 per share to our existing ordinary shareholders.
After giving effect to the conversion of all preferred shares purchased in the Private Placement and this rights offering at the initial conversion price of $7.50 per share, our pro forma as adjusted net tangible book value as of July 31, 2014 would have been approximately $505.0 million, or $3.13 per share. This represents an immediate increase in net tangible book value of $3.72 per share to our existing ordinary shareholders and an immediate dilution of $4.37 per share to investors receiving ordinary shares in such conversion.
The following table illustrates this dilution per share of our ordinary shares to investors in this offering, based on the initial conversion price of the preferred shares:

Initial conversion price	$7.50
Historical net tangible book value per share as of July 31, 2014	(0.59)
Pro forma increase in net tangible book value per share attributable to investors purchasing preferred shares in this offering	6.80
Pro forma net tangible book value per share after giving effect to the Private Placement and this rights offering and the use of proceeds therefrom	6.21
Pro forma decrease in net tangible book value per share attributable to conversion of preferred shares	(3.08)
Pro forma as adjusted net tangible book value per share after giving effect to the conversion of preferred shares	3.13
Dilution in net tangible book value per share to investors in this offering	$4.37

THE RIGHTS OFFERING
The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of ordinary shares on the Record Date. If you hold your ordinary shares through a broker, dealer, custodian bank or other nominee, please refer to “—Notice to Brokers and Nominees” below.
The Subscription Rights
We are distributing, at no charge, to holders of our ordinary shares as of 5:00 p.m., New York City time, on October 24, 2014, which is the Record Date, non-transferable rights to purchase up to an aggregate of 100,000 preferred shares at a price of $1,000 per share in the rights offering. Each right consists of a basic subscription right and an over-subscription privilege. You will receive one right for every one of our ordinary shares held by you of record as of 5:00 p.m., New York City time, on the Record Date. The basic subscription right entitles you to purchase 0.001229 preferred shares, provided, that in no event will fractional preferred shares be issued in this rights offering. The over-subscription privilege will permit you, if you validly and fully exercise your basic subscription right, to subscribe for additional whole shares of our preferred shares at a ratio of 0.0016422 shares per each ordinary share you hold. In the event, however, that fractional shares of preferred shares result from the exercise of the over-subscription privilege, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
The aggregate number of shares purchased in the rights offering may not exceed 100,000 preferred shares.
Basic Subscription Right
The basic subscription right gives you the right to purchase 0.001229 preferred shares at a subscription price of $1,000 per share, provided, that in no event will fractional preferred shares be issued in this rights offering. You may exercise all or a portion of your rights or you may choose not to exercise any of your rights. You may not sell, transfer or assign your rights. If you do not timely and fully exercise your basic subscription right with respect to all the rights you hold, you will not be entitled to exercise your over-subscription privilege to purchase any additional preferred shares offered in the rights offering. Accordingly, you will need to exercise 814 rights in order to purchase one whole preferred share.
Over-subscription Privilege
If you timely and fully exercise your basic subscription right with respect to all the rights you hold and CHC Cayman does not exercise its basic subscription right (as it has notified us that it does not intend to do), you may also choose to exercise your over-subscription privilege to subscribe for up to an additional 0.0016422 preferred shares for each ordinary share you hold, at the same price per share that applies to the basic subscription rights. Accordingly, assuming that you exercise your full basic subscription right, you will need to hold 609 ordinary shares as of the Record Date in order to purchase one whole preferred share through the exercise of your over-subscription privilege. If you owned 50,000 ordinary shares as of 5:00 p.m., New York City time, on the Record Date, your over-subscription privilege would entitle you to purchase an additional 82 preferred shares for $1,000 per share.
To properly exercise your over-subscription privilege, you must deliver the rights certificate and all other required subscription documents and the subscription payments related to your over-subscription privilege must clear before the rights offering expires. In order for the exercise of your entire over-subscription privilege to be valid, you should deliver to the subscription agent payment in an amount equal to the aggregate subscription price for the entire number of shares that you have requested to purchase pursuant to your over-subscription privilege, along with payment for the exercise of your basic subscription rights and all rights certificates and other subscription documents, prior to the expiration of the rights offering.
To the extent the aggregate subscription price of the actual number of shares you request to purchase pursuant to the over-subscription privilege is less than the amount you actually paid to the subscription agent, the excess subscription payments will be returned to you by the subscription agent as soon as practicable, without interest or penalty, following the closing of this rights offering.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the shares you requested to purchase pursuant to the over-subscription privilege, you will receive only the number of shares for which you actually paid.
Delivery of Preferred Shares
If you are a registered holder of our ordinary shares, we will mail to you a direct registration account statement detailing the number of preferred shares that you have purchased in the rights offering as soon as practicable following the closing of the rights offering. If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of preferred shares in the rights offering.
Reasons for the Rights Offering
We are pursuing the rights offering and Private Placement to strengthen our balance sheet, reduce leverage and fixed charges, improve free cash flow and maximize long-term value creation. On August 21, 2014, we entered into the investment agreement with CD&R. Under the investment agreement, we are permitted to, among other things, conduct the rights offering. The purpose of the rights offering is to raise equity capital and to give our Legacy Shareholders the opportunity to purchase our preferred shares at the same price per share at which the Investor will purchase our preferred shares.
Method of Exercising Rights
The exercise of rights is irrevocable and may not be canceled or modified. You may exercise your rights as follows:
Subscription by Registered Holders. If you hold ordinary shares in your name, the number of shares you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. You may exercise your rights by properly completing and executing the rights certificate and forwarding it, together with your full payment and any other required subscription documents, to the subscription agent at the address given under “Questions and Answers Relating to the rights offering—To whom should I send payment?” to be received at or before the expiration of the rights offering.
Subscription by Beneficial Owners. If you are a beneficial owner of ordinary shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, we will issue one right to the nominee record holder for every one of our ordinary shares that you own as of the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.
Payment Method. As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by one of the following two methods:

•	Check or bank draft drawn on a U.S. bank payable to “Computershare as Subscription Agent” or

•
Wire transfer of immediately available funds directly to the account maintained by Computershare, as Subscription Agent, for purposes of accepting subscriptions in this rights offering to the below with a clear reference to the identity of the subscriber who is paying the subscription price by wire transfer:

Bank of America
100 West 33rd St.
New York, New York 10001
ABA #: 026009593
DDA: 4426655284
Registered Name: CSI AAF Rights Offering K
Ref: CHC Group Ltd
Swift Code BOFAUS3N
Payments will be deemed to have been received upon: (i) clearance of any uncertified check; or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, we urge you to consider using a wire transfer of immediately available funds, a certified or cashier's check, bank draft drawn on a U.S. bank or, U.S. postal or express money order. Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.
You must timely pay the full subscription price for the full number of preferred shares you wish to acquire under the basic subscription right and any over-subscription request by delivering to the subscription agent payment in the manner above which payment must be received by the expiration of the rights offering. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.
If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of DTC, you may subscribe for preferred shares by exercising your rights prior to 2:15 p.m., New York City time, on the Expiration Date.
You should carefully read and strictly follow the instruction letter accompanying the rights certificate and any other subscription documents. DO NOT SEND RIGHTS CERTIFICATES, OTHER SUBSCRIPTION DOCUMENTS, OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate, all other required subscription documents and payment of the full subscription amount.
The method of delivery of rights certificates, all other required subscription documents and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the Expiration Date.
Missing, Incomplete or Incorrect Subscription Documents or Payment
If you fail to properly complete and duly sign the rights certificate and all other required subscription documents or otherwise fail to follow the subscription procedures that apply to the exercise of your rights before the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent accepts any responsibility to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the exercise of your rights will be given effect to the fullest extent possible based on the amount of the payment received pursuant to your basic subscription right and over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the closing of the rights offering.
Expiration
You may exercise your rights prior to 5:00 p.m., New York City time, on the Expiration Date. If you do not properly exercise your rights before that time, your rights will expire and will no longer be exercisable and any rights not exercised before that time will be void and worthless without any payment to the holders thereof. We will not be required to issue shares to you if the subscription agent receives your rights certificate, any required subscription document or your subscription payments after the Expiration Date.
If you hold ordinary shares in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the rights on your behalf in accordance with your instructions. Please note that your nominee may establish a deadline before the Expiration Date.
We do not intend to extend the expiration of the rights offering.

Subscription Agent
The subscription agent for this rights offering is Computershare. All rights certificates, payment of the subscription price, and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to the subscription agent by one of the methods described below:
If delivering by mail:
Computershare Trust Company, N.A.
P.O. Box 43011
Providence, RI 02940-3011
If delivering by overnight courier:
Computershare Trust Company, N.A.
250 Royall St., Suite V
Canton, MA 02021
If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the expiration of the rights offering. Do not send or deliver these materials to us.
You should direct any questions or requests for assistance concerning the method of subscribing for preferred shares or for additional copies of this prospectus to Georgeson, the information agent for the rights offering. Banks, brokers and all shareholders should call (888) 607-6511 or email CHCGroup@georgeson.com.
We will pay the fees and expenses of Computershare. We have also agreed to indemnify Computershare against certain liabilities in connection with the rights offering.
If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your rights.
Conditions to the Rights Offering
The conditions to completion of this rights offering are:

•	that there is at least $50.0 million of aggregate demand from Legacy Shareholders;

•	that ordinary shares issuable upon conversion of the preferred shares have been authorized for listing on the NYSE;

•
that we have taken certain steps to address whether we, or our subsidiaries, would be characterized as a PFIC, or have provided information regarding the income and assets of our Company and our subsidiaries that enables CD&R to reasonably conclude that no such entity would be characterized as a PFIC;

•	that the second closing of CD&R’s Private Placement has occurred;

•
that the approval of the issuance of the preferred shares to CD&R by the holders of a majority of our issued and outstanding ordinary shares that are voted in person or by proxy at the extraordinary meeting of shareholders held to approve the issuance of the preferred shares to CD&R in the Private Placement as contemplated by the investment agreement has been obtained;

•	that certain required waiting periods under applicable competition laws have expired or terminated;

•	that certain required third-party consents have been obtained;

•	that certain shareholder agreements with CD&R and CHC Cayman have been executed;

•
that one of the directors designated by CHC Cayman has resigned and two directors designated by CD&R have been elected at or prior to the first closing and an additional two directors designated by CD&R have been elected at or prior to the second closing;

•	that no Company Material Adverse Effect (as defined in the investment agreement) has occurred; and

•
that no other event occurred or could reasonably be likely to occur that would cause the Board, in the exercise of its business judgment and fiduciary duties, to cancel, delay or amend the rights offering or any terms thereof.

We reserve the right to cancel or terminate this rights offering at any time before completion of this rights offering for any reason. In addition, we may waive one or more of the conditions to closing, if we are contractually permitted to do so under our agreements with CD&R.
No Fractional Shares
Legacy Shareholders may exercise the basic subscription right and over-subscription privilege only for whole shares. In the event, however, that fractional shares of preferred shares result from the exercise of the over-subscription privilege, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
Notice to Brokers and Nominees
If you are a broker, custodian bank or other nominee holder that holds ordinary shares for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to determine whether or not they intend to exercise their rights. Please note that DTC may have a deadline of 2:15 p.m., New York City time, on the Expiration Date for you to make your submission. You should obtain instructions from the beneficial owners of our ordinary shares. If a beneficial owner of our ordinary shares so instructs, you should complete the rights certificate and all other required subscription documents and submit them to the subscription agent with the full subscription payment by the expiration of the rights offering. You may exercise, on behalf of all beneficial owners for whom you are the record holder as so instructed by such beneficial owners, the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our ordinary shares on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form titled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you are a beneficial owner of ordinary shares and will receive your rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your rights, you should follow the instructions of your nominee. You should contact your nominee if you do not receive notice of the rights offering but believe you are entitled to participate in the rights offering.
We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the expiration of the rights offering.

No Recommendation to Rights Holders
Our board of directors is not making a recommendation regarding any exercise of your rights. Rights holders who exercise rights risk investment loss on money invested. The market price of our ordinary shares underlying the preferred shares may be volatile and, accordingly, may prevent you from being able to sell the ordinary shares underlying the preferred shares when you want to or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of the rights offering. You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page 33 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 and Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus.
No Market for Preferred Shares
Prior to the date that is 8.5 years after the first closing of the Private Placement, you will not be permitted to sell, give away or otherwise transfer your preferred shares. Because the preferred shares are non-transferable during this period, there is no market or other means (other than conversion into ordinary shares) for you to directly realize any value associated with the preferred shares.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must provide missing documents or information, correct any inaccurate information and resolve any other discrepancies in connection with your subscriptions before the rights offering expires, unless we waive those defects in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted only when the subscription agent receives a properly completed and duly executed rights certificate and any other required subscription documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the rights offering will be final and binding.
No Revocation or Change
Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you learn information about us or the preferred shares or ordinary shares underlying the preferred shares that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase shares at the subscription price and on the terms set forth in this prospectus.
Shareholder Rights
You will have no rights as a holder of the preferred shares you purchase in the rights offering until such preferred shares are issued to you. If you are the record holder, we will mail you a direct registration account statement as soon as practicable following the closing of the rights offering. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares in the rights offering, your account with your nominee will be credited by your nominee.
Foreign Shareholders
We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an Army Post Office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., New York City time, at least three (3) business days prior to the Expiration Date of their exercise of such rights, and, with respect to holders whose addresses are outside the United States, provide evidence satisfactory to us that the exercise of such rights does not violate the laws of the jurisdiction of such shareholders.

Fees and Expenses
We will pay all fees charged by the subscription agent and all other expenses incurred by us in the rights offering. You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your rights.
Backstop Commitment
The Investor has agreed to purchase from us in a Private Placement, at $1,000 per share, a number of shares equal to the number of preferred shares offered pursuant to the rights offering that are not purchased by the Legacy Shareholders, subject to the terms of the investment agreement. For additional details, see “Questions and Answers Related to the Rights Offering—How does the backstop commitment work?”
Non-Transferability of Subscription Rights
The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be quoted on the NYSE or any other stock exchange or trading market. The preferred shares issuable upon exercise of the subscription rights will not be quoted on the NYSE or any other stock exchange or trading market. In addition, the preferred shares issued in the rights offering will not be transferable for 8.5 years after the first closing of the Private Placement with CD&R.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following table shows our selected consolidated financial data for the periods and as of the dates indicated. The summary consolidated statement of operations for the years ended April 30, 2012, 2013 and 2014 and the balance sheet data as of April 30, 2013 and 2014 are derived from our audited annual consolidated financial statements and related notes for the respective fiscal periods included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 incorporated by reference in this prospectus. The consolidated balance sheet data as of April 30, 2012 is derived from our audited annual consolidated financial statements for year ended April 30, 2012 not included in this prospectus. The consolidated statement of operations for the year ended April 30, 2011 is derived from our audited annual consolidated financial statements not included in this prospectus. The consolidated balance sheet data as of April 30, 2011 is derived from our unaudited consolidated financial statements not included in this prospectus. The summary consolidated statement of operations for the year ended April 30, 2010 and the balance sheet data as of April 30, 2010 are derived from our unaudited consolidated financial statements not included in this prospectus.
The summary consolidated statement of operations for the three months ended July 31, 2013 and 2014 and balance sheet data as of July 31, 2014 are derived from our unaudited interim consolidated financial statements and related notes for the respective periods included in our Quarterly Report on Form 10-Q for the period ended July 31, 2014 incorporated by reference in this prospectus. The balance sheet data as of July 31, 2013 are derived from our unaudited interim consolidated financial statements for the three month period ended July 31, 2013 not included in this prospectus. In the opinion of management, our unaudited interim consolidated financial data reflects all adjustments (consisting of normal and recurring adjustments) considered necessary to fairly present our financial position for the periods presented. The results of operations for the three month periods are not necessarily indicative of the results that may be expected for the full year.
The selected consolidated financial data presented below is qualified in its entirety by reference to, and should be read in conjunction with the sections entitled “Risk Factors” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated by reference in this prospectus.

	As at and for the year ended April 30,					As at and for the three months ended July
	2010	2011	2012	2013	2014	2013	2014
	(in thousands of U.S. dollars)
Operating data:
Total revenue	$1,313,566	$1,445,460	$1,692,539	$1,743,847	$1,764,979	$414,931	$460,648
Direct costs (i)	(1,029,882)	(1,212,360)	(1,382,425)	(1,391,837)	(1,460,037)	(343,106)	(394,547)
Earnings from equity accounted investees	1,436	2,159	2,844	4,718	7,240	2,391	2,677
General and administration costs	(69,983)	(64,867)	(70,108)	(74,113)	(95,087)	(18,116)	(21,662)
Depreciation	(77,738)	(99,625)	(112,967)	(131,926)	(144,573)	(32,057)	(33,725)
Restructuring costs	(4,855)	(4,751)	(22,511)	(10,976)	—	—	—
Asset impairments (ii)	(129,994)	(29,403)	(17,651)	(29,981)	(25,933)	(7,324)	(275)
Gain (loss) on disposal of assets	(2,686)	7,193	8,169	(15,483)	(6,631)	(1,122)	(5,259)
Operating income (loss)	(136)	43,806	97,890	94,249	39,958	15,597	7,857
Financing charges (iii)	(74,332)	(140,565)	(129,778)	(157,311)	(182,503)	(45,972)	(34,289)
Loss from continuing operations before income tax	(74,468)	(96,759)	(31,888)	(63,062)	(142,545)	(30,375)	(26,432)
Income tax recovery (expense)	(9,299)	32,833	(48,225)	(54,452)	(28,374)	(5,308)	(7,887)
Loss from continuing operations	(83,767)	(63,926)	(80,113)	(117,514)	(170,919)	(35,683)	(34,319)
Earnings (loss) from discontinued operations, net of tax	(1,436)	(3,202)	(16,107)	1,025	—	—	—
Net loss	$(85,203)	$(67,128)	$(96,220)	$(116,489)	$(170,919)	$(35,683)	$(34,319)

	As at and for the year ended April 30,					As at and for the three months ended July
	2010	2011	2012	2013	2014	2013	2014
	(in thousands of U.S. dollars)
Net loss attributable to controlling interest	$(79,308)	$(72,197)	$(108,642)	$(119,436)	$(172,548)	$(38,331)	$(42,100)
Net earnings (loss) attributable to non-controlling interests	(5,895)	5,069	12,422	2,947	1,629	2,648	7,781
Net loss	$(85,203)	$(67,128)	$(96,220)	$(116,489)	$(170,919)	$(35,683)	$(34,319)
Net loss per ordinary share attributable to controlling interest—basic and diluted:
Continuing operations	(1.77)	(1.57)	(2.05)	(2.59)	(3.09)	(0.82)	(0.52)
Discontinued operations	(0.03)	(0.07)	(0.35)	0.02	—	—	—
Net loss per ordinary share	(1.80)	(1.64)	(2.40)	(2.57)	(3.09)	(0.82)	(0.52)
Weighted average number of ordinary shares outstanding—basic and diluted	44,019,484	44,019,484	45,198,936	46,519,484	55,919,484	46,519,484	80,530,687
Balance sheet data:
Cash and cash equivalents	175,203	69,020	55,639	123,801	302,522	114,655	119,928
Total assets	$2,591,587	$2,790,236	$2,717,143	$2,893,768	$3,104,327	$2,931,049	$2,933,500
Total long-term debt and capital lease obligations (iv)	1,071,159	1,291,486	1,287,080	1,477,225	1,550,262	1,656,580	1,484,258
Total liabilities	$1,920,768	$2,041,535	$2,054,558	$2,388,349	$2,475,413	$2,488,890	$2,379,307
Capital stock	$5	$5	$5	$5	$8	$5	$8
Shareholders’ equity	$695,846	$745,614	$660,910	$513,681	$651,492	$448,365	$569,409

(i)
Direct costs includes helicopter lease and associated costs as these costs are combined in the consolidated statement of operations, which is included in the audited annual consolidated financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and in our Quarterly Report on Form 10-Q for the period ended July 31, 2014 incorporated by reference in this prospectus.

(ii)	Asset impairments includes impairment of assets held for sale, impairment of assets held for use, impairment of receivables and residual value guarantees and impairment of intangible assets, if any.

(iii)
Financing charges includes interest on long-term debt, foreign exchange gain (loss) and other financing charges (income). Other financing charges includes amortization of deferred financing costs, net gain (loss) on the fair value of derivative financial instruments, loss on debt extinguishment, interest income and expense and the other items set forth in Note 14 to our audited annual consolidated financial statements for the years ended April 30, 2012, 2013 and 2014 in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and Note 8 to our unaudited interim consolidated financial statements for the three month periods ended July 31, 2013 and 2014 in our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each hereby incorporated herein by reference in this prospectus.

(iv)
Total long-term debt and capital lease obligations is presented net of the discount and includes the premium on our senior notes and excludes a facility secured by accounts receivables. As of July 31, 2014, the facility secured by accounts receivables had a balance of $51.7 million. See Note 3(a)(ii) to our audited annual consolidated financial statements for the years ended April 30, 2012, 2013 and 2014 included in our Annual Report on Form 10-K/A for the fiscal year ended April 30, 2014 and Note 2(a)(ii) to our unaudited interim consolidated financial statements for the three months ended July 31, 2013 and 2014 in our Quarterly Report on Form 10-Q for the period ended July 31, 2014, each of which are incorporated by reference in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Other than compensation arrangements for our directors and named executive officers, which are described in our Definitive Proxy Statement related to our 2014 Annual General Meeting and herein incorporated by reference, below we describe transactions since May 1, 2011 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

First Reserve Agreements
CHC Cayman is owned by funds affiliated with First Reserve Management. William E. Macaulay is a director of our Company and is Chairman and Chief Executive Officer of First Reserve. John Mogford is a director of our Company and is a Managing Director of First Reserve. Jeffrey K. Quake is a director of our Company and is a Managing Director of First Reserve. Dod E. Wales is a director of our Company and is a Director of First Reserve.
In connection with our initial public offering, we entered into a shareholders’ agreement with First Reserve Group. We amended this shareholders’ agreement in connection with signing the investment agreement on August 21, 2014. This agreement, as amended, requires us to nominate a number of individuals designated by First Reserve for election as our directors at any meeting of its shareholders (each a “First Reserve Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of our board of directors, as one of our directors, the number of First Reserve Directors serving as our directors is equal to: (i) if the First Reserve Group together beneficially owns at least 50% of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors, (ii) if the First Reserve Group together beneficially owns at least 40% (but less than 50%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors, (iii) if the First Reserve Group together beneficially owns at least 30% (but less than 40%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors, (iv) if the First Reserve Group together beneficially owns at least 20% (but less than 30%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors, and (v) if the First Reserve Group together beneficially owns at least 5% (but less than 20%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. First Reserve Directors may be removed only with the consent of First Reserve. In the case of a vacancy on our board of directors created by the removal or resignation of a First Reserve Director, the shareholders’ agreement requires us to nominate an individual designated by First Reserve for election to fill the vacancy.
Pursuant to the terms of the August 21, 2014 amendment, the size of our board of directors will be increased to ten from the current seven, and one of the directors designated by CHC Cayman will resign from our board of directors effective as of the first closing of the Private Placement.
In addition, the shareholders’ agreement and our Articles of Association require that certain amendments to the Articles of Association and any change to the number of our directors require the consent of First Reserve.
The shareholders’ agreement will remain in effect until First Reserve is no longer entitled to nominate a First Reserve Director pursuant to the shareholders’ agreement, unless First Reserve requests that it terminate at an earlier date.
In addition, in connection with and as a condition to the first closing under the investment agreement, we amended and restated the existing registration rights agreement, dated January 17, 2014, by and among the Company, CHC Cayman and its affiliates to harmonize CHC Cayman’s existing demand and piggyback registration rights with the rights given to the

Investor under the registration rights agreement with CD&R described below. This amendment and restatement will be effective as of the first closing of the Private Placement.
CD&R Agreements
In August 2014, we entered into an investment agreement and subject to certain conditions, we will issue to CD&R up to 600,000 preferred shares, which will represent approximately 49.6% of our issued and outstanding ordinary shares on an as-converted basis (based on the capitalization as of July 31, 2014 and without taking into account any preferred shares issued or to be issued in respect of amounts accrued as preferred dividends). To the extent any preferred shares are purchased in this rights offering, the preferred shares to be purchased by CD&R will be reduced by such number of shares purchased in this rights offering.
In connection with the investment agreement, we have entered or will enter into a shareholders’ agreement and registration rights agreement with CD&R. Following the second closing, this agreement requires us to nominate a number of individuals designated by CD&R and its affiliates (“CD&R Group”) for election as our directors at any meeting of its shareholders (each a “CD&R Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of our board of directors, as one of our directors, the number of CD&R Directors serving as our directors is equal to: (i) if the CD&R Group together beneficially owns at least 40% of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is greater than or equal to 40% of the total number of directors comprising our board of directors, (ii) if the CD&R Group together beneficially owns at least 30% (but less than 40%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors, (iii) if the CD&R Group together beneficially owns at least 20% (but less than 30%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors, and (iv) if the CD&R Group together beneficially owns at least 5% (but less than 20%) of the total voting power of our ordinary shares (on an as-converted basis) as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. Following the first closing but prior to the second closing, the CD&R group shall be entitled to nominate the lowest whole number that is at least 16 2/3% of the total number of directors comprising our board of directors. Until at least one year following the second closing of the Private Placement, at least one of such directors will be independent pursuant to the listing standards of the NYSE, provided that the CD&R Group has the right to designate at least four director nominees under the shareholders’ agreement. Also, so long as the CD&R Group holds at least 30% of our equity on an as-converted basis, our board of directors will have a committee consisting of directors designated by the CD&R Group, which committee will have the sole power to identify and appoint the chairman of our board of directors.
Until the time the CD&R Group is no longer entitled to designate any director nominee to our board of directors, CD&R, without the prior written consent of a majority of directors not designated by it, may not, and shall use its reasonable best efforts to cause its portfolio companies not to, subject to certain exceptions (i) acquire our equity securities, with some exceptions, (ii) transfer any of our equity securities into a voting trust or similar contract, (iii) enter into or propose a merger or similar business combination transaction with us, (iv) engage in a proxy solicitation other than on behalf of us or for the transactions contemplated by the investment agreement, (v) call a shareholder meeting or initiate a shareholder proposal, (vi) form or join a group with respect to our equity securities other than with First Reserve, (vii) transfer any of our equity securities to a beneficial owner of greater than 10% of our ordinary shares (including ordinary shares issued or issuable upon conversion of preferred shares), or (viii) disclose publicly any intention or plan prohibited by the foregoing. Under the Shareholders’ Agreement, we will also grant the CD&R Group certain information rights and preemptive rights with respect to issuances of equity securities by us. In addition, so long as the CD&R Group beneficially own at least 30% of our equity (or 20% in the case of a sale of substantially all our assets) on an as-converted basis, the consent of the CD&R Group will be required for us to undertake certain transactions, including a liquidation, merger, acquisition, sale of substantially all of our assets, or other change in control transactions.
Pursuant to the registration rights agreement, we have granted or will grant CD&R certain demand and piggyback registration rights with respect to the ordinary shares issuable upon conversion of the preferred shares. In the event that the securities requested to be included in a registration statement exceeds the number that can be sold in an offering, the priority will be given (i) first to us selling for our own account in the case of piggyback registration, (ii) then to First Reserve and its affiliates so long as they beneficially hold less than 7.5% of all issued and outstanding ordinary shares and ordinary shares issuable upon conversion of the preferred shares and other convertible securities, and (iii) then to the CD&R Group and First Reserve and its affiliates on a pro rata basis.
Employment Agreements
The Private Placement and this rights offering could potentially be construed to result in a change in control for purposes of our named executive officers’ employment agreements. In the event a named executive officer’s employment is terminated by us without cause (other than due to death or disability) or by him or her for good reason within the 24 months immediately following a change in control, then such named executive officer will be entitled to the severance and benefits described in "Executive Compensation—Compensation Discussion and Analysis—Payments upon Termination or Change in Control" in our Definitive Proxy Statement related to our 2014 Annual General Meeting and herein incorporated by reference.
Other Transactions with Shareholders
At April 30, 2013, we had $2.0 million in payables and accruals due to and $0.1 million in receivables due from CHC Cayman.
At April 30, 2013, we had an outstanding loan of $25.0 million due to funds affiliated with First Reserve, the proceeds of which were ultimately used as an equity cure, to enable the Company to comply with its financial covenants under one of the Company’s helicopter lease facilities. On June 24, 2013, this loan was repaid.
On July 16, 2013, we borrowed $25.0 million from funds affiliated with First Reserve. On July 19, 2013, this loan was repaid.
At April 30, 2014 and July 31, 2014, $2.0 million in payables and accruals is due to CHC Cayman.
On December 16, 2013, we provided our named executive officers the opportunity to exchange their options to purchase Ordinary B shares in CHC Cayman granted pursuant to the 6922767 Holding (Cayman) Inc. 2011 Management Equity Plan into restricted shares in the Company. Similarly, Mr. Lewis, one of our directors, elected to convert his restricted share units of CHC Cayman on account of his historical service on that board, for restricted share units of the Company in March 2014.
Certain funds affiliated with First Reserve hold approximately 100% of the equity interests in Hover, which indirectly owns a minority interest in 31 helicopters. Through Hover, First Reserve leases such helicopters to us pursuant to long-term leases ranging in duration between eight and ten years at arms' length market prices. For the fiscal year ended April 30, 2014, the total operating lease expense in connection with such leases was $50.4 million. For the three months ended July 31, 2014, we paid $12.6 million in connection with these leases.
Statement of Policy Regarding Transactions with Related Persons
Our board of directors adopted a written statement of policy regarding transactions with related persons, which is referred to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Indemnification Agreements with Executive Officers and Directors
We have entered into indemnification agreements with our executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to executive officers or directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. In connection with the Private Placement, we have entered into or will enter into additional indemnification agreements with the directors designated for nomination by CD&R.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

PRINCIPAL SHAREHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our ordinary shares for: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all executive officers and directors; and (iv) all those known to us to beneficially own more than 5% of any class of the outstanding voting securities of our ordinary shares on:

•	An actual basis as of July 31, 2014; and

•
On a pro forma basis to reflect (i) the sale and issuance of 500,000 preferred shares to the Investor following the first closing and the second closing, (ii) the sale and issuance of 100,000 preferred shares to CD&R, assuming no participation of the existing shareholders in this rights offering and (iii) the sale and issuance of 100,000 preferred shares in this rights offering to our existing shareholders, assuming no participation by CHC Cayman.

For the pro forma information below, each preferred share is assumed to have a liquidation value of $1,000 and conversion price of $7.50, and it is assumed that no preferred shares have been issued in respect of amounts accrued as preferred dividends.
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o CHC Group Ltd., 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

	Beneficial Ownership
	Pro Forma
	Actual		Upon Second Closing of Private Placement		Upon Third Closing of Private Placement
					No participation in this rights offering		Full participation in this rights offering (assuming no participation by CHC Cayman)
Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%
CHC Cayman (1)	46,519,484	57.2	46,519,484	31.4	46,519,484	28.8	46,519,484	28.8
Clayton, Dubilier & Rice Fund IX, L.P.	—	—	66,666,666	45.0	80,000,000	49.6	66,666,666	41.3
Entities affiliated with Dmitry Balyasny (2)	4,050,000	5.0	4,050,000	2.7	4,050,000	2.5	5,600,702	3.5
Mast Capital Management, LLC (3)	4,683,011	5.8	4,683,011	3.2	4,683,011	2.9	6,476,086	4.0
Directors and Executive Officers:
William J. Amelio (4)	447,561	*	447,561	*	447,561	*	618,927	*
Francis S. Kalman (5)	20,000	*	20,000	*	20,000	*	27,657	*
Jonathan Lewis (6)	—	—	—	—	—	—	—	—
William E. Macaulay (7)	—	—	—	—	—	—	—	—
John Mogford (7)	—	—	—	—	—	—	—	—
Jeffrey K. Quake (7)	—	—	—	—	—	—	—	—
Dod E. Wales (7)	—	—	—	—	—	—	—	—
Peter Bartolotta (8)	139,694	*	139,694	*	139,694	*	193,181	*
Joan S. Hooper (9)	79,785	*	79,785	*	79,785	*	110,333	*
Michael J. O’Neill (10)	84,785	*	84,785	*	84,785	*	117,248	*
Directors and executive officers as a group (11 persons)	771,825	1.0	771,825	*	771,825	*	1,067,346	*

*	Represents beneficial ownership of less than 1% of the issued and outstanding ordinary shares.

(1)
CHC Cayman refers to 6922767 Holding (Cayman) Inc., the holding company through which First Reserve and its affiliates acquired our predecessor in 2008. The issued and outstanding equity securities of CHC Cayman consist of 1,870,561,417 of Ordinary A shares, 7,859,869 of Ordinary B shares, one Adjustable C share and 313,000 of Special shares. Funds affiliated with First Reserve own an approximate 98.7% economic and voting interest in CHC Cayman. 1,845,561,417 Ordinary A shares of CHC Cayman are held by Horizon Alpha Limited, or Horizon Alpha, FR XI Horizon Co-Investment I, L.P., or FR XI Horizon Co-Investment I, and FR XI Horizon Co-Investment II, L.P., or FR XI Horizon Co-Investment II. The equity interests of Horizon Alpha are held by First Reserve Fund XII, L.P., or First Reserve Fund XII, FR XII-A Parallel Vehicle, L.P., or FR XII-A and FR Horizon AIV, L.P., or FR Horizon AIV. The general partner of First Reserve Fund XII and FR XII-A is First Reserve GP XII, L.P., whose general partner is First Reserve GP XII Limited. The general partner of FR Horizon AIV is FR Horizon GP, L.P. and the general partner of FR Horizon GP, L.P. is FR Horizon GP Limited. Each of First Reserve GP XII Limited and FR Horizon GP Limited is wholly-owned by First Reserve’s senior managing directors. The general partner of each of FR XI Horizon Co-Investment I and FR XI Horizon Co-Investment II is FR XI Offshore GP Limited. The members of FR XI Offshore GP Limited are First Reserve’s senior managing directors. Each of such First Reserve entities may be deemed to beneficially own the shares beneficially owned by Horizon Alpha, FR XI Horizon Co-Investment I and FR XI Horizon Co-Investment II directly or indirectly controlled by it, but each disclaims beneficial ownership of such shares. The address of each of the entities listed in this footnote is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(2)
The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on June 2, 2014, reporting beneficial ownership as of February 19, 2014. According to the Schedule 13G, the reporting persons beneficially own a total of 4,050,000 ordinary shares held by Atlas Master Fund, Ltd., Atlas Enhanced Master Fund, Ltd., BAM Zie Master Fund, Ltd., and Lyxor/Balyasny Atlas Enhanced Fund Limited. Balyasny Asset Management L.P. is the investment manager to its pooled investment funds. Dmitry Balyasny is the sole managing member of the general partner of Balyasny Asset Management L.P. The Schedule 13G filed by the reporting persons provides information only as of February 19, 2014, and consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between February 19, 2014 and July 31, 2014. The address of Balyasny Asset Management L.P. and Dmitry Balyasny is 181 West Madison, Suite 3600, and Chicago, IL 60602.

(3)
The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on August 1, 2014, reporting beneficial ownership as of July 29, 2014. According to the Schedule 13G, the reporting persons beneficially own a total of 4,683,011 ordinary shares held by Mast Credit Opportunities I Master Fund Limited, Mast OC I Master Fund L.P., Mast Select Opportunities Master Fund LP, and Mast Admiral Master Fund L.P. Mast Capital Management, LLC is the investment advisor of each of the above entities, and David J. Steinberg is the manager of Mast Capital Management, LLC. The Schedule 13G filed by the reporting persons provides information only as of July 29, 2014, and consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between July 29, 2014 and July 31, 2014. The address of Mast Capital Management, LLC and David J. Steinberg is 200 Clarendon Street, 51st Floor, Boston, MA 02116.

(4)	In addition to the amounts listed in the table, Mr. Amelio holds 2,000,000 Ordinary B shares of CHC Cayman.

(5)	In addition to the amounts listed in the table, Mr. Kalman holds 12,500 unvested Restricted Share Units of the Company.

(6)
Mr. Lewis holds (a) 3,841 vested Restricted Share Units (which units are not included in the table because shares will not be issued under the awards until the earlier to occur of June 18, 2017 and the date of a change in control) and (b) 16,351 unvested Restricted Share Units of the Company.

(7)
Messrs. Mogford, Wales, Macaulay and Quake are each employees of First Reserve, but each disclaims beneficial ownership of the shares beneficially owned by First Reserve. The address for Messrs. Mogford, Wales, Macaulay and Quake is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(8)	In addition to the amounts listed in the table, Mr. Bartolotta holds (a) 132,040 vested Restricted Share Units of CHC Cayman and (b) 481,928 Ordinary B shares of CHC Cayman.

(9)	In addition to the amounts listed in the table, Ms. Hooper holds (a) 33,010 vested Restricted Share Units of CHC Cayman and (b) 120,482 Ordinary B shares of CHC Cayman.

(10)	In addition to the amounts listed in the table, Mr. O’Neill holds (a) 66,020 vested Restricted Share Units of CHC Cayman and (b) 240,964 Ordinary B shares of CHC Cayman.

DESCRIPTION OF INDEBTEDNESS
Senior Secured Revolving Credit Facility
General
On January 23, 2014, CHC Helicopter S.A. entered into a senior secured revolving credit facility with, among others, HSBC Bank Plc, as administrative agent, HSBC Corporate Trustee Company (UK) Limited, as collateral agent, 6922767 Holding S.à r.l., CHC Helicopter Holding S.à r.l, the Company, as Parent Guarantor, the joint lead arrangers and joint bookrunners party thereto and the lenders party thereto. Set forth below is a summary of the material terms of the senior secured revolving credit facility, subject to the qualifications, exclusions and exceptions specified in the loan documentation.
Size and Tenor
Under the senior secured revolving credit facility, the lenders have provided a five-year revolving facility in an initial amount of up to $375.0 million.
The proceeds of the revolving loans under the senior secured revolving credit facility will be used for general corporate purposes (which may include the refinancing of existing debt). Letters of credit may be issued under the senior secured revolving credit facility up to maximum amounts as agreed between CHC Helicopter S.A. and issuing bank from time to time.
Interest Rates and Fees
The loans under the senior secured revolving credit facility may be denominated in U.S. dollars, Canadian dollars or Sterling, or Euros. The interest rate per annum and fees on the revolving loans is equal to:

•	in the case of LIBOR loans, a base rate of LIBOR plus a margin of 4.50%;

•	in the case of base rate loans, a base rate of the US prime lending rate plus a margin of 3.50%;

•	in the case of EURIBOR loans, a base rate of EURIBOR plus a margin of 4.50%;

•	in the case of Canadian prime rate loans, a base rate of the Canadian prime lending rate plus a margin of 3.50%; and

•	in the case of CDOR loans, a base rate of CDOR plus a margin of 4.50%;
in each case plus a fee rate, if any, to compensate lenders for the cost of compliance with the requirements of the European Central Bank, Bank of England, the Financial Services Authority, the Office of the Superintendent of Financial Institutions and/or other similar regulatory authorities, as applicable.
Beginning on June 23, 2014, the margins on (a) LIBOR loans, EURIBOR loans and CDOR loans may be reduced from 4.50% to 3.75% and (b) base rate loans and Canadian prime rate loans may be reduced from 3.50% to 2.75%, in each case, if our consolidated total leverage ratio as of the end of the most recent fiscal quarter is less than 3.50 to 1.00.
“CDOR” means, for any interest period for CDOR Loans, the rate for Canadian banker’s acceptances that appears on the page of the Reuters screen for Canadian Dealer Offered Rates at approximately 10:00 a.m., Toronto time, on the day of the making of any CDOR loan or, if for any reason such rate is not available, the banker’s acceptance rate of the swingline lender at approximately 10:00 a.m., Toronto time, on such date.
“EURIBOR” means for any interest period for EURIBOR Loans, the rate that appears on the page of the Reuters EURIBOR 01 screen at approximately 11:00 a.m., Brussels time, two target days prior to the commencement of such interest period, as the rate for deposits in Euro with a maturity comparable to such interest period or, if for any reason such rate is not available, an interpolated rate based on the two nearest interest periods for which such rates are available at approximately 10:00 a.m., London time, two target days prior to the commencement of such interest period.

“LIBOR” means, for any interest period for LIBOR Loans, the British Bankers Association Interest Settlement Rate displayed on the appropriate page of the Reuters screen for the relevant currency two business days prior to the commencement of such interest period, or, if for any reason such rate is not available, an interpolated rate based on the two nearest interest periods for which such rates are available at approximately 10:00 a.m., London time, (i) in the case of LIBOR Loans denominated in U.S. dollars, two business days prior to the commencement of such interest period and (ii) in the case of LIBOR Loans denominated in Sterling, on the first day of such interest period.
A default rate equal to the applicable rate per annum plus 2.00% is payable on demand on amounts unpaid and overdue.
A fee is payable on all outstanding letters of credit at a rate per annum equal to the applicable interest rate then in effect with respect to LIBOR loans under the senior secured revolving credit facility. A customary fronting fee is also payable to the issuer of the letter of credit.
The senior secured revolving credit facility includes a commitment fee of 0.75% per annum accrues on the unused portion of the commitments and is payable quarterly in arrears.
Security and Guarantees
CHC Helicopter S.A.’s obligations under the senior secured revolving credit facility are, subject to certain exceptions set forth in the loan documentation for the senior secured revolving credit facility, guaranteed on a first-priority secured basis by the Company and each direct and indirect and future subsidiary of 6922767 Holding S.à r.l. that are organized in Security Jurisdictions, whose gross assets or EBITDA (excluding intra-group items, except for PBH maintenance, lease and similar transactions) are, subject to an agreed set of security principles, in aggregate equal to at least 80% of the consolidated total assets or consolidated EBITDA of the Company and 6922767 Holding S.à r.l. and its subsidiaries which are organized in security jurisdictions.
The obligations and guarantees under the senior secured revolving credit facility are secured, to the extent possible and subject to an agreed set of security principles, by a first priority security interest in substantially all of the tangible and intangible properties and assets of CHC Helicopter S.A. and each of the guarantors. No guarantee or security is required from subsidiaries incorporated in any jurisdiction other than the Security Jurisdictions. Subject to the agreed security principles, the guarantors shall comprise at least 80% of the consolidated total assets and consolidated EBITDA of the Company, 6922767 Holding S.à r.l., CHC Helicopter Holding S.à r.l., CHC Helicopter S.A. and each of CHC Helicopter S.A.’s subsidiaries incorporated in the Security Jurisdictions.
Ranking
The now owned or hereafter acquired collateral securing the senior secured notes and the related guarantees, as well as the obligations under the senior secured revolving credit facility, certain hedging and cash management obligations and certain other future indebtedness and obligations permitted under the indenture governing the senior secured notes and the senior secured revolving credit facility agreement are subject to first priority liens. The claims of holders of the senior secured notes upon the realization of the collateral security will rank behind the claims, including interest, of the lenders and letter of credit issuers under the senior secured revolving credit facility, including claims for such hedging obligations and cash management obligations, and the claims of the holders of the senior unsecured notes will rank behind such claims to the extent of the value of the collateral securing such indebtedness.
Covenants
The senior secured revolving credit facility contains negative incurrence-based covenants similar to those contained in the indenture governing the senior secured notes and the indenture that governs the senior unsecured notes and also includes a maximum first priority debt leverage ratio maintenance covenant (where the first priority debt will only include indebtedness under the senior secured revolving credit facility and any other priority payment lien obligation, but exclude the senior secured notes or any indebtedness ranking pari passu with the senior secured notes), which will be tested quarterly with respect to the Company and 6922767 Holding S.à r.l. and its restricted subsidiaries on a consolidated basis. The credit agreement governing the senior secured revolving credit facility contains affirmative covenants usual and customary for transactions of such type.

Events of Default
The credit agreement governing the senior secured revolving credit facility contains events of default usual and customary for facilities of this type, including non-payment of principal, interest, fees or other amounts, violation of covenants, cross-default to material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change in control and invalidity of liens or guarantees or any collateral document, in each case subject to the threshold amounts and grace periods set forth in the loan documentation.
Senior Secured Notes
General
On October 4, 2010, CHC Helicopter S.A. issued $1.1 billion aggregate principal amount of senior secured notes. On October 5, 2012, CHC Helicopter S.A. issued an additional $200.0 million aggregate principal amount of senior secured notes.
On February 7, 2014, CHC Helicopter S.A. redeemed $130.0 million of the senior secured notes at a price of 103% of the principal amount, plus accrued and unpaid interest of $3.7 million.
During May 2014, CHC Helicopter S.A purchased $65.0 million of the senior secured notes on the open market at premiums ranging from 8.00% to 9.13% of the principal plus accrued and unpaid interest of $0.6 million.
Interest Rate
The senior secured notes accrue interest at the rate of 9.250% per annum and mature on October 15, 2020. Interest on the senior secured notes is payable on April 15 and October 15 of each year.
Ranking and Security
The senior secured notes are senior secured obligations and (i) rank senior in right of payment to any future subordinated indebtedness of CHC Helicopter S.A. and the guarantors, (ii) rank equally in right of payment with all existing and future senior indebtedness of CHC Helicopter S.A. and the guarantors, including the senior secured revolving credit facility, (iii) are effectively senior in right of payment to unsecured indebtedness of CHC Helicopter S.A. and the guarantors, including the senior unsecured notes, to the extent of the value of the collateral securing the senior secured notes and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of non-guarantor subsidiaries (other than indebtedness and liabilities owed to CHC Helicopter S.A. or one of the guarantors). The claims of holders of the senior secured notes upon the realization of the collateral security will rank behind the claims, including interest, of the lenders and letter of credit issuers under the senior secured revolving credit facility, including claims for such hedging obligations and cash management obligations, and the claims of the holders of the senior unsecured notes will rank behind such claims to the extent of the value of the collateral securing such indebtedness.
Prepayments and Redemptions
CHC Helicopter S.A. may redeem the senior secured notes, in whole or in part, at any time prior to October 15, 2015, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, CHC Helicopter S.A. may redeem the senior secured notes, in whole or in part, at established redemption prices specified in the indenture governing the senior secured notes. In addition, during any 12-month period commencing on October 4, 2011 until October 15, 2015, CHC Helicopter S.A. may redeem up to 10% of the principal amount thereof at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest.
In addition, CHC Helicopter S.A. will be required to offer to repurchase the senior secured notes at 101% of the principal amount thereof, plus accrued and unpaid interest, upon the occurrence of a change of control.

Guarantees
All obligations under the senior secured notes are currently guaranteed by us, 6922767 Holding S.à r.l., CHC Helicopter Holding S.à r.l. and certain of 6922767 Holding S.à r.l.’s existing and future restricted subsidiaries that guarantee the senior secured revolving credit facility (other than CHC Helicopter S.A.).
Certain Covenants and Events of Default
The indenture governing the senior secured notes contains a number of covenants that, among other things, restrict, subject to certain exceptions, CHC Helicopter S.A. and its restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends or repurchase or redeem equity interests;

•	limit dividends or other payments by restricted subsidiaries that are not guarantors to CHC Helicopter S.A. or CHC Helicopter S.A.’s other subsidiaries;

•	make certain investments;

•	incur liens;

•	engage in other business activities;

•	enter into certain types of transactions with CHC Helicopter S.A.’s affiliates; and

•	sell assets or consolidate or merge with or into other companies.
In addition, the indenture governing the senior secured notes imposes certain requirements as to future subsidiary guarantors. The indenture governing the senior secured notes also contains certain customary events of default.
Senior Unsecured Notes
General
On May 13, 2013, CHC Helicopter S.A. issued $300 million aggregate principal amount of senior unsecured notes.
Interest Rate
The senior unsecured notes accrue interest at the rate of 9.375% per annum and mature on June 1, 2021. Interest on the senior unsecured notes is payable on June 1 and December 1 of each year.
Ranking and Security
The senior unsecured notes are senior unsecured obligations and (i) rank senior in right of payment to any future subordinated indebtedness of CHC Helicopter S.A. and the guarantors, (ii) rank equally in right of payment with all of existing and future senior indebtedness of CHC Helicopter S.A. and the guarantors, (iii) are effectively subordinated in right of payment to secured indebtedness of CHC Helicopter S.A. and the guarantors, including the senior secured revolving credit facility and the senior secured notes, to the extent of the value of the collateral securing such indebtedness and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of non-guarantor subsidiaries (other than indebtedness and liabilities owed to CHC Helicopter S.A. or one of the guarantors).
Prepayments and Redemptions
CHC Helicopter S.A. may redeem the senior unsecured notes, in whole or in part, at any time prior to June 1, 2016, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, CHC Helicopter S.A. may redeem the senior unsecured notes, in whole or in part, at established redemption prices specified in the indenture governing the senior unsecured notes. On or prior to June 1, 2016, CHC Helicopter S.A. may also redeem up to 35% of the senior unsecured notes with the proceeds from certain equity offerings at 109.375% of the principal amount thereof plus accrued and unpaid interest.
In addition, CHC Helicopter S.A. will be required to offer to repurchase the senior unsecured notes at 101% of the principal amount thereof, plus accrued and unpaid interest upon the occurrence of a change of control.
Guarantees
All obligations under the senior unsecured notes are currently guaranteed by us, 6922767 Holding S.à r.l., CHC Helicopter Holding S.à r.l., and certain of 6922767 Holding S.à r.l.’s existing and future restricted subsidiaries that guarantee the senior secured revolving credit facility (other than CHC Helicopter S.A.).
Certain Covenants and Events of Default
The indenture governing the senior unsecured notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, CHC Helicopter S.A. and its restricted subsidiaries’ ability to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends or repurchase or redeem equity interests;

•	limit dividends or other payments by restricted subsidiaries that are not guarantors to CHC Helicopter S.A. or CHC Helicopter S.A.’s other subsidiaries;

•	make certain investments;

•	incur liens;

•	engage in other business activities;

•	enter into certain types of transactions with CHC Helicopter S.A.’s affiliates; and

•	sell assets or consolidate or merge with or into other companies.
In addition, the indenture governing the senior unsecured notes imposes certain requirements as to future subsidiary guarantors. The indenture governing the senior unsecured notes also contains certain customary events of default.
Other Indebtedness
Other Indebtedness as of July 31, 2014 is represented primarily by $88.7 million of capital leases, financing of the Boundary Bay facility, and other debt.
During fiscal 2012, we expanded our trade receivables securitization program to include additional originators. As of July 31, 2014, the facility secured by accounts receivable had a balance of $51.7 million.

DESCRIPTION OF PREFERRED SHARES
The following summary describes selected material provisions of the Description of Preferred Shares for the preferred shares and is qualified by reference to the Description of Preferred Shares, which is attached to our Definitive Proxy Statement related to our extraordinary general meeting of shareholders, as filed with the SEC on October 10, 2014 as Annex C and hereby incorporated by reference. This summary may not contain all of the information about the Description of Preferred Shares that is important to you. You are encouraged to carefully read the Description of Preferred Shares in its entirety, as it is the legal document that contains the terms and provisions of the preferred shares.
Rank
The preferred shares will, with respect to rights on liquidation, rank senior to the ordinary shares and be entitled to a cumulative dividend. The preferred shares will be subordinated in right of payment to all of our indebtedness.
Liquidation Preference
Greater of (i) the liquidation value and (ii) the amount that a holder of preferred shares would have received if the preferred shares were converted into ordinary shares immediately prior to the liquidation.
Dividends
The preferred shares will be entitled to receive a dividend or distribution with the result that they will participate equally and ratably with the ordinary shares in all dividends or distributions paid on ordinary shares. In addition, holders of the preferred shares are entitled to cumulative dividends accruing daily on a quarterly compounding basis at a rate of 8.50% per annum. Upon a default (as defined below), the dividend rate will increase to 11.50% per annum and we will be restricted from paying dividends on or redeeming securities junior to the preferred shares. In respect of preferred dividends accruing up to the second anniversary of the second closing, we will issue preferred shares to the holders of preferred shares, and preferred dividends accruing after such anniversary will be either paid in cash or we will issue preferred shares in lieu of cash to holders of preferred shares at our option, provided, however, that if the requisite shareholder approval is not obtained on or prior to the second dividend payment date following the first closing, preferred dividends will be payable only in cash until such shareholder approval is obtained. The preferred dividends shall be payable in cash or we will issue preferred shares to the holders of preferred shares in lieu of cash quarterly in arrears as authorized by our board of directors.
Conversion and Conversion Price
The holder of the preferred shares may at any time convert such shares into ordinary shares into that number of ordinary shares equal to the quotient of (i) liquidation value divided by (ii) the then-effective conversion price as defined therein, which will initially be $7.50 and increase by 0.25% every quarter after the second closing until the eighth anniversary of the second closing.
In addition the preferred shares will be subject to mandatory conversion when (w) following the second anniversary of the second closing, the VWAP, equals or exceeds 175% of the conversion price for 30 consecutive trading days, (x) following a reorganization event, the daily volume-weighted average sale price of the shares of the to-be surviving company equals or exceeds 175% of the adjusted conversion price for 30 consecutive trading days, (y) following the eighth anniversary of the second closing, the average VWAP for the 10 preceding trading days equals or exceeds the conversion price, and (z) the liquidation value of all issued and outstanding preferred shares is less than $50.0 million. We may, at our option, convert the preferred shares into ordinary shares (a) following the eighth anniversary of the second closing based on a conversion price equal to the lesser of the then-effective conversion price and the average VWAP for the 10 preceding trading days or (b) following the fifteenth anniversary of the second closing based on a conversion price equal to the lesser of (I) the then-effective conversion price and (II) the greater of the average VWAP for the 10 preceding trading days and 50% of the then-effective conversion price; provided, that we may not force such conversion at a time when we are, or were during the preceding 10-trading day period, in possession of material non-public information that, if publicly disclosed, would be reasonably expected to have a material and adverse effect on the closing price of the ordinary shares. Notwithstanding the foregoing, the aggregate voting ordinary shares issued upon conversion of preferred shares held by any holder and its affiliates may not exceed 49.9% of the total voting ordinary shares issued and outstanding immediately after such conversion and, for each voting ordinary share not issued due to this limitation, the holder will receive a non-voting ordinary share.
Adjustments to Conversion Price
In addition to the quarterly increase in the conversion price described above, the then-effective conversion will be appropriately adjusted in the event of a subdivision, share split or combination of the ordinary shares.
Change of Control; Merger; Reorganizations
Upon a change of control, holders of our preferred shares may require us to redeem all or a portion of their preferred shares at a price equal to the liquidation value then in effect. Other than in a merger in which the mandatory conversion provisions apply, in connection with mergers and reorganizations, holders of our preferred shares will be permitted to retain a comparable preferred instrument in the surviving entity in the merger or reorganization.
Voting Rights
The preferred shares will vote at all shareholders meetings together with, and as part of one class with, the ordinary shares, provided, however, that the preferred shares of any one holder and its affiliates (together with any votes of such holder and its affiliates in respect of any previously issued ordinary shares upon conversion of preferred shares) will not represent more than 49.9% of the total number of votes. The aggregate voting ordinary shares issued upon conversion of preferred shares held by any holder and its affiliates may not exceed 49.9% of the total voting ordinary shares issued and outstanding immediately after such conversion and, for each voting ordinary share not issued due to this limitation, the holder will receive a non-voting ordinary share. In addition, the prior written consent of the holders of a majority of the preferred shares will be required to, among other things, (i) create, or issue additional, equity or convertible securities other than voting or non-voting ordinary shares or (ii) enter into a debt agreement restricting the payment of dividends or a distribution by the issuance of preferred shares or the conversion of preferred shares into ordinary shares.
Default
Upon a default, the dividend rate increases from 8.50% to 11.50% and we will be restricted from paying dividends on or redeeming junior securities.
Default is defined as:

•	our failure to pay participating dividends with dividends on the ordinary shares;

•	our failure to pay in cash or satisfy through the issuance of preferred shares, as applicable, any accrued preferred dividend as described under “Dividends” above;

•	our failure to pay default interest upon the occurrence of a default;

•	our failure to comply with its obligations to convert preferred shares or to maintain sufficient authorized ordinary shares to effect a conversion of all issued preferred shares; or

•	our failure to comply with our obligation to repurchase any preferred shares upon a change of control.
Rights Upon Liquidation
The holders of the preferred shares will be entitled to receive liquidating distributions out of our assets available for distribution to shareholders in the event of any voluntary or involuntary liquidation, dissolution or winding up. Liquidating distributions will be payable to the holders of preferred shares before any distribution of assets is made to holders of ordinary shares or any other class of stock ranking junior to the preferred shares upon liquidation.

DESCRIPTION OF SHARE CAPITAL
As of the date of this rights offering, our authorized share capital consists of $200,000, divided into 1,500,000,000 ordinary shares, each with a par value $0.0001, and 500,000,000 preferred shares, each with a par value of $0.0001. As of July 31, 2014, 81,342,413 ordinary shares were issued and outstanding and no preferred shares were outstanding. An additional 2,540,176 ordinary shares may be issued upon exercise of outstanding options, 1,405,457 ordinary shares may be issued upon settlement of outstanding restricted share units, and 2,378,600 ordinary shares were available under our 2013 Incentive Plan. The following summary description relating to our share capital does not purport to be complete and is qualified in its entirety by our articles of association, copies of which are available as set forth in the section captioned “Where You Can Find More Information.” CHC Group Ltd., formerly known as FR Horizon Holding (Cayman) Inc., was incorporated in the Cayman Islands on July 3, 2008 with registered number 213521 and changed its name by way of special shareholder resolution dated September 12, 2013 to CHC Group Ltd. As such, our affairs are governed by our articles of association and the Companies Law and the common law of the Cayman Islands.
Ordinary Shares
Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by our directors out of funds legally available therefore. We have not in the past paid and do not expect for the foreseeable future to pay, dividends on our ordinary shares. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon our liquidation, dissolution or winding up.
There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares.
Non-Voting Ordinary Shares
The non-voting ordinary shares will have the same rights as ordinary shares in all respects, except that (i) they will be non-voting shares (except to the extent required by applicable law) and (ii) they will be convertible into ordinary shares on a one-to-one basis at the option of the holders at any time in connection with or following any transfer of such shares to a person which together with its affiliates will own no more than 49.9% of the total voting ordinary shares immediately following such conversion.
Preferred Shares
The preferred shares will have rights and preferences superior to the ordinary shares and non-voting ordinary shares. Please see “Description of Preferred Shares.”
Limitations on the Right to Own or Vote Shares
As a Cayman Islands company, we may not hold our own shares as a shareholder, save for shares that are redeemed or repurchased by us or surrendered by a shareholder and held as treasury shares. We may not exercise any voting or other rights in respect of treasury shares nor may any dividend be declared or paid or other distribution be made in respect of treasury shares. However, bonus shares may be issued in respect of treasury shares although they will, in turn, be treated as treasury shares.
Limitations on Transfer of Shares
Our articles of association give our directors, at their discretion, the right to decline to register any transfers of shares that are not fully paid-up shares.

Disclosure of Shareholder Ownership
There are no provisions in our memorandum of association or articles of association governing the ownership threshold above which shareholder ownership must be disclosed by any shareholder.
Changes in Share Capital
We may, from time to time, by ordinary resolution passed by a majority of the votes cast by shareholders present at a shareholder meeting entitled to vote on such resolution, or passed by a unanimous written consent of such persons for so long as we are a controlled company, increase our share capital by such sum, to be allocated among shares of such par value, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, liens, transfers, transmissions, forfeitures and otherwise as the voting ordinary shares in the original share capital. We may by ordinary resolution passed at a shareholder meeting by a majority of the votes cast by shareholders present at such meeting and entitled to vote on such resolution, or passed by a unanimous written consent of such persons for so long as we are a controlled company:

•	consolidate our share capital into shares of larger par value than our existing shares;

•	sub-divide our share capital into shares of smaller par value; and

•	cancel any shares which, at the date of the passing of the resolution, have not been issued and diminish the amount of our share capital by the amount of the shares so canceled.
We may by special resolution passed by at least two-thirds of the votes cast by shareholders present at a shareholder meeting and entitled to vote on such resolution, or passed by a unanimous written consent of such persons for so long as we are a controlled company, reduce our share capital to the extent not representing shares in issue or following court application and consent, reduce our share capital in relation to shares in issue or any capital redemption reserve fund maintained in accordance with the Cayman Island Companies Law (as revised).
Business Opportunities
Our articles of association, to the maximum extent permitted from time to time by Cayman Islands law, renounce any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our directors or their affiliates, other than to those directors who are employed by us or our subsidiaries, unless the business opportunity is expressly offered to such person in his or her capacity as a director.
Our articles of association provide that, to the maximum extent permissible by applicable law no person that is a director, officer, committee member or agent of both us and a member of the funds and entities associated with First Reserve or any of its affiliates (an “Identified Person”) nor any of our directors who is not employed by us (a “Non-Employee Director”) will have any duty to refrain from on such person’s behalf or on behalf of any other person (1) engaging in similar lines of business in which we or our affiliates are presently engaged or propose to engage or (2) otherwise competing with us or our affiliates, and to the maximum extent permissible by applicable law and subject to our articles of association to the extent that any Identified Person or Non-Employee Director (including those designated by First Reserve) may (a) acquire, hold and dispose of our ordinary shares for his or her own account or for the account of others and exercise all of the rights of one of our shareholders, to the same extent and in the same manner as if he or she were not our director and (b) in his or her personal capacity, or in his or her capacity as a director, officer, trustee, shareholder, partner, member, equity owner, manager, advisor or employee of any other person, have business interests and engage in business activities that are similar to ours or compete with us, that involve a business opportunity that we could seize and develop. In addition, our articles of association provide that, to the maximum extent permitted from time to time by Cayman Islands law, and subject to our articles of association in the event that the funds and entities associated with First Reserve or any of its affiliates or any Identified Person or Non-Employee Director acquire or acquires knowledge of a potential transaction or other business opportunity, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves itself, himself or herself or offer it to another person or entity unless the business opportunity is expressly offered to such Identified Person or Non-Employee Director in his or her capacity as our director. Our articles of association provide that for so long as First Reserve holds at least 5% of the issued and outstanding shares, our articles of association may only be amended at a shareholder meeting at which First Reserve is present or, in respect to a shareholder written resolution, to which First Reserve has consented.
Material Differences in Corporate Law
The Cayman Islands Companies Law is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States (particularly Delaware) and their shareholders.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of incorporation Bylaws	Certificate of Incorporation Memorandum of association Articles of association
Duties of Directors
Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to the their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Four core duties are:

•    a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);
•    a duty not to personally profit from opportunities that arise from the office of director;
•    a duty of trusteeship of the company’s assets;
•    a duty to avoid conflicts of interest; and
•    a duty to exercise powers for the purpose for which such powers were conferred.

A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience.

Limitations on Personal Liability of Directors
Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.
Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Law of the Cayman Islands has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.

	Delaware	Cayman Islands
Indemnification of Directors, Officers, Agents, and Others
A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors
Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.
Our articles of association contain provisions that permit a director to vote on a transaction in which he or she is interested provided he or she discloses such interest to the board of directors.
Voting Requirements
The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Law of the Cayman Islands requires that a special resolution be passed by a super majority of at least two-thirds or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors
Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Companies Law of the Cayman Islands defines “special resolutions” only. A company’s articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Our articles of association provide that with respect to the election of directors, an ordinary resolution shall be passed by a majority of the votes cast by such members as being entitled to vote do vote in person or by proxy at a general meeting or for so long as we are a controlled company by unanimous written consent of the shareholders entitled to vote at a general meeting.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the articles of association.
Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

	Delaware	Cayman Islands
Nomination and Removal of Directors and Filling Vacancies on Board
Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Nomination and removal of directors and filling of board vacancies are governed by the terms of the articles of association. Our articles of association provide that only shareholders that hold more than 15% of our outstanding ordinary shares (unless the Exchange Act and proxy rules provide otherwise) and comply with our advance notice provisions may nominate directors. Our articles of association also provide that shareholders may only remove directors for cause and with a special resolution of at least two-thirds or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. Whilst First Reserve holds 5% of our issued and outstanding shares, our articles of association may only be amended by special resolution at any shareholders meeting at which First Reserve is present. Whilst we are a controlled company, our articles of association may also be amended by a unanimous shareholder written resolution. Under our articles of association, vacancies on the board are generally filled by the vote of a majority of the directors elected or then in office, subject to the rights of First Reserve.

Mergers and Similar Arrangements
Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Cayman Islands Companies Law has recently been amended to simplify mergers and consolidations where two or more companies are being formed into a single entity. The new legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the new rules, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.
Shareholder approval is not required where a parent company registered in the Cayman Islands seeks to merge with one or more of its subsidiaries registered in the Cayman Islands and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Delaware	Cayman Islands

Secured creditors must consent to the merger although application can be made to the Grand Court of the Cayman Islands for such requirement to be waived if such secured creditor does not grant its consent to the merger. Where a foreign company wishes to merge with a Cayman company, consent or approval to the transfer of any security interest granted by the foreign company to the resulting Cayman entity in the transaction is required, unless otherwise released or waived by the secured party. If the merger plan is approved, it is then filed with the Cayman Islands General Registry along with a declaration by a director of each company. The Registrar of Companies will then issue a certificate of merger which shall be prima facie evidence of compliance with all requirements of the Companies Law in respect of the merger or consolidation. The surviving or consolidated entity remains or becomes active while the other company or companies are automatically dissolved. Unless the shares of such shareholder are publicly listed or quoted, dissenting shareholders in a merger or consolidation of this type are entitled to payment of the fair value of their shares if such shareholder provides a written objection before the vote on such merger or consolidation. With respect to shares that are listed or quoted, a shareholder shall have similar rights only if it is required by the terms of the merger or consolidation to accept for such shares property other than (i) shares (or depositary receipts in respect thereof) in the surviving or consolidated company; (ii) listed or quoted shares (or depositary receipts in respect thereof) of another company; (iii) cash in lieu of any fractions of shares or depositary receipts described at (i) and (ii); or (iv) any combination of shares, depositary receipts or cash described in (i) - (iii).

Delaware	Cayman Islands

Cayman companies may also be restructured or amalgamated under supervision of the Grand Court of the Cayman Islands by way of a court-sanctioned “scheme of arrangement.” A scheme of arrangement is one of several transactional mechanisms available in the Cayman Islands for achieving a restructuring. Others include share capital exchange, merger (as described above), asset acquisition or control, through contractual arrangements, of an operating business. A scheme of arrangement must not be beyond the powers of the company, as stated in the constitutional documents of the company and also requires the approval of a majority, in number, of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at the meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Court its view that the transaction ought not be approved, the Court can be expected to approve the scheme of arrangement if it is satisfied that:
•
the classes which are required to approve the scheme of arrangement have been properly constituted, so that the members of such classes are properly represented;
•
the meetings held by the company in relation to the approval of the scheme of arrangement by such classes have been convened and held in accordance with any directions given by the Court;
•
the scheme of arrangement has been properly explained to the shareholders or creditors so that they have been able to exercise an informed vote in respect of the scheme; the scheme of arrangement is one which an intelligent and honest man, who is a member of the relevant class and properly acting might approve.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

	Delaware	Cayman Islands
Shareholder Suits
Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

The rights of shareholders under Cayman Islands law are not as extensive as those under Delaware law. Class actions are generally not available to shareholders under Cayman Islands laws; historically, there have not been any reported instances of such class actions having been successfully brought before the Cayman Islands courts. In principle, we will normally be the proper plaintiff and a derivative action may be brought by a minority shareholder in only limited circumstances. In this regard, the Cayman Islands courts would ordinarily be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of cannot be ratified by the shareholders and where control of the company by the wrongdoer results in the company not pursuing a remedy itself. The case law shows that derivative actions have been permitted in respect of acts that are beyond the company’s corporate power, illegal, where the individual rights of the plaintiff shareholder have been infringed or are about to be infringed and acts that are alleged to constitute a “fraud on the minority.” The winning party in such an action generally would be able to recover a portion of attorney’s fees incurred in connection with such action.

Inspection of Corporate Records
Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.
The Companies Law of the Cayman Islands does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s articles of association.

Approval of Corporate Matters by Written Consent
Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

The Companies Law of the Cayman Islands allows a special resolution to be passed in writing if signed by all the voting shareholders.

Our articles of association authorize such written consents while we are a “controlled company”, but we believe that the unanimity requirement will make this option impractical after the consummation of this rights offering. Written consents are not authorized by the articles if we are not a “controlled company.”

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.
The Companies Law of the Cayman Islands does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Our articles of association allow shareholders holding a majority of our shares to call extraordinary general meetings.

Stock Option Plans
For information on our 6922767 Holding (Cayman) Inc. 2011 Management Equity Plan and our 2013 Omnibus Incentive Plan, please see our Definitive Proxy Statement related to our 2014 annual general meeting of shareholders hereby incorporated by reference.
PLAN OF DISTRIBUTION
On or about         , 2014, we will distribute, at no cost, the rights to our shareholders of record as of 5:00 p.m., New York City time, on the Record Date, which is October 24, 2014. If you wish to exercise your rights, you must timely comply with the exercise procedures described in “The Rights Offering—Method of Exercising Rights.”
We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. We are not paying any commissions, underwriting fees or discounts in connection with the rights offering.
If you are the record holder, we will mail you a direct registration account statement as soon as practicable following the closing of the rights offering. If your ordinary shares are held by a broker, dealer, custodian bank or other nominee and you purchase preferred shares in the rights offering, your account with your nominee will be credited by your nominee. Our preferred shares issued in connection with the rights offering will not be quoted on the NYSE or any other stock exchange or trading market.
Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be $1.9 million.
If you have any questions, you should contact the subscription agent as provided in “The Rights Offering—Subscription Agent.”

TAXATION
The following discussion of the material Cayman Islands and U.S. federal income tax consequences of an investment in our preferred shares, and ordinary shares into which they are convertible is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to an investment in our preferred shares, and ordinary shares into which they are convertible, such as the tax consequences under state, local and other tax laws.
Cayman Islands Taxation
The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. We are registered as an “exempted company” pursuant to the Companies Law. We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands dated 29 July 2008 in accordance with section 6 of the Tax Concession law (1999 Revision) of the Cayman Islands, that for a period of twenty years from the date of such undertaking, no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and in addition that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

•	on or in respect of our shares, debentures or other obligations; or

•
by way of the withholding in whole or in part of a payment of a dividend or other distribution of income or capital by us to our shareholders or on a payment of principal or interest or other sums due under our debentures or other obligation.

Accordingly, we do not anticipate that we will be subject to any taxation in the Cayman Islands other than in relation to incidental registry fees and stamp duties on certain instruments entered into by us.

There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the Cayman Islands.
Material United States Federal Income Tax Considerations
In the opinion of Cooley LLP, our United States counsel, subject to the qualifications, assumptions, and limitations stated herein, the following are the material U.S. federal income tax consequences relating to (i) the receipt of subscription rights in the rights offering, and (ii) the purchase, ownership and disposition of preferred shares and ordinary shares into which the preferred shares are convertible by U.S. Holders (as defined below). This discussion applies to U.S. Holders that receive subscription rights in the rights offering and/or purchase preferred shares upon exercise of such rights and hold such rights and shares as capital assets as defined for U.S. federal income tax purposes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own) 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.
As used in this discussion, the term “U.S. Holder” means a beneficial owner of subscription rights or shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.
If an entity treated as a partnership for U.S. federal income tax purposes holds the rights or shares, the U.S. federal income tax consequences relating to holding subscription rights or shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the receipt of subscription rights and the purchase, ownership and disposition of the preferred shares and ordinary shares into which the preferred shares are convertible.
U.S. Holders should consult their own tax advisors as to the particular tax consequences applicable to them relating to the receipt of subscription rights and the purchase, ownership and disposition of the preferred shares and ordinary shares into which the preferred shares are convertible, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.
Subscription Rights
Receipt of Subscription Rights
Subject to the discussion below in “—Passive Foreign Investment Company Consequences,” the material U.S. federal income tax consequences relating to the receipt of subscription rights in the offering are as follows. In general, a distribution by a corporation to its shareholders of subscription rights to acquire shares of the distributing corporation is not taxable. An exception to this general rule may apply if a distribution constitutes a “disproportionate distribution” with respect to any class or classes of shares of the corporation. A distribution of share rights constitutes a disproportionate distribution if it is a part of a distribution or a series of distributions (including constructive distributions) that has the effect of (i) the receipt of property (including cash) by some shareholders and (ii) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the distributing corporation.

The distribution in this rights offering of subscription rights to Legacy Shareholders should not constitute a disproportionate distribution since there has not been nor is there expected to be any cash or property distribution to any shareholders in connection with the distribution of subscription rights. In addition, even if the distribution of subscription rights to the Legacy Shareholders were considered to constitute a disproportionate distribution, it would result in a taxable dividend to a U.S. Holder only if we had current or accumulated earnings and profits for the year of the distribution (as determined under United States federal income tax principles). We do not account for earnings and profits in accordance with U.S. federal income tax principles, and therefore cannot state whether we have current or accumulated earnings and profits.
We intend to treat the distribution of subscription rights as a nontaxable distribution. If the IRS were to take a contrary position and treat the distribution of subscription rights as a taxable distribution, a U.S. Holder receiving a subscription right may be treated as receiving a distribution of property subject to the federal income tax treatment set forth in “—Distributions,” below in an amount equal to the fair market value of the right received. A U.S. Holder’s tax basis in a right received in a taxable distribution would equal the fair market value of the right as of the date of distribution of the right. The U.S. Holder’s holding period in the right would begin on the day following the date of distribution of the right. The remainder of the discussion in this section assumes that the distribution of the subscription rights will not be a taxable distribution to U.S. Holders.
If the fair market value of a subscription right distributed to a U.S. Holder in respect of an ordinary share pursuant to this rights offering on the date of its issuance is less than 15% of the fair market value of such ordinary share, the tax basis in such right will be zero unless such U.S. Holder elects to allocate its tax basis in such ordinary share between such share and such right in proportion to their fair market values on such date. Any such election must be made in the U.S. federal income tax return filed by such U.S. Holder for the year of issuance. Such election would apply in respect of all rights issued to such U.S. Holder in respect of such U.S. Holder’s shares pursuant to this rights offering and is irrevocable. We have not obtained an independent appraisal of the value of the subscription rights and, therefore, each U.S. Holder would need to determine whether and how these rules would apply to its particular situation.
The holding period of the subscription rights will include the holding period (as of the date of issuance) of the ordinary shares with respect to which the distribution of subscription was made.
Exercise of Rights
A U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights. A U.S. Holder’s initial basis in each preferred share acquired upon such exercise will equal the sum of the subscription price paid to exercise the relevant subscription right and such holder's basis, if any, in the subscription right. A U.S. Holder’s holding period for the preferred shares acquired upon exercise of subscription rights will begin on the date of exercise of such subscription rights.
Expiration of Rights
If a U.S. Holder’s basis in its subscription rights is zero, and the subscription rights expire unexercised, no gain or loss will be recognized upon such expiration. If a subscription right issued to a U.S. Holder with respect to an ordinary share pursuant to this rights offering expires without having been exercised, no portion of such U.S. Holder’s tax basis in such ordinary share will be allocated to such right, and no loss will be recognized upon the expiration of such right.
Ownership of Shares
Distributions
Subject to the discussion below under “—Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution of cash or property (other than certain distributions of our stock or rights to acquire our stock) with respect to preferred or ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s preferred or ordinary shares, as the case may be. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s preferred or ordinary shares, as the case may be, the remainder will be taxed as capital gain. Because we do not now, and may not account for our earnings and profits in accordance with U.S. federal income tax principles in the future, U.S. Holders should expect all distributions (other than constructive distributions described in “—Constructive and Actual Share Distributions,” below) to be reported to them as dividends.

Distributions on shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation” to non-corporate U.S. Holders are eligible for taxation at a reduced long-term capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement and certain other requirements are met. Each non-corporate U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion below under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply.
A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on shares that are readily tradable on an established securities market in the United States. The preferred shares will not be tradable on any established securities market in the United States, and no tax treaty exists between the Cayman Islands and the United States, so any dividends paid (or treated as constructively paid, as described in “—Constructive and Actual Share Distributions, below) will not qualify for the reduced tax rate noted above. However, the ordinary shares are listed on the NYSE, which is an established securities market in the United States, and we expect the ordinary shares to be readily tradable on the NYSE. Accordingly, we believe that dividends we pay on the ordinary shares will meet the conditions required for the reduced tax rate. There can be no assurance, however, that the ordinary shares will be considered readily tradable on an established securities market in the United States.
Constructive and Actual Share Distributions
U.S. Holders may be deemed under certain circumstances to receive constructive distributions of shares that may be treated as distributions of property subject to the federal income tax treatment described in the preceding section. In particular, the terms of the preferred shares provide that the preferred shares are convertible into ordinary shares initially at a price of $7.50 per share, but with the conversion price increasing by 0.25% every quarter after the second closing until the eighth anniversary of the second closing. The terms of the preferred shares also provide that its 8.50% per annum cumulative dividend will be satisfied by issuance of preferred shares to holders of preferred shares until the second anniversary of the second closing and thereafter will be paid either in cash or satisfied by the issuance of preferred shares in lieu of cash to holders of preferred shares at our option, provided, however, that if the requisite shareholder approval is not obtained on or prior to the second dividend payment date following the first closing, preferred dividends will be payable only in cash until such shareholder approval is obtained. See “Description of Preferred Shares—Conversion and Conversion Price.”
The increases in the conversion price of the preferred shares may result in constructive distributions to holders of the ordinary shares into which the preferred shares are convertible, which may be treated as distributions of property if they constitute “disproportionate distributions.” As described earlier in “—Receipt of Subscription Rights,” a disproportionate distribution is a distribution (or one of a series of distributions of which it is a part, including constructive distributions) that has the effect of (i) the receipt of property (including cash) by some shareholders and (ii) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the distributing corporation. If we pay the 8.50% accruing dividend of the preferred shares in cash, then the effect will be that holders of preferred shares will receive cash distributions while holders of ordinary shares will receive, through the increasing conversion price of the preferred shares, increases in their proportionate interests in our assets or earnings and profits relative to the holders of preferred shares. In that event, the fair market value of each such increase in the proportionate interests in our assets and earnings and profits of the holders of ordinary shares may be treated as distributions of property and, if so treated, then such holders generally will be required to include the fair market value of such distribution in gross income as a dividend when received to the extent of each such holder’s pro rata share of our current and/or accumulated earnings and profits, if any (as determined under U.S. federal income tax principles). In addition, any other cash or property distributions that might be paid with respect to the preferred shares could be linked with the increasing proportionate interests of the ordinary shares resulting from the conversion price increases to produce disproportionate distributions subject to such federal income tax treatment. Such distributions may result in taxable income to a U.S. Holder of ordinary shares even though no cash or other property is distributed to such U.S. Holder. The foregoing federal income tax treatment would apply to a U.S. Holder even if such U.S. Holder owns both preferred shares and ordinary shares.
In addition, U.S. Holders of preferred shares may under certain circumstances be deemed to receive disproportionate distributions that could result in taxable income to them. Any amounts accrued as dividends on the preferred shares that we satisfy by the issuance of additional preferred shares will result in U.S. Holders of preferred shares increasing their proportionate interests in our assets or earnings and profits. Any such net increase in the proportionate interests of U.S. Holders might result in a disproportionate distribution to U.S. Holders of preferred shares if we were to make a distribution of cash or other property (other than shares) to holders of ordinary shares. If U.S. Holders of preferred shares were determined to receive disproportionate distributions, such distributions could result in taxable income as described in the preceding section even though no cash or other property is distributed to such U.S. Holder. If amounts accrued as dividends on the preferred shares that we satisfy by the issuance of additional preferred shares are not treated as a disproportionate distribution, such dividends should generally not be taxable to U.S. Holders.
Sale, Exchange or Other Disposition of Shares
Subject to the discussion below under “—Passive Foreign Investment Company Consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of preferred shares or ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the shares were held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of the shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.
Conversion of Preferred Shares
U.S. Holders generally will not recognize any gain or loss in respect of the receipt of ordinary shares upon the conversion of preferred shares, except with respect to cash received in lieu of a fractional ordinary share. The adjusted tax basis of ordinary shares received on conversion will equal the adjusted tax basis of the preferred shares converted, reduced by any basis allocable to a fractional share for which cash was received, and the holding period of the ordinary shares received on conversion will generally include the period during which the converted preferred shares were held prior to conversion. Cash received in lieu of a fractional ordinary share upon conversion of preferred shares should be treated as payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional ordinary share should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional ordinary share and the U.S. Holder’s tax basis in the fractional share.
Passive Foreign Investment Company Consequences
In general, a corporation organized outside the United States will be treated as a PFIC in any taxable year in which either (1) at least 75% of its gross income is “passive income” (the “PFIC income test”), or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. In determining whether a foreign corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.
The classification of our gross operating income as income from services, which should not be considered passive income for purposes of the PFIC income test, or rents, which could be passive income for that purpose, is a facts and circumstances determination that takes into consideration many factors and the weight that should be given to each factor and is currently subject to significant uncertainty under the U.S. federal income tax law. We have taken and intend to continue to take the position that our gross operating income should be classified principally as income from services and not from rents, and that, accordingly, we should not be a PFIC under the PFIC income test. Nevertheless, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, there can be no assurance that we are not currently a PFIC and that we will not be a PFIC in the future under the income test.
The value of a corporation’s assets for the purpose of applying the PFIC asset test is generally the quarterly average of their fair market value if the stock of the corporation is publicly traded. We do not expect that the quarterly average fair market value of our passive assets will equal or exceed 50% of the quarterly average of our total assets. Accordingly, we do not expect to be a PFIC in the current year under the PFIC asset test. However, because we may hold a substantial amount of cash and cash equivalents following the Private Placement and the exercise of the subscription rights issued in this rights offering, and because the calculation of the value of our assets may be based in part on the value of the ordinary shares, which may fluctuate considerably, it is difficult to predict whether we will be a PFIC in any taxable year under the PFIC asset test. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion or that the IRS would not successfully challenge our position.
If we are a PFIC in any taxable year during which a U.S. Holder owns shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon certain distributions (including a constructive distribution as discussed above under “—Constructive and Actual Share Distributions”) paid during a taxable year and any gain recognized on a sale, exchange or other disposition, including a pledge, of the shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for the shares, which, in the case of shares acquired upon the exercise of a subscription right, may for purposes of the PFIC rules, include the holding period of such right. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.
If we are a PFIC for any year during which a U.S. Holder holds shares, we must generally continue to be treated as a PFIC by that holder for all subsequent years while the U.S. Holder holds shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a timely “deemed sale” election with respect to the shares. If the election is made, the U.S. Holder will be deemed to sell the shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.
If we are a PFIC for any taxable year during which a U.S. Holder holds shares and one of our non-U.S. subsidiaries is also a PFIC (a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gains from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Most of our non-U.S. subsidiaries have elected to be disregarded as entities separate from us or as a partnership for U.S. federal income tax purposes. These electing non-U.S. subsidiaries are not considered corporations under U.S. federal income tax law and accordingly, will not be PFICs. Not all of our non-U.S. subsidiaries have made such an election and, accordingly, such subsidiaries may be classified as a lower-tier PFIC. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.
If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our shares if a timely and valid “mark-to-market” election is made by the U.S. Holder for the shares held by such U.S. Holder in the first year that we are a PFIC. An electing U.S. Holder generally would be required to take into account the difference, if any, between the fair market value of, and its adjusted tax basis in, shares at the end of each taxable year in which we are a PFIC as ordinary income or, to the extent of any net mark-to-market gains previously included in income, ordinary loss. The U.S. Holder’s tax basis in the shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of the shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the shares would be classified as a capital gain or loss.
A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.
A mark-to-market election will not apply to the ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs. Because our preferred shares will not be traded on any exchange, it will not constitute “marketable stock” and accordingly a mark-to-market election cannot be made for our preferred shares.

The tax consequences that would apply if we were a PFIC would also be different from those described above if a U.S. Holder were able to make a valid “qualified electing fund,” or QEF, election. As we do not expect to provide U.S. Holders with the information required in order to permit a QEF election, prospective investors should assume that a QEF election will not be available.
A distribution by a PFIC to its stockholders of subscription rights to acquire shares of the PFIC is not subject to tax under the PFIC excess distribution regime provided the distribution is not a “disproportionate distribution”. As discussed above under “—Receipt of Subscription Rights,” we do not expect the distribution of the subscription rights to be a disproportionate distribution. If however, the distribution of the subscription rights is a disproportionate distribution, it will be subject to taxation under the PFIC excess distribution rules without regard to whether we have current or accumulated earnings and profits. The amount of the distribution received for the purpose of calculating the tax would equal the fair market value of the subscription rights at the time of their distribution.
In general, a right to acquire stock of a PFIC is considered PFIC stock for the purpose of determining tax due on any gain recognized from a disposition of the right. An exercise of the right however, is not considered a disposition of the option. Rather, the period the right was held is tacked to the holding period of the PFIC stock acquired for the purpose of calculating tax under the PFIC excess distribution regime on any gain recognized upon a disposition of the PFIC stock. The subscription rights should be treated as rights to acquire preferred shares. We do not however, expect to be a PFIC in our current taxable year.
The conversion of preferred shares into ordinary shares should not be treated as a disposition of the preferred shares that would give rise to taxation under the PFIC excess distribution regime, except with respect to cash received in lieu of a fraction of an ordinary share.
The U.S. federal income tax rules relating to PFICs are extremely complex. U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of subscription rights and shares, the consequences to them of an investment in a PFIC, any elections available with respect to the subscription rights, preferred shares and ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of subscription rights, preferred shares and ordinary shares in the event we are considered a PFIC.
Medicare Tax
Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the shares.
Information Reporting and Backup Withholding
Individual U.S. Holders (and certain U.S. entities specified in U.S. Treasury guidance) that, during any taxable year, hold any interest in any “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns certain information on IRS Form 8938 if the aggregate value of all such assets exceeds certain specified amounts. "Specified foreign financial asset" generally includes any financial account maintained with a non-U.S. financial institution and may also include the shares if they are not held in an account maintained with a financial institution. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. U.S. Holders should consult their own tax advisors as to the possible application to them of this filing requirement.
Under certain circumstances, information reporting and/or backup withholding may apply to U.S. Holders with respect to payments made on or proceeds from the sale, exchange or other disposition of shares, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.
If we are a PFIC, U.S. Holders generally will be required to file statements with respect to their shares on IRS Form 8621 with their U.S. federal income tax returns. Failure to file such statements may result in the extension of the period of limitations on assessment and collection of U.S. federal income taxes.

EACH U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF RECEIVING AND EXERCISING RIGHTS AND OWNERSHIP AND DISPOSITION OF SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Cooley LLP, Palo Alto, California and Walkers, George Town, Cayman Islands has issued an opinion for us regarding certain matters of Cayman Islands law, including the validity of the preferred shares offered hereby.
EXPERTS
The consolidated financial statements of CHC Group Ltd. included in CHC Group Ltd.’s Annual Report (Form 10-K/A) for the year ended April 30, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
ENFORCEABILITY OF CIVIL LIABILITIES
We were incorporated in the Cayman Islands. Some of our directors and executive officers are not residents of the United States and substantially all of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. securities laws.
There is uncertainty as to whether the courts in the Cayman Islands would enforce judgments obtained in the United States against us or our directors or executive officers, as well as the experts named herein, based on the civil liability provisions of the securities laws of the United States or allow actions in the Cayman Islands against us or our directors or executive officers based only upon the securities laws of the United States. Further, foreign judgments may not be given effect to by a Cayman Islands court where it would be contrary to public policy in the Cayman Islands or to the extent that they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. In addition, no claim may be brought in the Cayman Islands against us or our directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Cayman Islands law and do not have force of law in the Cayman Islands.
In addition to and irrespective of jurisdictional issues, Cayman Islands courts will not enforce a provision of the U.S. federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Cayman Islands courts. An award of punitive damages under a U.S. court judgment based upon U.S. federal securities law is likely to be construed by Cayman Islands courts to be penal in nature and therefore unenforceable in the Cayman Islands. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Cayman Islands law or enforceable in a Cayman Islands court, if they are considered to be contrary to Cayman Islands public policy.
There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States; however, the courts of the Cayman Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•
the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition and enforcement of the judgment in the Cayman Islands would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.
In appropriate circumstances, the Cayman Islands courts may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.
WHERE YOU CAN FIND MORE INFORMATION
You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date on the front of the document.
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our preferred shares, we refer you to the registration statement and to its exhibits and schedules. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You can also obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to make available to our shareholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

GLOSSARY

Deepwater	Water depths of approximately 4,500 feet to 7,499 feet.

Dry lease	A dry lease is a leasing arrangement whereby an entity provides an aircraft to another operator without insurance, crew, ground staff, supporting equipment or maintenance.

EMS	Emergency medical services.

Heavy helicopter
A category of twin-engine helicopters that requires two pilots, can accommodate 16 to 26 passengers and can operate under instrument flight rules, which allow daytime and nighttime flying in a variety of weather conditions. The greater passenger capacity, larger cabin, longer flight range, and ability to operate in adverse weather conditions make heavy helicopters more suitable than single engine helicopters for offshore support. Heavy helicopters are generally utilized to support the oil and gas sector, construction and forestry industries and SAR and EMS customer requirements.

Average HE count
Our heavy and medium helicopters, including owned and leased, are weighted at 100% and 50%, respectively, to arrive at a single HE count, excluding helicopters that are expected to be retired from the fleet. The average HE count for a period is calculated using a weighted average of the HE count for the beginning and end of each quarter included in that period.

HE Rate
The Heavy Equivalent Rate, or the HE Rate, is the third-party operating revenue from the Helicopter Services segment (excluding reimbursable revenue) divided by a weighted average factor corresponding to the number of heavy and medium helicopters in our fleet.

Long-term contracts	Contracts of three years or longer in duration.

Medium helicopter
A category of twin-engine helicopters that generally requires two pilots, can accommodate eight to 15 passengers and can operate under instrument flight rules, which allow daytime and nighttime flying in a variety of weather conditions. The greater passenger capacity, longer flight range, and ability to operate in adverse weather conditions make medium helicopters more suitable than single engine helicopters for offshore support. Medium helicopters are generally utilized to support the oil and gas sector, construction and forestry industries and SAR and EMS customer bases in certain jurisdictions. Medium helicopters can also be used to support the utility and mining sectors, as well as certain parts of the construction and forestry industries, where transporting a smaller number of passengers or carrying light loads over shorter distances is required.

MRO	Maintenance, repair and overhaul.

New technology
When used herein to classify our helicopters, a category of higher-value, recently produced, more sophisticated and more comfortable helicopters, including Airbus Helicopters (formerly Eurocopter) EC225, EC135, EC145 and EC155; AgustaWestland’s AW139; and Sikorsky’s S76C+, S76C++ and S92A.

OEM	Original equipment manufacturer.

PBH
Power-by-the-hour. A program where a helicopter operator pays a fee per flight hour to an MRO provider as compensation for repair and overhaul components required in order for the helicopter to maintain an airworthy condition.

SAR	Search and rescue.

Ultra-deepwater	Water depths of approximately 7,500 feet or more.

102.

CHC Group Ltd.
Up to 100,000 Convertible Preferred Shares
Issuable upon the Exercise of Non-Transferable Subscription Rights at $1,000 Per Share

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

103.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$12,880
Legal fees and expenses	$1,011,000
Accounting fees and expenses	$450,000
Printing and engraving expenses	$100,000
Subscription agent fees and expenses	$20,000
Miscellaneous fees and expenses	$267,120
Total	$1,861,000

Item 14. Indemnification of Directors and Officers.
A Cayman Islands exempted company is a company incorporated under the laws of the Cayman Islands whose business is conducted mainly outside the Cayman Islands. As a Cayman Islands exempted company, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of our directors and officers. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to the provision of indemnification against the consequences of committing a crime or against the indemnified person’s own fraud, dishonesty or willful default.
Our articles of association provide that each of our directors and officers shall be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, charges, damages or expenses incurred by him as a result of any act, dishonesty, willful default or failure to act in carrying out his functions other than such liability, if any, that he may incur by his own dishonesty, fraud or knowing or reckless breach of duty. No such director or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the dishonesty, willful default, fraud or knowing or reckless breach of duty of such director or officer as determined by a court of competent jurisdiction.
We have also entered into indemnification agreements with our directors and executive officers under which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. In connection with the Private Placement, we have entered into or will enter into additional indemnification agreements with the directors designated for nomination by CD&R.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.
The following sets forth information regarding all unregistered securities sold by us during the last three years:

•
Since November 2011, we issued and sold an aggregate of 1,000,000 ordinary shares to CHC Cayman at par value. The offer, sale and issuance of these securities was deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. No underwriters were involved in the foregoing sale of securities.

•
On August 21, 2014, we entered into an investment agreement with CD&R which contemplates CD&R making an investment of up to $600.0 million in us by means of a purchase of preferred shares at a purchase price of $1,000 per share. The offer, sale and issuance of these securities was deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC under the Securities Act, or Regulation D, because the offer and sale of such securities do not involve a “public offering” as defined in Section 4(a)(2) of the Securities Act, and CD&R represented to us in the investment agreement that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

•
On January 16, 2014, we issued 922,207 ordinary shares under our 2013 Incentive Plan to certain members of our management in exchange for their options to purchase shares of CHC Cayman. The vesting of these securities was subject to certain time and performance restrictions. The issuance of these securities was deemed to be exempt from registration under the Securities Act under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. No underwriters were involved in the foregoing issuance of securities.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits:
See Exhibit Index immediately following the signature pages.

(b)	Financial statement schedules:
All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the audited consolidated financial statements or related notes.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;
(5)That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(6)That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant issuer has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, Canada on October 16, 2014.

CHC Group Ltd.
By:	*
Name: William Amelio Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	President, Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2014
William Amelio
*	Chief Financial Officer (Principal Financial Officer)	October 16, 2014
Joan S. Hooper
*	Chief Accounting Officer (Principal Accounting Officer)	October 16, 2014
Rebecca Camden
*	Director	October 16, 2014
William E. Macaulay
*	Director	October 16, 2014
Francis S. Kalman
*	Director	October 16, 2014
Jonathan Lewis
*	Director	October 16, 2014
John Mogford
*	Director	October 16, 2014
Jeff Quake
*	Director	October 16, 2014
Dod E. Wales

* By:	/s/ Russ Hill
Russ Hill
Attorney-in-fact

Authorized Representative in the United States
Pursuant to the requirements of the Securities Act of 1933, CHC Group Ltd. has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: October 16, 2014	By:	*
Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates

* By:	/s/ Russ Hill
Russ Hill
Attorney-in-fact

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Memorandum and Articles of Association	S-1/A	333-191268	3.1	1/6/2014
4.1	Indenture, dated as of May 13, 2013, among CHC Helicopter S.A., the Guarantors named therein, and The Bank of New York Mellon, as Trustee, governing the 9.375% Senior Notes due 2021.	8-K	333-179072	4.1	5/14/2013
4.2	Form of 9.375% Senior Notes due 2021 (included in Exhibit 4.1).	8-K	333-179072	4.1	5/14/2013
4.3	Indenture, dated as of October 4, 2010, among CHC Helicopter S.A., the Guarantors named therein, HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent, and The Bank of New York Mellon, as Trustee, governing the 9.250% Senior Secured Notes due 2020.	S-4	333-179072	4.1	1/18/2012
4.4	Form of 9.250% Senior Secured Notes due 2020 (included in Exhibit 4.3)	S-4	333-179072	4.1	1/18/2012
4.5	Collateral Agent and Administrative Agent Appointment Deed, dated October 4, 2010, among HSBC Bank plc, as Administrative Agent, The Bank of New York Mellon, as Notes Trustee, the Grantors identified therein, the Lenders identified therein, the Arrangers identified therein, and HSBC Corporate Trust Company (UK) Limited, as Collateral Agent.	S-4	333-179072	4.4	1/18/2012
4.6	First Supplemental Indenture, dated as of February 20, 2012, among CHC Global Operations Canada (2008) Inc., CHC Helicopter S.A., the Guarantors named therein, HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent, and The Bank of New York Mellon, as Trustee, governing the 9.250% Senior Secured Notes due 2020.	S-4/A	333-179072	4.5	3/28/2012
4.7	Intercreditor Agreement, dated as of October 4, 2010, among CHC Helicopter S.A., the other Grantors party thereto, HSBC Corporate Trustee Company (UK) Limited, as Initial Collateral Agent, HSBC Bank plc, as Administrative Agent, The Bank of New York Mellon, as Indenture Trustee, and each Additional Collateral Agent from time to time party thereto.	S-4/A	333-179072	4.6	5/9/2012
4.8	First Supplemental Indenture, dated as of January 31, 2014, among CHC Group Ltd., CHC Helicopter S.A., each other existing Guarantor referred to therein, and The Bank of New York Mellon, as trustee, governing the 9.375% senior unsecured notes due 2021.	8-K	001-36261	4.2	2/5/2014
4.9	Second Supplemental Indenture, dated as of January 31, 2014, among CHC Group Ltd., CHC Helicopter S.A., each other existing Guarantor referred to therein, HSBC Corporate Trustee Company (UK) Limited, as collateral agent, and The Bank of New York Mellon, as trustee, governing the 9.250% Senior Secured Notes due 2020.	8-K	001-36261	4.1	2/5/2014
4.10	Form of Shareholders' Agreement.	S-1/A	333-191268	10.26	12/19/2013
4.11	Form of Registration Rights Agreement.	S-1/A	333-191268	10.27	12/19/2013
4.12	Form of Shareholders’ Agreement by and among CHC Group Ltd., Clayton, Dubilier & Rice Fund IX, L.P., Clayton, Dubilier and Rice, LLC, and the other parties hereto	8-K	001-36261	10.2	8/27/2014

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
4.13	Form Registration Rights Agreement by and among CHC Group Ltd., Clayton, Dubilier & Rice Fund IX, L.P., and the other parties hereto	8-K	001-36261	10.3	8/27/2014
4.14	Pre-Closing Voting Agreement, dated as of August 21, 2014, by and between 6922767 Holding (Cayman) Inc. and Clayton, Dubilier & Rice Fund IX, L.P.	8-K	001-36261	10.4	8/27/2014
4.15	Amended and Restated Registration Rights Agreement, dated August 21, 2014, by and among CHC Group Ltd., 6922767 Holding (Cayman) Inc. and the other parties thereto	8-K	001-36261	10.5	8/27/2014
4.16	Amendment No. 1 to Shareholders’ Agreement, dated August 21, 2014, by and among CHC Group Ltd., 6922767 Holding (Cayman) Inc. and the other parties thereto	8-K	001-36261	10.6	8/27/2014
4.17	Description of Preferred Shares	8-K	001-36261	3.1	8/27/2014
5.1	Opinion of Walkers					X
8.1	Opinion of Cooley LLP regarding certain U.S. tax matters					X
10.1	Credit Agreement, dated as of January 23, 2014, among CHC Group Ltd., 6922767 Holdings S.À R.L.,CHC Helicopter Holdings S.À R.L., CHC Helicopter S.A., the Lenders party thereto, HSBC Bank Plc, HSBC Corporate Trustee Company (UK) Limited, HSBC Bank Canada, J.P. Morgan Securities LLC, Barclays Bank Plc, RBC Capital Markets and UBS Securities LLC.	8-K	001-36261	10.1	1/29/2014
10.2	Guarantee, dated and effective as of October 4, 2010, by each of the signatories thereto and each of the other entities that becomes a party thereto, in favor of HSBC Bank plc, as Administrative Agent, for the benefit of the Secured Parties.	S-4	333-179072	10.2	1/18/2012
10.3†	Contract for the Supply of Sixteen EC225 Helicopters and Ten Optional EC255 Helicopters with Related Services, dated as of March 1, 2007, between Eurocopter S.A.S. and Heli-One, a division of CHC Helicopters International Inc.	S-4/A	333-179072	10.3	4/19/2012
10.4†	Sale Purchase Agreement for the Supply of Twenty Firm EC225 Helicopters and Four Optional EC255 Helicopters with Related Services, dated as of September 13, 2011, between Eurocopter S.A.S. and CHC Leasing (Ireland) Limited	S-4/A	333-179072	10.4	4/19/2012
10.5†	Framework Agreement, dated as of October 31, 2007, between Augusta S.p.A. and CHC Helicopters International Inc.	S-1/A	333-179072	10.5	4/19/2012
10.6†	S-92 New Helicopter Sales Agreement, dated as of September 9, 2013, between Sikorsky International Operations, Inc. and CHC Helicopters (Barbados) Limited	S-1/A	333-191268	10.6	12/19/2013
10.7*	Form of Amended and Restated 2011 Management Equity Plan of 6922767 Holding (Cayman) Inc.	S-4	333-191268	10.7	12/19/2013
10.8*	Form of 2011 Restricted Share Unit Grant Agreement of 6922767 Holding (Cayman) Inc.	S-4	333-179072	10.8	1/18/2012
10.9*	Form of 2011 Subscription Agreement of 6922767 Holding (Cayman) Inc.	S-4	333-179072	10.9	1/18/2012

			Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
10.10*	Form of Restricted Share Unit Grant Agreement between 6922767 Holding (Cayman) Inc. and Jonathan James Muschamp Lewis	S-1/A	333-191268	10.13	12/19/2013
10.11*	Form of Employment Agreement between CHC Group Ltd. and William J. Amelio	S-1/A	333-191268	10.19	12/19/2013
10.12*	Form of Employment Agreement between CHC Group Ltd. and other named executive officers	S-1/A	333-191268	10.2	12/19/2013
10.13*	2013 Omnibus Incentive Plan of CHC Group Ltd.	S-8	333-193518	4.2	1/23/2014
10.14*	Form of Restricted Share Agreement of CHC Group Ltd. (Time Vesting)	S-1/A	333-191268	10.22	12/19/2013
10.15*	Form of Restricted Share Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.23	1/13/2014
10.16*	Form of Nonqualified Stock Option Agreement of CHC Group Ltd. (Time Vesting)	S-1/A	333-191268	10.24	12/19/2013
10.17*	Form of Nonqualified Stock Option Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.25	12/19/2013
10.18*	2013 Employee Share Purchase Plan	S-8	333-193518	4.7	1/23/2014
10.19*	Form of Restricted Share Unit Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.30	1/6/2014
10.20*	Form of Nonqualified Stock Option Agreement of CHC Group Ltd.	S-1/A	333-191268	10.31	1/10/2014
10.21*	Form of Restricted Share Unit Agreement of CHC Group Ltd.	S-1/A	333-191268	10.32	1/10/2014
10.22*	Form of Indemnification Agreement	S-1	333-198876	10.22	9/22/2014
10.23	Investment Agreement, dated as of August 21, 2014, by and between CHC Group Ltd., Clayton, Dubilier & Rice Fund IX, L.P. and Clayton, Dubilier and Rice, LLC	8-K	001-36261	10.1	8/27/2014
10.24*	Form of CHC Group Ltd. 2013 Omnibus Incentive Plan, Restricted Share Unit Agreement (Non-Employee Director Grant)	S-1	333-198876	10.24	9/22/2014
12.1	Computation of Ratio of Earnings to Fixed Charges	S-1	333-198876	12.1	9/22/2014
21.1	Schedule of Subsidiaries of Registrant	S-1	333-198876	21.1	9/22/2014
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm	S-1	333-198876	23.1	9/22/2014
23.2	Consent of Walkers (included as part of its opinion filed as Exhibit 5.1 hereto)					X
23.3	Consent of Cooley LLP (included as part of its opinion filed as Exhibit 8.1 hereto)					X
23.4	Consent of Ascend, a Flightglobal Advisory Service, part of Reed Business Information Ltd.	S-1	333-198876	23.4	9/22/2014
23.5	Consent of HeliValue$, Inc.	S-1	333-198876	23.5	9/22/2014
24.1	Power of Attorney	S-1	333-198876	24.1	9/22/2014
99.1	Form of Subscription Rights Certificate					X
99.2	Form of Nominee Holder Certification					X
99.3	Form of Instructions for Rights Certificate					X
99.4	Form of Letter to Clients					X
99.5	Form of Letter to Shareholders					X
99.6	Form of Letter to Brokers					X

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
99.7	Form of Notice of Guaranteed Delivery					X
99.8	Form of Beneficial Election Form					X
99.9	Form of Notice of Tax Information					X

*	Constitutes management contract or compensatory contract.

†	Confidential treatment has been granted for portions of this exhibit. Omitted portions have been filed separately with the SEC.